Exhibit 10.1

EXECUTION COPY

CREDIT AGREEMENT

dated as of

December 28, 2009

among

PILGRIM’S PRIDE CORPORATION,
TO-RICOS, LTD.
and
TO-RICOS DISTRIBUTION, LTD.,
as Borrowers

The Lenders Party Hereto

and

COBANK, ACB,
as Administrative Agent
___________________________

COBANK, ACB,
COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.,
“RABOBANK INTERNATIONAL”, NEW YORK BRANCH,
and
BANK OF MONTREAL,
as Joint Syndication Agents

COBANK, ACB,
COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.,
“RABOBANK INTERNATIONAL”, NEW YORK BRANCH,
BANK OF MONTREAL,
BARCLAYS CAPITAL,
MORGAN STANLEY SENIOR FUNDING, INC.
and
ING CAPITAL LLC,
as Joint Lead Arrangers and Joint Bookrunners

BARCLAYS BANK PLC,
MORGAN STANLEY SENIOR FUNDING, INC.
and
ING CAPITAL LLC,
as Joint Documentation Agents

and

COBANK, ACB,
as Collateral Agent

TABLE OF CONTENTS

i

SCHEDULES:

Commitment Schedule
Schedule 1.01(a)	Existing Loans
Schedule 1.01(b)	Tax Sharing Agreements
Schedule 2.06(k)	Existing Letters of Credit
Schedule 3.05(a)	Real Property
Schedule 3.05(b)	Intellectual Property
Schedule 3.07	Disclosed Matters
Schedule 3.11	ERISA
Schedule 3.15	Insurance
Schedule 3.16	Capitalization and Subsidiaries
Schedule 4.01(s)	Mortgaged Properties
Schedule 5.13(f)	Specified Property
Schedule 6.01(b)	Existing Indebtedness
Schedule 6.02(c)	Existing Liens
Schedule 6.04(b)	Existing Investments
Schedule 6.04(m)	Captive Insurance Company Investment Guidelines
Schedule 6.07	Commodity Price Risk Management Guidelines
Schedule 6.10	Existing Restrictions

EXHIBITS:

Exhibit A	Form of Borrowing Request
Exhibit B	Form of Issuance Request
Exhibit C	Form of Interest Election Request
Exhibit D	Form of Incremental Commitment Joinder Agreement
Exhibit E-1	Form of Revolving Note
Exhibit E-2	Form of Swingline Note
Exhibit E-3	Form of Term A Note
Exhibit E-4	Form of Term B-1 Note
Exhibit E-5	Form of Term B-2 Note
Exhibit F-1	Form of U.S. Security Agreement
Exhibit F-2	Form of Bermuda Pledge Agreement
Exhibit F-3	Form of Bermuda Security Agreement
Exhibit F-4	Form of Puerto Rico Security Agreement
Exhibit G	Form of U.S. Mortgage
Exhibit H	Form of Borrowing Base Certificate
Exhibit I-1	Form of Opinion of Borrowers’ U.S. Counsel
Exhibit I-2	Form of Opinion of Borrowers’ Bermuda Counsel
Exhibit I-3	Form of Opinion of Borrowers’ Puerto Rico Counsel
Exhibit J	Form of Compliance Certificate
Exhibit K	Form of Assignment and Assumption
Exhibit L	Form of Joinder Agreement
Exhibit M	Form of Bermuda Guaranty
Exhibit N	Initial Farm Credit Participants

v

CREDIT AGREEMENT, dated as of December 28, 2009 (as it may be amended, restated, amended and restated or otherwise modified from time to time, this “Agreement”), among PILGRIM’S PRIDE CORPORATION, a Delaware corporation, TO-RICOS, LTD., a Bermuda company, and TO-RICOS DISTRIBUTION, LTD., a Bermuda company, as Borrowers, the other Loan Parties party hereto, the Lenders party hereto, COBANK, ACB, as Administrative Agent, COBANK, ACB and COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK INTERNATIONAL”, NEW YORK BRANCH, and BANK OF MONTREAL, as Joint Syndication Agents, COBANK, ACB, COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK INTERNATIONAL”, NEW YORK BRANCH, BANK OF MONTREAL, BARCLAYS CAPITAL, the investment banking division of Barclays Bank PLC, MORGAN STANLEY SENIOR FUNDING, INC. and ING CAPITAL LLC, as Joint Lead Arrangers and Joint Bookrunners, BARCLAYS BANK PLC, MORGAN STANLEY SENIOR FUNDING, INC. and ING CAPITAL LLC, as Joint Documentation Agents, and COBANK, ACB, as Collateral Agent.

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are accruing interest at a rate determined by reference to the Alternate Base Rate.

“Account” has the meaning assigned to such term in the U.S. Security Agreement.

“Account Debtor” means any Person obligated on an Account.

“Additional Aggregate Basket” means, as of any date, the sum of (a) the Additional ECF Basket, plus (b) the Additional Equity Interest Basket, plus (c) the Additional Excess Asset Disposition Basket.

“Additional ECF Basket” means, as of any date, the difference of:

(a)           the aggregate Excess Cash Flow that has accrued, for the period from the Fiscal Year ending December 26, 2010 until such date, to the extent not required to prepay the Obligations pursuant to Section 2.12(d); provided that all payments under Section 2.12(d) for each relevant period shall have been made prior to or simultaneously with such amounts being used in the determination of “Additional ECF Basket”;

minus

(b)           any amounts set forth in paragraph (a) above actually utilized on or prior to such date for Permitted Acquisitions.

“Additional Equity Interest Basket” means, as of any date, the difference of:

(a)           the aggregate Net Proceeds of issuances of Equity Interests of, or contributions to, the Company, for the period from the Effective Date until such date, to the extent not required to prepay the Obligations pursuant to Section 2.12(c)(i); provided that if any payments under Section 2.12(c)(i) are required to be made as a result of such issuances or contributions, such payments shall have been made prior to or simultaneously with such amounts being used in the determination of “Additional Equity Interest Basket”;

minus

(b)           any amounts set forth in paragraph (a) above actually utilized on or prior to such date for (i) Permitted Acquisitions, (ii) Investments pursuant to Section 6.04(u), (iii) Restricted Payments utilizing amounts available pursuant to the Additional Equity Interest Basket pursuant to Section 6.08(a)(viii), (iv) payments or other distributions utilizing amounts available pursuant to the Additional Equity Interest Basket pursuant to Section 6.08(b)(iii) and (v) Capital Expenditures utilizing amounts available pursuant to the Additional Equity Interest Basket pursuant to Section 6.12(b).

“Additional Excess Asset Disposition Basket” means, as of any date, the difference of:

(a)           the aggregate Net Proceeds received by any Loan Party pursuant to any transaction or circumstance described in paragraph (a) of the definition of “Prepayment Event”, for the period from the Effective Date until such date, to the extent not used as of such date to prepay the Obligations prior to such date (or not required to be used as of such date to repay the Obligations) pursuant to Section 2.12(c)(ii);

minus

(b)           any amounts set forth in paragraph (a) above actually reinvested (or committed to be reinvested, but only while such commitment is effective) on or prior to such date in accordance with the proviso to Section 2.12(c)(ii) (including reinvestments made in the form of Permitted Acquisitions).

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means CoBank, in its capacity as administrative agent for the Lenders hereunder, and its successors and assigns in such capacity.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, any other Person that possesses, directly or indirectly, the power to (a)  direct or cause the direction of the management or policies of the Person specified, whether through the ability to exercise voting power, by contract or otherwise; or (b) vote 10% or more of the securities or general partnership interests having ordinary voting power for the election of directors (or Persons performing similar functions) of the Person specified.

“Agents” means, individually or collectively as the context may require, the Administrative Agent, the Joint Lead Arrangers, the Joint Syndication Agents, the Joint Documentation Agents and the Collateral Agent.

“Aggregate Credit Exposure” means, at any time, the aggregate Credit Exposure of all the Lenders.

“Aggregate Revolving Exposure” means, at any time, the aggregate Revolving Exposure of all the Revolving Lenders.

“Agreement” has the meaning assigned to such term in the preamble.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page) at approximately 11:00 a.m., London time, on such day (without any rounding).  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Applicable Percentage” means, with respect to any Lender, (a) with respect to Revolving Loans, LC Exposure or Swingline Exposure, a percentage equal to a fraction the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the aggregate Revolving Commitments (if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the Aggregate Revolving Exposure at that time); provided that in the case of Section 2.21 when a Defaulting Lender shall exist, any such Defaulting Lender’s Revolving Commitment shall be disregarded in the calculation; (b) with respect to the Term Loans, a percentage equal to a fraction the numerator of which is such Lender’s outstanding principal amount of the Term Loans and the denominator of which is the aggregate outstanding amount of the Term Loans of all Term Lenders; and (c) with respect to Protective Advances or with respect to the Aggregate Credit Exposure, a percentage based upon such Lender’s share of the Aggregate Credit Exposure and the unused Commitments; provided that in the case of Section 2.21 when a Defaulting Lender shall exist, any such Defaulting Lender’s Commitment shall be disregarded in the calculation.

“Applicable Rate” means, for any day, with respect to any (a) Revolving Loans, a rate per annum equal to (i) 3.50%, in the case of ABR Loans, and (ii) 4.50%, in the case of Eurodollar Loans; and (b) Term A Loans and Term B-1 Loans, a rate per annum equal to (i) 4.00%, in the case of ABR Loans, and (ii) 5.00%, in the case of Eurodollar Loans; provided that the Applicable Rate for Term A Loans (regardless of Type) shall be increased by (x) 1.00% per annum if the Term A Loans have not been repaid in full in cash on or prior to the date that is two years from the Effective Date and (y) an additional 1.00% per annum (and, for the avoidance of doubt, a total increase of 2.00% per annum from the Applicable Rate for Term A Loans on the Effective Date) if the Term A Loans have not been repaid in full in cash on or prior to the date that is two years and six months from the Effective Date; and provided, further, that upon the repayment of the Term A Loans in full in cash, the Applicable Rate for each outstanding Loan (regardless of Class or Type) shall be reduced by 0.50% per annum.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04(b)), and accepted by the Administrative Agent, in the form of Exhibit K or any other form approved by the Administrative Agent.

“Availability” means, at any time, an amount equal to (a) the lesser of (i) the aggregate Revolving Commitments and (ii) the Borrowing Base minus (b) the Aggregate Revolving Exposure, minus (c) during any Dominion Period, the book overdraft reflected in the Company’s general ledger in accordance with GAAP.

“Availability Period” means the period from and including the Effective Date to but excluding the Maturity Date with respect to the Revolving Loans.

“Available Inventory Amount” means, as of any time it is to be determined, the sum of:

(a)           the lesser of (i) 65% of the Value of Eligible Inventory consisting of feed grains, prepaid grain in transit, feed and ingredients, dressed broiler chickens and commercial eggs and (ii) 85% multiplied by the NOLV Percentage multiplied by the Value of Eligible Inventory consisting of feed grains, prepaid grain in transit, feed and ingredients, dressed broiler chickens and commercial eggs;  plus

(b)           the lesser of (i) 45% multiplied by 95% of the number of live broiler chickens constituting Eligible Inventory multiplied by an average weight per live broiler chicken of 2.75 pounds multiplied by a price per pound equal to 75% of the difference of (A) the price quoted on the Los Angeles Majority Market on the date of calculation minus (B) $0.085, rounded up to the nearest 1/4 cent and (ii) 85% multiplied by the NOLV

Percentage multiplied by the Value of Eligible Inventory consisting of live broiler chickens;  plus

(c)           the lesser of (i) 65% multiplied by the difference of (A) the Value of Eligible Inventory consisting of prepared food products minus (B) Inventory Reserves and (ii) 85% multiplied by the NOLV Percentage multiplied by the Value of Eligible Inventory consisting of prepared food products; plus

(d)           the lesser of (i) 45% of the Value of Eligible Inventory consisting of breeder hens, breeder cockerels, breeder pullets, commercial hens, commercial pullets and hatching eggs and (ii) 85% multiplied by the NOLV Percentage multiplied by the Value of Eligible Inventory consisting of breeder hens, breeder cockerels, breeder pullets, commercial hens, commercial pullets and hatching eggs; plus

(e)           the lesser of (i) 40% of the Value of Eligible Inventory consisting of vaccines on the farm and (ii) 85% multiplied by the NOLV Percentage multiplied by the Value of Eligible Inventory consisting of vaccines on the farm.

The Administrative Agent may, in its Permitted Discretion, reduce the advance rates (including the NOLV Percentage) used in computing the Available Inventory Amount, with any such changes to be effective three Business Days after delivery of notice thereof to the Borrower Representative and the Lenders.

“Available Revolving Commitment” means, at any time, the aggregate Revolving Commitments then in effect minus the Aggregate Revolving Exposure.

“Bank Equity Interests” has the meaning assigned to such term in Section 9.19.

“Banking Services” means each and any of the following bank services provided to any Loan Party by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards); (b) stored value cards; and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items and interstate depository network services).

“Banking Services Obligations” of the Loan Parties means any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Banking Services Reserves” means all Reserves which the Administrative Agent from time to time establishes in its Permitted Discretion for Banking Services then provided or outstanding.

“Bankruptcy Court” means the United States Bankruptcy Court for the Northern District of Texas, Fort Worth Division.

“Barclays” means Barclays Capital, the investment banking division of Barclays Bank PLC.

“Bermuda Borrowers” means, individually or collectively as the context may require, To-Ricos and To-Ricos Distribution.

“Bermuda Guaranty” means a Guarantee Agreement, in substantially the form of Exhibit M, among the Borrowers and the Administrative Agent, for the benefit of the Lender Parties.

“Bermuda Loan Parties” means, individually or collectively as the context may require, the Bermuda Borrowers and any other Person who becomes a party to a guarantee (other than any U.S. Loan Party) that guarantees the payment of, or a security agreement that secures the repayment of, the Bermuda Secured Obligations, in each case pursuant to Section 5.13(c), and their successors and assigns.

“Bermuda Obligations” means all unpaid principal of and accrued and unpaid interest on all Loans to the Bermuda Borrowers, all LC Exposure in respect of the Bermuda Borrowers, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Bermuda Loan Parties to the Lenders or to any Lender, the Administrative Agent, any Issuing Bank with respect to Letters of Credit of the Bermuda Borrowers or any indemnified party arising under the Loan Documents.

“Bermuda Pledge Agreement” means a Share Charge Agreement, in substantially the form of Exhibit F-2, between the Company and the Administrative Agent, for the benefit of the Lender Parties.

“Bermuda Secured Obligations” means all Bermuda Obligations, together with all (a) Banking Services Obligations of the Bermuda Loan Parties and (b) Swap Obligations of the Bermuda Loan Parties owing to one or more counterparties that are Lenders or Affiliates of Lenders at the time that such Swap Obligations are incurred; provided that at or prior to the time that any transaction relating to such Swap Obligation is executed, the Lender or Affiliate of a Lender and the Bermuda Loan Party party thereto shall have delivered written notice to the Administrative Agent that such a transaction has been entered into and that it constitutes a Bermuda Secured Obligation entitled to the benefits of the Collateral Documents in favor of the Lender Parties.

“Bermuda Security Agreement” means a Deed of Security Assignment and Charge, in substantially the form of Exhibit F-3, among the Bermuda Loan Parties and the Administrative Agent, for the benefit of the Lender Parties.

“BMO” means Bank of Montreal.

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Borrower” or “Borrowers” means, individually or collectively as the context may require, the Company, To-Ricos and To-Ricos Distribution.

“Borrower Representative” means the Company, in its capacity as contractual representative of the Borrowers pursuant to Article XI.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect; (b) a Term Loan made on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect; (c) a Swingline Loan; and (d) a Protective Advance.

“Borrowing Base” means, at any time:

(a)           the sum of (i) 85% multiplied by the difference of (A) the Eligible Accounts minus (B) the Dilution Reserve, plus (ii) the Available Inventory Amount, plus (iii) the aggregate amount of the Borrowers’ cash deposits in restricted accounts that are subject to the sole dominion and control of the Administrative Agent pursuant to a Deposit Account Control Agreement, plus (iv) 90% multiplied by the net liquidation value of the Borrowers’ commodity brokerage accounts that are subject to a control (or similar) agreement in accordance with the proviso to Section 6.02(p);

minus

(b)           the sum of (i) the Rent or Collateral Access Reserves, plus (ii) the outstanding amount of Secured Grower Payables that are more than 15 days past due, plus (iii) without duplication of the Reserves included in the foregoing components of the Borrowing Base, other Reserves established by the Administrative Agent in its Permitted Discretion.

Notwithstanding the foregoing, the aggregate amount of Availability under the Borrowing Base attributable to the Bermuda Borrowers and the other Bermuda Loan Parties shall not exceed $25,000,000.  The Administrative Agent may, in its Permitted Discretion, reduce the advance rates set forth above (including the NOLV Percentage), adjust Reserves or reduce one or more of the other elements used in computing the Borrowing Base, with any such changes to be effective three Business Days after delivery of notice thereof to the Borrower Representative and the Lenders; provided that the Administrative Agent agrees at all times to maintain Reserves for Swap Obligations that constitute Secured Obligations (such Reserves not to exceed the aggregate liability of the Company and the other Loan Parties with respect to such Swap Obligations).  Subject to the preceding sentence and Section 9.02, Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.01(f).

“Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower Representative, in substantially the form of Exhibit H or another form which is acceptable to the Administrative Agent in its sole discretion.

“Borrowing Request” means a request, in substantially the form of Exhibit A, by the Borrower Representative for a Borrowing of Revolving Loans or Term Loans, in each case in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Denver, Colorado are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, without duplication, with respect to any period, any expenditure or commitment to expend money for any purchase or other acquisition of any asset during such period which would be classified as a fixed or capital asset on a consolidated balance sheet of the Company, excluding:

(a)           expenditures of the proceeds of insurance settlements, condemnation awards and other settlements described in paragraph (b) of the definition of “Prepayment Event” that are reinvested in accordance with the proviso to Section 2.12(c);

(b)           expenditures that are accounted for as capital expenditures of such Person and that have actually been paid for by a third party (other than the Company or any Subsidiary thereof) and for which neither the Company nor any Subsidiary thereof has provided, or is required to provide or incur, directly or indirectly (whether or not contingent upon the occurrence of any event or circumstance), any consideration, collateral security or other obligation to such third party or any other Person (whether before, during or after such period);

(c)           the book value of any asset owned by such Person prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding cash expenditure actually having been made in such period; provided that (i) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period in which such expenditure is actually made and (ii) such book value shall have been included in Capital Expenditures when such asset was originally acquired; and

(d)           expenditures that are accounted for as Capital Expenditures pursuant to transactions constituting Permitted Acquisitions.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a consolidated balance sheet of such Person, and the amount of such obligations shall be the capitalized amount thereof.

“Captive Insurance Company” means, collectively, (a) GK Insurance Company, organized and licensed to provide insurance under the laws of the State of Vermont, and (b) Mayflower Insurance Company, Ltd., organized and licensed to provide insurance under the laws of Bermuda, in each case which conducts no other business (nor suffers to exist any business) other than providing insurance for the benefit of the Company and the Subsidiaries with respect to workmen’s compensation, crime, general liability, auto liability, employee benefits, property risks and live chicken inventory in accordance with Section 5.09 and reinsurance arrangements or customary risk sharing or pooling arrangements with respect thereto.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the Effective Date) other than the Permitted Holders, of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company; (b) failure of the Permitted Holders to have the right, directly or indirectly, to designate a majority of the board of directors of the Company; (c) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated; (d) the Company shall cease to own, free and clear of all Liens (other than Permitted Liens arising by operation of Requirements of Law and Liens securing the Secured Obligations), at least 100% of the outstanding voting Equity Interests of the other Borrowers on a fully diluted basis (other than as a result of a transaction permitted by Section 6.03 or 6.05); or (e) within the 12-month period immediately following the Effective Date, failure at any time of at least two Qualified Officers to be part of senior management of the Company.

“Change in Law” means (a) the adoption of any law, rule or regulation after the Effective Date; (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Effective Date; or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.16(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date.

“Charges” has the meaning assigned to such term in Section 9.17.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans, Swingline Loans or Protective Advances.

“CoBank” means CoBank, ACB, in its individual capacity, and its successors.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means any and all real and personal property owned, leased or operated by a Person covered by the Collateral Documents and any and all other real and personal property of any Loan Party, now existing or hereafter acquired, that may at any time be subject to a Lien in favor of the Administrative Agent, on behalf of the Lender Parties, to secure the Secured Obligations.

“Collateral Access Agreement” has the meaning assigned to such term in the U.S. Security Agreement.

“Collateral Agent” means CoBank, in its capacity as collateral agent hereunder, and each of its successors and assigns in such capacity.

“Collateral Documents” means, collectively, the U.S. Security Agreement, the Bermuda Pledge Agreement, the Bermuda Security Agreement, the Puerto Rico Security Agreement, each Mortgage, each Collateral Access Agreement, each IP Security Agreement, each Deposit Account Control Agreement, each Lock Box Agreement and each other document granting a Lien upon the Collateral as security for payment of the Secured Obligations.

“Commercial LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Commercial Letters of Credit at such time,  plus (b) the aggregate amount of all LC Disbursements relating to Commercial Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers at such time.  The Commercial LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the aggregate Commercial LC Exposure at such time.

“Commercial Letter of Credit” means any Letter of Credit issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by a Borrower in the ordinary course of business of such Borrower.

“Commitment” means, with respect to each Lender, the sum of such Lender’s Revolving Commitment and Term Loan Commitment, together with the commitment of such Lender to acquire participations in Protective Advances hereunder.  The initial amount of each Lender’s Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Commitment Schedule” means the Schedule attached hereto identified as such.

“Company” means Pilgrim’s Pride Corporation, a Delaware corporation.

“Confirmation Order” has the meaning assigned to such term in Section 4.01(b)(ii).

“Consolidated Tangible Net Worth” means, as of any date of determination, Shareholders’ Equity on such date, minus the Intangible Assets on such date.

“Consolidated Total Assets” means, on any date, the aggregate amount of assets of the Company on a consolidated basis.

“Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s Revolving Exposure at such time, plus (b) an amount equal to the aggregate principal amount of such Lender’s Term Loans outstanding at such time, plus (c) an amount equal to such Lender’s Applicable Percentage, if any, of the aggregate principal amount of Protective Advances outstanding at such time.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender or Voting Participant that, as reasonably determined by the Administrative Agent, has (a) failed to fund any portion of its Loans or participations in Letters of Credit or Swingline Loans within three Business Days of the date required to be funded by it hereunder; (b) notified any Borrower, the Administrative Agent, any Issuing Bank, the Swingline Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement; (c) failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans; (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, as reasonably determined by the Administrative Agent; or (e)(i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that The CIT Group / Business Credit, Inc. shall not be deemed a Defaulting Lender pursuant to clause (e) above solely by virtue of the bankruptcy proceedings commenced on November 1, 2009 by its parent company, CIT Group Inc., and CIT Group Funding Company of Delaware LLC.

“Deposit Account Control Agreement” has the meaning assigned to such term in the U.S. Security Agreement.

“Dilution Factors” means, without duplication, with respect to any period, the aggregate amount of all deductions, credit memos, returns, adjustments, allowances, bad debt write-offs and other non-cash credits which are issued to reduce accounts receivable in a manner consistent with current and historical accounting practices of the Borrowers.

“Dilution Ratio” means, at any date, the amount (expressed as a percentage) equal to (a) the aggregate amount of the applicable Dilution Factors for the 12 most recently ended fiscal months divided by (b) total gross sales for the 12 most recently ended fiscal months.

“Dilution Reserve” means, at any date, the product of (a) the excess of (i) the applicable Dilution Ratio on such date over (ii) 5.00%, multiplied by (b) the Eligible Accounts on such date.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.07.

“Document” has the meaning assigned to such term in the U.S. Security Agreement.

“dollars” or “$” refers to lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any State thereof or the District of Columbia.

“Dominion Period” means any period (a) during which any Event of Default has occurred and is continuing or (b) that constitutes a Minimum Availability Period; provided that if the circumstances described in clause (a) or (b), as applicable, shall occur and cease to exist twice during any calendar year, then any subsequent Dominion Period occurring during such calendar year shall continue through the end of such calendar year.

“Due Diligence Request” means the due diligence request of the Joint Lead Arrangers, in the form previously agreed to in writing by the Borrowers and the Joint Lead Arrangers.

 “EBITDA” means, for any period, the sum of (a) Net Income (or net loss) for such period, plus (b) without duplication and solely to the extent deducted in determining Net Income (or net loss) for such period, the sum of (i) Interest Expense for such period, (ii) provisions for Taxes based on income, profits or capital for such period, including, without limitation, State, foreign, franchise and similar Taxes, and Tax Distributions made by the Company on a consolidated basis during such period, (iii) consolidated depreciation expense of the Company for such period, (iv) consolidated amortization expense of the Company for such period, (v) consolidated Restructuring Charges of the Company for such period, (vi) any extraordinary, unusual or non-recurring non-cash charges, expenses or losses for such period (but excluding any non-cash charges, expenses or losses that relate to the write-down or write-off of Inventory) and (vii) all non-cash charges, expenses or losses with respect to the Company’s adoption of “fresh start” accounting policies, minus (c) without duplication and solely to the extent included in determining Net Income, the sum of (i) any extraordinary, unusual or non-recurring income or gains which were included in the calculation of Net Income (or net loss) for such period, and (ii) cash expenditures incurred during such period, the effect of which is to reduce balance sheet provisions previously booked and treated as an extraordinary, unusual or non-recurring non-cash expense, in each case determined in accordance with GAAP for such period.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Effective Date Incremental Commitment” has the meaning assigned to such term in Section 2.10(a).

“Eligible Accounts” means, at any time, the Accounts of the Borrowers and the Loan Guarantors which the Administrative Agent determines in its Permitted Discretion are eligible as the basis for the extension of Revolving Loans, Swingline Loans and the issuance of Letters of Credit hereunder.  Without limiting the Administrative Agent’s discretion provided herein, Eligible Accounts shall not include any Account:

             (a) which is not subject to a first priority perfected security interest in favor of the Administrative Agent (for the benefit of the Lender Parties);

(b) which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent (for the benefit of the Lender Parties), (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent (for the benefit of the Lender Parties) or (iii) a Lien in respect of a Secured Grower Payable; provided that Accounts shall not be deemed ineligible in respect of Liens arising under PACA, PSA or other similar Requirements of Law to the extent that a Reserve is maintained in respect of rights of sellers of livestock, poultry and perishable agricultural commodities thereunder;

(c) which is unpaid more than 61 days after the date of the original invoice therefor, or which has been written off the books of such Borrower or Loan Guarantor or otherwise designated as uncollectible;

(d) which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates (in the case of Affiliates, solely to the extent that any Loan Party has knowledge, after due inquiry, that such Persons are Affiliates of such Account Debtor) are ineligible pursuant to paragraph (c) above;

(e) which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates (in the case of Affiliates, solely to the extent that any Loan Party has knowledge, after due inquiry, that such Persons are Affiliates of such Account Debtor) to all the Borrowers and the Loan Guarantors exceeds 15% (or 20%, if Wal-Mart is such Account Debtor and Wal-Mart’s securities are rated BBB- or better by S&P or Baa3 or better by Moody’s at the time of determination) of the aggregate amount of Eligible Accounts of all the Borrowers and the Loan Guarantors;

(f) with respect to which any (i) covenant has been breached or (ii) representation or warranty is not true and correct in all material respects, in each case to the extent contained in this Agreement or any Security Agreement; provided that each such representation and warranty shall be true and correct in all respects to the extent it is already qualified by a materiality standard;

(g) which (i) does not arise from the sale of goods or performance of services in the ordinary course of business; (ii) is not evidenced by an invoice or other documentation reasonably satisfactory to the Administrative Agent which has been sent to the Account Debtor; (iii) represents a progress billing; (iv) is contingent upon such Borrower’s or Loan Guarantor’s completion of any further performance; (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis; or (vi) relates to payments of interest;

(h) for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by such Borrower or Loan Guarantor or if such Account was invoiced more than once;

(i) to the extent any check or other instrument of payment has been returned uncollected for any reason;

(j) which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets; (ii) has had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator; (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or Federal bankruptcy laws; (iv) has admitted in writing its inability, or is generally unable to, pay its debts as they become due; (v) become insolvent; or (vi) ceased operation of its business;

(k) which is payable by any Account Debtor which has sold all or substantially all of its assets, to the extent that any Loan Party has or should reasonably have had knowledge thereof;

(l) which is owed by an Account Debtor which (i) does not maintain its chief executive office in (A) the United States (including Puerto Rico), or (B) solely with respect to Account Debtors of the Bermuda Borrowers, Bermuda; or (ii) is not organized under the laws of (A) the U.S., any state of the U.S. (including Puerto Rico) or the District of Columbia, or (B) solely with respect to Account Debtors of the Bermuda Borrowers, Bermuda, unless, in either case, such Account is backed by a Letter of Credit reasonably acceptable to the Administrative Agent which is in the possession of, assigned to and directly drawable by the Administrative Agent; provided that notwithstanding the failure of such Borrower or Loan Guarantor to deliver to the Administrative Agent any such Letters of Credit with respect to such Accounts, such Accounts (in an aggregate amount not to exceed $30,000,000 at any time) shall constitute Eligible Accounts (provided, further, that such Borrower or Loan Guarantor shall promptly deliver to the Administrative Agent possession of any such Letters of Credit upon the request of the Administrative Agent that is exercised in its Permitted Discretion);

(m) which is payable in any currency other than U.S. dollars;

        (n) which is owed by (i) the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the United States (including Puerto Rico), unless such Account is backed by a Letter of Credit reasonably acceptable to the Administrative Agent which is in the possession of, assigned to and directly drawable by the Administrative Agent; provided that notwithstanding the failure of such Borrower or Loan Guarantor to deliver to the Administrative Agent any such Letters of Credit with respect to such Accounts, such Accounts (in an aggregate amount not to exceed $30,000,000 at any time) shall constitute Eligible Accounts (provided, further, that such Borrower or Loan Guarantor shall promptly deliver to the Administrative Agent any such Letters of Credit upon the request of the Administrative Agent that is exercised in its Permitted Discretion); or (ii) the government of the U.S., or any department, agency, public corporation or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940 (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), has been complied with to the Administrative Agent’s reasonable satisfaction;

(o) which is owed by any director, officer, employee or Affiliate of any Loan Party;

(p) which is owed by an Account Debtor or any Affiliate of such Account Debtor (in the case of Affiliates, solely to the extent that any Loan Party has knowledge, after due inquiry, that such Persons are Affiliates of such Account Debtor) to which any Loan Party is indebted, but only to the extent of such indebtedness or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;

(q) which is subject to (i) any contra-receivable (including any adjustment pursuant to a cost-plus arrangement) or allowance for bad debt, but only to the extent of any such contra-receivable or allowance; or (ii) any counterclaim, deduction, defense, setoff or dispute but only to the extent of any such counterclaim, deduction, defense, setoff or dispute;

(r) which is evidenced by any promissory note, chattel paper or instrument;

(s) which is owed by an Account Debtor located in the States of New Jersey, Minnesota, West Virginia or any other jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit any Borrower or Loan Guarantor to which such Account is owed to seek judicial enforcement in such jurisdiction of payment of such Account, unless such Borrower or Loan Guarantor (i) has qualified to do business in New Jersey, Minnesota, West Virginia or such other States, (ii) has filed a Notice of Business Activities Report with the applicable division of taxation, the department of revenue or with such other State offices, as appropriate, for the then-current year, (iii) is exempt from such filing requirement or (iv) is otherwise not required to make such filing pursuant to Requirements of Law; provided that such Accounts shall be Eligible Accounts, notwithstanding the failure to comply with clauses (i) through (iv) above, unless such Borrower or Loan Guarantor fails to make any such filing promptly following (A) the occurrence and during the continuance of any Event of Default or (B) a request therefor made by the Administrative Agent in the exercise of its Permitted Discretion or the Required Lenders, at any time that (1) any Default shall have occurred and be continuing or (2) Availability shall be less than $100,000,000;

(t) with respect to which such Borrower or Loan Guarantor has made any agreement with the Account Debtor for any reduction thereof, other than reductions, discounts and adjustments given in the ordinary course of business, or any Account which was partially paid and such Borrower or Loan Guarantor created a new receivable for the unpaid portion of such Account;

(u) which does not comply in all material respects with Requirements of Law and regulations, whether Federal, state or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;

(v) which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than such Borrower or Loan Guarantor has or has had an ownership interest in such goods, or which indicates any party other than such Borrower or Loan Guarantor as payee or remittance party; or

(w) which the Administrative Agent determines, in each case in its Permitted Discretion, may not be paid by reason of the Account Debtor’s inability to pay or which the Administrative Agent otherwise determines is unacceptable for any reason whatsoever.

In the event that an outstanding Account with a face amount equal to or greater than $5,000,000 which was previously an Eligible Account ceases to be an Eligible Account hereunder, as measured from the immediately preceding Borrowing Base Certificate delivered to the Administrative Agent, the Borrower Representative shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate.  In determining the amount of an Eligible Account, the face amount of an Account may, in the Administrative Agent’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that such Borrower or Loan Guarantor may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)); and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by such Borrower or Loan Guarantor to reduce the amount of such Account.  Standards of eligibility may be made more restrictive from time to time solely by the Administrative Agent in the exercise of its Permitted Discretion, with any such changes to be effective three Business Days after delivery of notice thereof to the Borrower Representative.  With respect to any Letter of Credit delivered by such Borrower or Loan Guarantor to the Administrative Agent pursuant to paragraphs (l) and (n) above, the Administrative Agent shall make drawings under such Letter of Credit promptly following a request therefor by the Borrower Representative.

“Eligible Incremental Lender” means, with respect to any Incremental Commitment, a prospective Lender that would meet the qualifications to be an assignee set forth in Sections 9.04(b)(i) and (b)(ii)(C) (subject to such consents, if any, that may be required pursuant to Section 9.04(b)(i)).

 “Eligible Inventory” means, at any time, the Inventory of the Borrowers and the Loan Guarantors which the Administrative Agent determines in its Permitted Discretion is eligible as the basis for the extension of Revolving Loans, Swingline Loans and the issuance of Letters of Credit hereunder.  Without limiting the Administrative Agent’s discretion provided herein, Eligible Inventory shall not include any Inventory:

(a) which does not consist solely of feed grains, grain in transit, feed, ingredients, live and dressed broiler chickens, commercial eggs, breeder hens, breeder pullets, hatching eggs, commercial hens, commercial pullets, prepared food products and vaccines on the farm;

(b) which is not subject to a first priority perfected Lien in favor of the Administrative Agent (for the benefit of the Lender Parties);

(c) which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent (for the benefit of the Lender Parties), (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent (for the benefit of the Lender Parties) or (iii) a Lien in respect of a Secured Grower Payable; provided that Inventory shall not be deemed ineligible in respect of Liens arising under PACA, PSA or other similar Requirements of Law to the extent that a Reserve is maintained in respect of rights of sellers of livestock, poultry and perishable agricultural commodities thereunder

(d) which is, in the Administrative Agent’s Permitted Discretion, slow moving, obsolete, unmerchantable, defective, used, unfit for sale or unacceptable due to age, type, category and /or quantity;

(e) with respect to which any (i) covenant has been breached or (ii) representation or warranty is not true and correct in all material respects, in each case to the extent contained in this Agreement or any Security Agreement; provided that each such representation and warranty shall be true and correct in all respects to the extent it is already qualified by a materiality standard;

(f) in which any Person other than such Borrower or Loan Guarantor shall (i) have any direct or indirect ownership, interest or title to such Inventory or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;

(g) which constitutes bill-and-hold goods, goods that are returned or goods held on consignment;

(h) which is not located in the United States (including Puerto Rico) or, solely with respect to Inventory of the Bermuda Borrowers, Bermuda, or is in transit with a carrier from vendors and suppliers; provided that Inventory consisting of grain in transit in the United States from vendors and suppliers may be included as eligible pursuant to this paragraph (h) if either (i) (A) the Administrative Agent shall have received (1) access, during normal business hours and at other times reasonably requested by the Administrative Agent, to a true and correct copy of the bill of lading and other shipping documents for such Inventory; (2) evidence of satisfactory casualty insurance naming the Administrative Agent as loss payee and otherwise covering such risks as the Administrative Agent may reasonably request; (3) confirmation that the applicable Borrower or Loan Guarantor has paid for the goods; and (4) if the bill of lading is (x) non-negotiable, a duly executed Collateral Access Agreement from the applicable carrier of such Inventory, or (y) negotiable, confirmation that the bill is issued in the name of such Borrower or Loan Guarantor and consigned to the order of the Administrative Agent, and an acceptable agreement has been executed with such Borrower’s or Loan Guarantor’s carrier, in which the carrier agrees that it holds the negotiable bill as agent for the Administrative Agent and has granted the Administrative Agent access to the Inventory; (B) the carrier is not an Affiliate of the applicable vendor or supplier; and (C) the carrier is not an Affiliate of any Borrower or Loan Guarantor; or (ii) a Rent or Collateral Access Reserve has been established in an amount determined by the Administrative Agent in its Permitted Discretion in accordance with the definition of “Rent or Collateral Access Reserve”;

(i) which consists of display items, packing or shipping materials, manufacturing supplies, replacement parts or cooking ingredients;

(j) other than Inventory permitted to be included under paragraph (h) above, which is located in any location leased by such Borrower or Loan Guarantor unless (i) the lessor has delivered to the Administrative Agent a Collateral Access Agreement or (ii) a Rent or Collateral Access Reserve has been established in an amount determined by the Administrative Agent in its Permitted Discretion in accordance with the definition of “Rent or Collateral Access Reserve”;

(k) other than Inventory permitted to be included under paragraph (h) above, which is located in any third party location (including any warehouse) or is in the possession of a bailee (other than a third party processor), in each case which is not an independent contract grower (provided that Inventory located with, or in the possession of, an independent contract grower pursuant to an agreement entered into after the Effective Date shall be excluded as Eligible Inventory unless such agreement includes a provision granting reasonable access, during the continuance of any Event of Default, to the Administrative Agent to the property of any such contract grower where any such Inventory is located), and is not evidenced by a Document (other than bills of lading to the extent permitted pursuant to paragraph (h) above), unless (i) such third party or bailee has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may require in its Permitted Discretion or (ii) an appropriate Rent or Collateral Access Reserve has been established by the Administrative Agent in its Permitted Discretion;

(l) other than Inventory permitted to be included under paragraph (h) or (k) above, which is at a third party location or outside processor, or is in-transit to or from such third party location or outside processor;

(m) which is the subject of a consignment by such Borrower or Loan Guarantor as consignor;

(n) which contains or bears any intellectual property rights licensed to such Borrower or Loan Guarantor unless the Administrative Agent is reasonably satisfied that it may sell or otherwise dispose of such Inventory on satisfactory terms without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;

(o) which is not reflected in a current perpetual inventory report, or other inventory report that is reasonably acceptable to the Administrative Agent, of such Borrower or Loan Guarantor;

(p) which does not conform in all material respects to all standards imposed by any applicable Governmental Authority;

(q) for which reclamation rights have been asserted by the seller; or

(r) which the Administrative Agent otherwise determines, in its Permitted Discretion, is unacceptable for any reason whatsoever.

In the event that Inventory with a fair market value equal to or greater than $5,000,000 which has not been sold and was previously Eligible Inventory ceases to be Eligible Inventory hereunder, as measured from the immediately preceding Borrowing Base Certificate delivered to the Administrative Agent, the Borrower Representative shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate.  Standards of eligibility may be made more restrictive from time to time solely by the Administrative Agent in the exercise of its Permitted Discretion, with any such changes to be effective three Business Days after delivery of notice thereof to the Borrower Representative.

“Environmental Laws” means all applicable laws, rules, regulations, codes, ordinances, orders, rules of common law, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, worker health and safety, or the management, release or threatened release of any Hazardous Material in the environment.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any violation of any Environmental Law; (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials; (c) exposure to any Hazardous Materials; (d) the release or threatened release of any Hazardous Materials into the environment; or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity or other ownership interest.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with a Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than a reportable event for which the 30-day notice period is extended or the report is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are accruing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excess Cash Flow” means, for any Fiscal Year:

(a)           EBITDA of the Company on a consolidated basis for such Fiscal Year; minus

(b)           the aggregate amount actually paid or payable by the Company on a consolidated basis in cash for such Fiscal Year on account of Taxes based on income, profits or capital for such period, including, without limitation, State, foreign, franchise and similar Taxes, and Tax Distributions; minus

(c)           the aggregate amount actually paid or payable by the Company on a consolidated basis in cash for such Fiscal Year on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred in connection with such expenditures and any such expenditures financed with the proceeds of asset dispositions that have not yet been used to pay down the Loans); minus

(d)           the aggregate amount actually paid or payable by the Company on a consolidated basis in cash for such Fiscal Year on account of Interest Expense; minus

(e)           the aggregate amount of all regularly scheduled principal payments (including payments of revolving loans on the maturity date with respect to such revolving loans) in respect of (i) the Term Loans and (ii) other Total Indebtedness, in each case to the extent actually paid or payable by the Company on a consolidated basis in cash during such Fiscal Year; minus

(f)           the aggregate amount of all Restructuring Charges paid or payable by the Company on a consolidated basis in cash during such Fiscal Year; minus

(g)           the sum of (i) EBITDA included above and related to the undistributed earnings of any Subsidiary to the extent that it exceeds the amount that is permitted to be declared or paid in dividends or similar distributions by such Subsidiary to a Loan Party by the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary, plus (ii) to the extent that no contractual obligation or Requirement of Law would restrict the declaration or payment of dividends or similar distributions of all or a portion of such earnings and no such declaration or payment is made, the amount of Taxes that would be payable if such declaration or payment had been made.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Borrower under any Loan Document, (a) income or franchise taxes imposed on (or measured by) its net income by the United States, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located; and (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which any Borrower is located.

“Excluded Transactions” is defined in Section 6.09(c)(v).

“Exemption Certificate” has the meaning assigned to such term in Section 2.18(f)(ii).

“Existing Lender” means any Lender that has Existing Loans, immediately prior to the making of the initial Borrowings hereunder, under any Prior Credit Agreement.

“Existing Letters of Credit” means the letters of credit referred to on Schedule 2.06(k) hereto, which letters of credit have been issued by an Issuing Bank or a Lender.

“Existing Loans” means, with respect to any Existing Lender, the aggregate principal amount of such Existing Lender’s revolving loans and term loans, as applicable, that are outstanding under the Prior Credit Agreements immediately prior to the making of the initial Borrowings hereunder, as set forth on Schedule 1.01(a).

“Farm Credit System Institution” means any farm credit bank, any Federal land bank association, any production credit association, the banks for cooperatives and such other institutions as may be a part of the Farm Credit System and chartered by and subject to regulation by the Farm Credit Administration.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“FEMA” means the Federal Emergency Management Agency.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, vice president and assistant to the treasurer and chief financial officer, or controller (or other officer having similar duties) of a Borrower.

“First-Tier Foreign DRE” means any Foreign DRE that is owned directly, or indirectly through one or more Foreign DREs, by the Company or a Domestic Subsidiary.

“First-Tier Foreign Subsidiary” means any Foreign Subsidiary owned directly by one or more of the Company or its Domestic Subsidiaries, or the First-Tier Foreign DREs.

“Fiscal Quarter” means each of the four fiscal quarters of a Fiscal Year, each of which shall end on a Sunday and shall consist of 13 or 14 weeks, as appropriate with respect to such Fiscal Year.

“Fiscal Year” means the 52- or 53-week fiscal year of the Company ending on the last Sunday in December (and, for avoidance of doubt, not including the fiscal year of the Company ended September 26, 2009, as referenced in Sections 1.04 and 4.01(c)).

“Fixed Charge Coverage Ratio” means, as of any date, the ratio of (a) EBITDA, minus the unfinanced portion of Capital Expenditures, minus Taxes paid in cash, in each case for the period of eight consecutive Fiscal Quarters ending as of such date; to (b) Fixed Charges as of such date, all calculated for the Company on a consolidated basis and subject to the proviso of Section 6.13(a).

“Fixed Charges” means, as of any date, in each case calculated for the Company on a consolidated basis, without duplication, the sum of:

(a)           all amounts that are required to be paid by the Company on a consolidated basis during the eight Fiscal Quarters following such date in respect of (i) scheduled principal payments on Indebtedness and (ii) Capital Lease Obligations (excluding unamortized balloon payments on Indebtedness other than in respect of Capital Lease Obligations); plus

(b)           all amounts that are paid in cash by the Company on a consolidated basis during the eight Fiscal Quarters preceding such date in respect of (i) cash Interest Expense, (ii) dividends or distributions, (iii) contributions to any Plan in excess of any such contributions previously expensed and (iv) non-cancellable operating lease payments.

“Flood Insurance Acts” means, collectively, (a) the National Flood Insurance Act of 1968 and (b) the Flood Disaster Protection Act of 1973.

“Foreign DRE” means a Foreign Subsidiary that for U.S. Federal income tax purposes is classified as a partnership or that is “disregarded as an entity separate from its owner” (within the meaning of Treas. Reg. §301.7701-2), but not any such Foreign Subsidiary whose assets consist solely of stock of a “controlled foreign corporation” (within the meaning of Section 957(a) of the Code).

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States, each State thereof or the District of Columbia.

“Foreign Subsidiary” means each Subsidiary of the Company that is not a Domestic Subsidiary.

“FSA” means the Food Security Act of 1985, 7 U.S.C. Section 1631 et seq.

“Funding Accounts” has the meaning assigned to such term in Section 4.01(j).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof; (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof; (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Improvements” means, with respect to any Mortgaged Property, all buildings, structures and other improvements now or hereafter existing, erected or placed on or under the Mortgaged Property, or in any way used in connection with the use, enjoyment, occupancy or operation of such Mortgaged Property or any portion thereof, and all fixtures of every kind and nature whatsoever now or hereafter owned by any of the Borrowers or the Subsidiaries and used or procured for use in connection with such Mortgaged Property.

“Incremental Commitment Joinder Agreement” has the meaning assigned to such term in Section 2.10(d).

“Incremental Commitment Request” has the meaning assigned to such term in Section 2.10(c).

“Incremental Commitments” means, individually or collectively as the context may require, Incremental Revolving Commitments and Incremental Term B Commitments.

“Incremental Revolving Commitments” has the meaning assigned to such term in Section 2.10(b)(i).

“Incremental Term B Commitments” has the meaning assigned to such term in Section 2.10(b)(ii).

“Indebtedness” of any Person means, without duplication:

(a)           all obligations of such Person (i) for borrowed money or (ii) with respect to deposits or advances of any kind, in each case owed by such Person to a third Person;

(b)           all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(c)           all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person;

(d)           all obligations of such Person in respect of the deferred purchase price of property or services;

(e)           all Indebtedness of others secured by (or, if all conditions thereto have been satisfied, for which the holder of such Indebtedness has a contingent right to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; provided that the amount of Indebtedness of any Person pursuant to this paragraph (e) shall be deemed to equal the lesser of (i) the aggregate unpaid amount of such Indebtedness secured by such Lien and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith;

(f)           all Guarantees by such Person of Indebtedness of others;

(g)           all Capital Lease Obligations of such Person;

(h)           the principal components of all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty;

(i)           the principal components of all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances;

(j)           obligations under any liquidated earn out, to the extent shown in the “Liabilities” section of the consolidated balance sheet of the Company; and

(k)           any other Off Balance Sheet Liability.

The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.  Indebtedness shall exclude (i) accrued expenses and accounts and trade payables incurred in the ordinary course of business, (ii) liabilities with respect to Intercompany IRBs, (iii) reserves for deferred income taxes, (iv) endorsements for collection or deposit in the ordinary course of business, and (v) any other indebtedness or portion thereof with respect to which and to the extent the trustee or other applicable depository in respect of such indebtedness holds cash or cash equivalents in an amount sufficient to repay the principal, and accrued interest on, such indebtedness, and the foregoing shall constitute a complete defeasance of such indebtedness pursuant to the applicable agreement governing such indebtedness.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information” has the meaning assigned to such term in Section 9.12.

“Information Memorandum” means the Exit Financing Bank Meeting presentation dated August 12, 2009 relating to the Borrowers and the Transactions.

“ING” means ING Capital LLC.

“Initial Farm Credit Participants” has the meaning assigned to such term in Section 9.04(g).

“Intangible Assets” means assets of the Company on a consolidated basis that are considered to be intangible assets under GAAP, including customer lists, goodwill, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

“Intercompany IRBs” means any industrial revenue bonds, notes, debentures or similar instruments issued by a Governmental Authority on behalf of the Company or a Subsidiary that are (a) owned exclusively by the Company or a Subsidiary and (b) subordinated to the repayment of the Secured Obligations on terms reasonably satisfactory to the Administrative Agent.

“Interest Election Request” means a request, in substantially the form of Exhibit C, by the Borrower Representative to convert or continue a Borrowing, in each case in accordance with Section 2.08.

“Interest Expense” means, with reference to any period, total interest expense (including that attributable to Capital Lease Obligations required to be capitalized in accordance with GAAP, the amortization of debt discounts, the amortization of all fees payable in connection with the incurrence of Indebtedness to the extent included in interest expense and capitalized interest) of the Company on a consolidated basis for such period with respect to all outstanding Indebtedness of the Company on a consolidated basis (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period), all of the foregoing calculated on a consolidated basis for the Company for such period.

“Interest Payment Date” means (a) with respect to any ABR Loan (including any Swingline Loan) or Term B-2 Loan, (i) the 15th day of each April, July, October and January and (ii) the Maturity Date; and (b) with respect to any Eurodollar Loan, (i) the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (ii) the Maturity Date.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower Representative may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day; and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Inventory” has the meaning assigned to such term in the U.S. Security Agreement.

“Inventory Reserves” shall mean reserves allocable to Eligible Inventory determined on a consolidated basis in accordance with GAAP and any other reserve as deemed appropriate by the Administrative Agent in its Permitted Discretion from time to time.

“Investment” by any Person in any other Person means (a) any direct or indirect loan, advance or other extension of credit or capital contribution to or for the account of such other Person (by means of any transfer of cash or other property to any Person or any payment for property or services for the account or use of any Person, or otherwise); (b) any direct or indirect purchase or other acquisition of any Equity Interests, bond, note, debenture or other debt or equity security or evidence of Indebtedness, or any other ownership interest (including the purchase price of any option, warrant or any other right to acquire any of the foregoing), issued by such other Person, whether or not such acquisition is from such or any other Person; (c) any direct or indirect payment by such Person on a Guarantee of any obligation of or for the account of such other Person or any direct or indirect issuance by such Person of such a Guarantee (provided that for purposes of Section 6.04, payments under Guarantees not exceeding the amount of the Investment attributable to the issuance of such Guarantee will not be deemed to result in an increase in the amount of such Investment); (d) any purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all assets of another Person or any assets of any other Person constituting a business unit (in each case, whether through purchase of assets, merger or otherwise); or (e) any other investment of cash or other property by such Person in or for the account of such other Person.  Any repurchase by a Borrower of its own Equity Interests or Indebtedness shall not constitute an Investment for purposes of this Agreement.  The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon (and without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such transfer or exchange.  In addition, any determination of the amount of an Investment shall include all cash and non-cash consideration paid by or on behalf of such Person or any of its subsidiaries in connection with such Investment, including the fair market value of all Equity Interests issued or transferred to the sellers thereof, all indemnities, earnouts and other contingent payment obligations of such Person set forth in the “Liabilities” section of the balance sheet of such Person, and the aggregate amounts paid or to be paid under noncompete, consulting and similar agreements (other than agreements relating to the provision of services on terms at least as favorable to the Company or the Subsidiaries as would have been obtained if negotiated on an arms’-length basis with a third Person) with the sellers thereof, and all assumptions of Total Indebtedness in connection therewith.

“IP Security Agreements” means any patent security agreement, trademark security agreement, copyright security agreement or other agreement which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Lender Parties, or intellectual property of a Loan Party, including any amendment, modification or supplement thereto.

“Issuance Request” means a request, in substantially the form of Exhibit B, by the Borrower Representative for the issuance of a Letter of Credit.

“Issuing Banks” means, individually or collectively, (a) in the case of each Letter of Credit, other than the Existing Letters of Credit, CoBank and any other Lender proposed by the Borrower Representative that (i) agrees in its sole discretion to act as an Issuing Bank and (ii) is reasonably acceptable to the Administrative Agent, each in its capacity as an issuer of Letters of Credit hereunder, and its successors and assigns in such capacity as provided in Section 2.06(i); and (b) in the case of each Existing Letter of Credit, the issuer thereof under the applicable Prior Credit Agreement, and its successors and assigns in such capacity as provided in Section 2.06(i).  Each Issuing Bank referred to in clause (a) of this definition, may, in its sole discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joinder Agreement” has the meaning assigned to such term in Section 5.13(a).

“Joint Bookrunners” means, individually or collectively as the context may require, CoBank, Rabobank, BMO, Barclays, Morgan Stanley and ING, in their respective capacities as joint bookrunners hereunder, and each of their successors and assigns in such capacity.

“Joint Documentation Agents” means, individually or collectively as the context may require, Barclays Bank PLC, Morgan Stanley and ING, in their respective capacities as joint documentation agents hereunder, and each of their successors and assigns in such capacity.

“Joint Lead Arrangers” means, individually or collectively as the context may require, CoBank, Rabobank, BMO, Barclays, BMO, Morgan Stanley and ING, in their respective capacities as joint lead arrangers hereunder, and each of their successors and assigns in such capacity.

“Joint Syndication Agents” means, individually or collectively as the context may require, CoBank, Rabobank and BMO, in their respective capacities as joint syndication agents hereunder, and each of their successors and assigns in such capacity.

“LC Collateral Account” means, individually or collectively as the context may require, the U.S. LC Collateral Account and the Non-U.S. LC Collateral Account.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of the Commercial LC Exposure and the Standby LC Exposure.  The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the aggregate LC Exposure at such time.

“Lender Parties” means, individually or collectively as the context may require, the Agents, the Joint Bookrunners, the Lenders, the Voting Participants and the Issuing Banks.

“Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.  Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any Commercial Letter of Credit or Standby Letter of Credit issued pursuant to this Agreement.  Without limiting the foregoing, the Existing Letters of Credit shall be deemed Letters of Credit issued under this Agreement.

“Leverage Ratio” means, on any date, the ratio of (a) Total Indebtedness on such date to (b) EBITDA for the period of four consecutive Fiscal Quarters ended on such date.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits having a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset; (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities (it being understood that a purchase and sale agreement or similar agreement in respect of Equity Interests shall not be considered a purchase option, call or similar right of a third party for purposes of this clause (c)).

“Loan Documents” means this Agreement, any Notes issued pursuant to this Agreement, any Letters of Credit applications, the Collateral Documents, the U.S. Guaranty, the Bermuda Guaranty and all other agreements, instruments, documents and certificates identified in Section 4.01 executed by or on behalf of any Loan Party and delivered to, or in favor of, the Administrative Agent or any other Lender Party in connection with any of the foregoing agreements, instruments and documents.

“Loan Guarantor” means (a) with respect to the U.S. Secured Obligations, each U.S. Loan Guarantor; and (b) with respect to the Bermuda Secured Obligations, each Loan Party and any other Person that becomes a Loan Guarantor pursuant to Sections 5.13(a) and (c).

“Loan Guaranty” means, individually or collectively as the context may require, the U.S. Guaranty and the Bermuda Guaranty.

“Loan Parties” means, individually or collectively as the context may require, the U.S. Loan Parties and the Bermuda Loan Parties.

“Loans” means the loans and advances made by the Lenders pursuant to this Agreement, including Swingline Loans and Protective Advances.

“Lock Box Agreement” means, individually and collectively, each “Lock Box Agreement” referred to in the U.S. Security Agreement.

“Loss” has the meaning assigned to such term in Section 9.03(b).

“LTV Requirement” means, at any time of the determination thereof, the requirement that at such time the aggregate outstanding principal amount of the Term Loans does not exceed 75% of the appraised value of the Loan Parties’ equipment, buildings and real property that constitute Collateral, in each case as such appraised value may be determined by appraisals delivered in accordance with the terms and provisions of this Agreement.

“Make-Whole Amount” has the meaning assigned to such term in Section 2.17(b).

“Management Fees” means any management fees, consulting fees, advisory fees or other similar fees paid to the Plan Sponsor or any Affiliate thereof; provided that the term Management Fees shall not include costs and expenses of the Plan Sponsor incurred in connection with overhead services provided by the Plan Sponsor to the Company and the Subsidiaries.

“Matched Maturity U.S. Treasury Rate” has the meaning assigned to such term in Section 2.17(b).

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, property, operations or condition, financial or otherwise, of the Company and the Subsidiaries taken as a whole; (b) the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents to which they are party; (c) the Collateral, the Administrative Agent’s Liens (for the benefit of the Lender Parties) on the Collateral or the priority of such Liens; or (d) the legality, validity, binding effect or enforceability against any Loan Party of the Loan Documents or the rights of, or benefits available to, the Administrative Agent or any other Lender Party under the Loan Documents.

“Material Agreements” means, collectively, each agreement and contract to which any Loan Party is a party as of the Effective Date that, if terminated or breached, could reasonably be expected to result in a Material Adverse Effect.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Company and the Subsidiaries in an aggregate outstanding principal amount or committed amount exceeding $25,000,000.  For purposes of determining Material Indebtedness, the “obligations” of any Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means any Subsidiary of the Company that is a Domestic Subsidiary or a First-Tier Foreign DRE and (a) the portion of Consolidated Total Assets attributable, on a stand-alone basis, to such Subsidiary exceeds 5% of the Consolidated Total Assets as of the end of the most recently completed Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.01; or (b) the portion of EBITDA (after excluding all intercompany transactions) attributable, on a stand-alone basis, to such Subsidiary exceeds 5% of EBITDA as of the end of the most recently completed eight Fiscal Quarters for which financial statements have been delivered pursuant to Section 5.01 or, if financial statements for fewer than eight Fiscal Quarters have been delivered after June 27, 2009, for all the Fiscal Quarters ending on or after June 27, 2009 for which financial statements have been delivered; provided that (i) any Domestic Subsidiary or First-Tier Foreign DRE that directly or indirectly owns a Material Subsidiary shall itself be a Material Subsidiary and (ii) in the event that Domestic Subsidiaries or First-Tier Foreign DREs that would otherwise not be Material Subsidiaries shall in the aggregate account for a percentage in excess of 10% of the Consolidated Total Assets or 10% of EBITDA as of the end of and for the most recently completed Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.01, then one or more of such Subsidiaries designated by the Company (or, if the Company shall make no designation, one or more of such Subsidiaries in descending order based on their respective contributions to Consolidated Total Assets), shall be included as Material Subsidiaries to the extent necessary to eliminate such excess.

“Maturity Date” means (a) with respect to the Revolving Loans (including Swingline Loans), the third anniversary of the Effective Date or any earlier date on which the Revolving Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof; (b) with respect to the Term A Loans, the third anniversary of the Effective Date; and (c) with respect to the Term B Loans, the fifth anniversary of the Effective Date.

“Maximum Liability” has the meaning assigned to such term in Section 10.09.

“Maximum Rate” has the meaning assigned to such term in Section 9.17.

“Merit Provisions” means Merit Provisions LLC, a Delaware limited liability company.

“Merit Revolver” means that certain Credit Agreement, dated October 1, 2007, between the Company and Merit Provisions.

“Mexican Credit Facility” means, collectively, (a) that certain Credit Agreement, dated as of September 25, 2006, among PPC Mexico, the guarantors party thereto, the lenders party thereto and ING Capital LLC, as agent for the lenders, (b) the guaranty set forth therein, (c) the Pledge Agreement (as defined therein) and (d) all other agreements, instruments, documents and certificates entered into by PPC Mexico and its subsidiaries in connection therewith.

“Minimum Availability Period” means any period (a) commencing when Availability is on any date less than an amount equal to the lesser of (i) 20% of the aggregate Revolving Commitments then in effect and (ii) $100,000,000; and (b) ending after Availability is equal to or greater than an amount equal to the lesser of (i) 20% of the aggregate Revolving Commitments then in effect and (ii) $100,000,000, (x) for a period of 60 consecutive days, for the purposes of the definition of “Dominion Period” and (y) for a period of 30 consecutive days, for purposes of the definition of “Weekly Reporting Period”.

“Moody’s” means Moody’s Investors Service, Inc.

“Morgan Stanley” means Morgan Stanley Senior Funding, Inc.

“Mortgaged Property” means the real properties referred to on Schedule 4.01(s).

“Mortgages” means any mortgage, deed of trust or other agreement, in substantially the form of Exhibit G, in each case including such provisions as shall be necessary to conform each such document to Requirements of Law, which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Lender Parties, on the real property and fixtures of a Loan Party described therein to secure the Secured Obligations.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Income” means, for any period, the consolidated net income (or loss) of the Company, determined on a consolidated basis; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Company or any of the Subsidiaries; and (b) the income (or deficit) of any Person (other than Merit Provisions or a Subsidiary) in which the Company or any of the Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or such Subsidiary in the form of dividends or similar distributions.

“Net Proceeds” means, with respect to any event, but only as and when received by the Company or any of the Subsidiaries, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments; net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) all out-of-pocket expenses reimbursed to Affiliates in connection with such event, (iii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event (it being understood that such amount shall include the amount of all distributions and other payments required to be made to minority equity holders by the recipient of such Net Proceeds as a result of such sale, transfer or disposition), and (iv) the amount of all Taxes paid or Tax Distributions (or reasonably estimated to be payable), including in connection with the grant, exercise, conversion or vesting of any award of Equity Interests of the Company, and the amount of any reserves reasonably established by the Company for the purpose of funding any liabilities that are incurred in connection with the disposition of any asset (including pension and other post-employment benefit obligations associated with such disposition) and contingent liabilities reasonably estimated to be payable, in each case during the Fiscal Year that such event occurred or the next succeeding Fiscal Year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer); provided that, to the extent that any such reserves are not utilized by the Company or the Subsidiaries to fund the applicable liabilities prior to the end of such succeeding Fiscal Year, the amount of such unutilized reserves shall constitute “Net Proceeds”.

“NOLV Percentage” means, with respect to a particular category of inventory, the net orderly liquidation value percentage identified for such category in the most recent inventory appraisal provided by the Borrower Representative to the Administrative Agent.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).

“Non-Paying Guarantor” has the meaning assigned to such term in Section 10.10.

“Non-U.S. Collection Deposit Account” has the meaning assigned to such term in the U.S. Security Agreement.

“Non-U.S. LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).

“Notes” means, individually or collectively as the context may require, the Revolving Notes, the Swingline Notes, the Term A Notes, the Term B-1 Notes and the Term B-2 Notes.

“Obligated Party” has the meaning assigned to such term in Section 10.02.

“Obligations” means, individually or collectively as the context may require, the U.S. Obligations and the Bermuda Obligations.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person as part of a factoring, securitization or similar transaction and not in connection with the compromise, settlement or collection thereof; or (b) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of any Indebtedness described in paragraph (a)(i) or (b) of the definition thereof, but which does not constitute a liability on the balance sheets of such Person (other than operating leases).

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“PACA” means the Perishable Agricultural Commodities Act, 1930, 7 U.S.C. Section 499a et seq.

“Parent Entity” means any direct or indirect parent of the Company.

“Participant” has the meaning set forth in Section 9.04(c).

“Patriot Act” has the meaning assigned to such term in Section 3.20.

“Paying Guarantor” has the meaning assigned to such term in Section 10.10.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means the purchase or other acquisition (whether by merger, amalgamation or otherwise) by the Company or any other Subsidiary of Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person if, in the case of any purchase or other acquisition of Equity Interests in a Person, such Person, upon the consummation of such acquisition, will be a wholly-owned Subsidiary (including as a result of a merger or consolidation between any Subsidiary and such Person); provided that (a) such purchase or acquisition was not preceded by, or consummated pursuant to, an unsolicited tender offer or proxy contest initiated by or on behalf of the Company or any Subsidiary; (b) all transactions related thereto are consummated in accordance with Section 5.07(a); (c) the business of such Person, or such assets, as the case may be, constitute a business permitted by Section 6.03(b); (d) in the case of any newly created or acquired Domestic Subsidiary that is required to be a Loan Party pursuant to Section 5.13(a), such Subsidiary shall be a U.S. Loan Guarantor and all of such Subsidiary’s assets (including, if applicable, the Equity Interests of such Subsidiary) are subject to a valid, perfected first priority security interest (subject to Permitted Liens) in favor of the Administrative Agent (for the benefit of the Lender Parties); (e) in the case of a newly created or acquired Subsidiary that is organized under the laws of Bermuda, such Subsidiary shall become a party to a guarantee agreement that guarantees repayment of the Bermuda Secured Obligations and a security agreement that secures repayment of the Bermuda Secured Obligations, in each case in accordance with Section 5.13(c); and (f)(i) immediately prior to any such purchase or other acquisition or entering into a commitment with respect to such purchase or acquisition, whichever occurs first, (A) no Default or Event of Default shall have occurred and be continuing, (B) a Dominion Period shall not be continuing and (C) the Borrowers shall be in compliance with the covenants set forth in Section 6.13; (ii) immediately after giving effect to any such purchase or other acquisition, or entering into a commitment with respect to such purchase or acquisition, whichever occurs first, on a Pro Forma Basis, (A) no Default or Event of Default shall have occurred and be continuing, (B) a Dominion Period shall not be continuing (it being understood that Eligible Accounts and Eligible Inventory acquired in the applicable Permitted Acquisition shall be included for purposes of determining whether a Dominion Period shall be continuing immediately after giving effect to such Permitted Acquisition), and (C) the Borrowers shall be in compliance with the covenants set forth in Section 6.13 (it being understood that Eligible Accounts and Eligible Inventory acquired in the applicable Permitted Acquisition shall be included for purposes of determining such compliance immediately after giving effect to such Permitted Acquisition) for the Test Period ending immediately preceding the consummation of any such purchase or other acquisition for which financial statements have been delivered pursuant to Section 5.01(a) or (b); and (iii) the Company shall have delivered to the Administrative Agent a certificate of its chief financial officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all the requirements set forth in this definition have been satisfied with respect to such purchase or other acquisition, together with reasonably detailed calculations demonstrating satisfaction of the requirements set forth in clauses (f)(i)(C) and (f)(ii)(C) above.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Encumbrances” means:

(a)           Liens imposed by law for Taxes that are not yet due or are being contested or not paid in compliance with Section 5.04;

(b)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c)           other than Liens imposed by ERISA, pledges and deposits made in the ordinary course of business (i) in compliance with workers’ compensation, unemployment insurance, health, disability or other employee benefits or social security legislation or property, casualty or liability insurance and other social security laws or retirement benefits or similar laws or regulations and (ii) in respect of letters of credit or bank guarantees that are posted to secure the payment of items in clause (i);

(d)           Liens granted and deposits and other investments made to secure (i) the performance of bids, contracts, leases, statutory obligations, surety bonds, appeal bonds, performance bonds, bid bonds, customs bonds and other obligations of a like nature, in each case in the ordinary course of business and (ii) in respect of letters of credit or bank guarantees that are posted to secure the payment of items in clause (i);

(e)           Liens incurred to secure appeal bonds and judgment and attachment liens in respect of judgments;

(f)           easements, zoning restrictions, mineral reservations, rights-of-way, restrictions, encroachments, covenants, servitudes and similar encumbrances on real property customarily granted by similar situated property owners in the Borrowers’ industry or imposed by Requirements of Law or arising in the ordinary course of business that do not materially and adversely affect the use, value or enjoyment of the affected property as currently used by the applicable Loan Party or interfere with the ordinary conduct of business of any Borrower or any of the Subsidiaries in any material respect;

(g)           leases, subleases, licenses or sublicenses entered into by the Borrowers or the Subsidiaries or granted to third Persons by the Borrowers or the Subsidiaries in the ordinary course of business (including interests of any lessor, sublessor, licensee or sublicensee thereunder) that do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of any Borrower or any Subsidiary;

(h)           Liens of a collecting bank arising in the ordinary course of business and covering only items being collected upon and bankers’ liens, rights of setoff and other similar Liens on cash and investments on deposit in one or more accounts maintained by the Company or any of the Subsidiaries, in each case in the ordinary course of business, securing amounts owing to such bank with respect to cash management arrangements, including those involving pooled cash management and deposit accounts, and netting arrangements in respect of such accounts; provided that, to the extent required by the terms of the applicable Loan Documents, such bank shall have entered into a Deposit Account Control Agreement with the Administrative Agent with respect to any such accounts; and

(i)           Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods.

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness for borrowed money.

“Permitted Holder” means any Plan Sponsor or its Affiliates.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000 and which has, at the time of acquisition of the applicable certificate of deposit, banker’s acceptance or time deposit, (i) in the case of such investments maturing within 180 days from the date of acquisition thereof, short-term debt ratings of A-1 or better by S&P and P-1 or better by Moody’s, and (ii) in the case of such investments maturing later than 180 days (but in any event within one year) from the date of acquisition thereof, long-term debt ratings of AA+ or better by S&P and Aa1 or better by Moody’s;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in paragraph (a) above and entered into with a financial institution satisfying the criteria described in paragraph (c) above;

(e) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000;

(f) direct obligations issued by any State of the United States or any political subdivision of such state or public instrumentality thereof maturing within one year and having, at the time of acquisition, the highest long-term rating obtainable from both S&P and Moody’s; and

(g) in respect of any Foreign Subsidiary, (i) instruments equivalent to those Permitted Investments referred to in paragraphs (a) through (f) above that are denominated in local currencies other than Dollars, which have a credit quality and tenor no less favorable than the credit quality and tenor of those Permitted Investments referred to in paragraphs (a) through (f) above and customarily used by Persons for short-term cash management purposes in the jurisdiction of the relevant Foreign Subsidiary, to the extent reasonably required in connection with any business conducted by such Foreign Subsidiary and (ii) in the case of PPC Mexico and its subsidiaries, investments permitted under Section 6.3 of the Mexican Credit Facility as in effect as of the Effective Date.

“Permitted Lien” means any Lien permitted under Section 6.02.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan of Reorganization” means the Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code of the Company and certain of the Subsidiaries that was filed with the Bankruptcy Court on November 17, 2009 and confirmed by order of the Bankruptcy Court on December 8, 2009, as in effect as of the Effective Date.

“Plan Sponsor” means (a) JBS USA Holdings, Inc., a Delaware corporation, or (b) any wholly-owned subsidiary thereof that is (i) organized under the laws of the United States, any State thereof or the District of Columbia, and (ii) has been formed for the purpose of acquiring a majority of the Equity Interests of the Company, or merging or consolidating with the Company for the purpose of acquiring a majority of the Equity Interests of the Company.

“Pledged Subsidiary” has the meaning assigned to such term in Section 6.03(a)(i)(E).

“PPC Mexico” means Avícola Pilgrim’s Pride de Mexico, S. de R.L. de C.V.

“Prepayment Event” means:

(a) any sale, transfer or other disposition of any property or asset of any Loan Party described in Section 6.05(a)(iii), (e), (g), (h) or (m); or

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Loan Party with a fair value immediately prior to such event equal to or greater than $1,000,000; or

(c) the issuance of any Equity Interests of, or contributions to, the Company, other than any of the foregoing if the Net Proceeds therefrom are (i) used to finance a Permitted Acquisition, (ii) used to make Capital Expenditures in accordance with Section 6.12 or (iii) received by the Company in connection with issuances to directors, officers, employees or members of management of the Company or any Subsidiary (or the estates, heirs, family members, spouses or former spouses of any of the foregoing) pursuant to any employee benefit plan or employment agreement, or for other compensatory reasons; provided that the receipt of amounts from transactions described in this clause (iii) shall constitute a Prepayment Event to the extent such amounts exceed $10,000,000 in any Fiscal Year (provided that any amount by which such amounts received by the Company are less than $10,000,000 in any Fiscal Year may be carried over to the next following Fiscal Year; and provided, further, that the aggregate amount permitted to be excluded as a Prepayment Event pursuant to this clause (iii), after giving effect to any such amount carried over, shall not exceed $20,000,000 in any Fiscal Year); or

(d) the incurrence by any Loan Party of any Indebtedness, other than Indebtedness permitted under Section 6.01 (other than Section 6.01(t)(i), unless the Net Proceeds of such Indebtedness are used to finance a Permitted Acquisition).

“Prime Rate” means, on any day, a rate of interest per annum equal to the “U.S. Prime Rate” as reported from time to time in the Money Rates Section of the Eastern Edition of The Wall Street Journal or, if The Wall Street Journal shall cease publication or cease publishing the “U.S. Prime Rate” on a regular basis, such other regularly published average prime rate applicable to such commercial banks as is acceptable to the Administrative Agent in its reasonable discretion, with the consent of the Company, which consent will not be unreasonably withheld (provided that the Company’s consent shall not be required at any time there has occurred and is continuing any Default or an Event of Default).

“Prior Credit Agreements” means, individually or collectively as the context may require, (a) the 2006 Amended and Restated Credit Agreement (Convertible Revolving Loan and Term Loan), dated as of September 21, 2006, among CoBank, as administrative agent, the syndication parties thereto and the Company, as borrower; (b) the Fourth Amended and Restated Secured Credit Agreement, dated as of February 8, 2007, among the Borrowers, Bank of Montreal, Chicago Branch, as agent, and the lenders party thereto; and (c) the Amended and Restated Post-Petition Credit Agreement, dated as of December 31, 2008, among the Company, the guarantors party thereto, Bank of Montreal, as agent, and the lenders party thereto.

“Pro Forma Basis” means, with respect to any test hereunder in connection with any event, that such test shall be calculated after giving effect on a pro forma basis for the period of such calculation to (a) such event as if it happened on the first day of such period (it being understood that with respect to any acquisition or disposition, any such adjustments (including cost savings that are reasonably acceptable to the Administrative Agent) shall be permitted solely to the extent they arise out of events which are directly attributable to the acquisition or the disposition, are factually supportable and are expected to have a continuing impact within 180 days after the date of such acquisition or disposition, and as certified by a Financial Officer of the Company); or (b) the incurrence of any Indebtedness by the Company or any Subsidiary and any incurrence, repayment, issuance or redemption of other Indebtedness of the Company or any Subsidiary occurring at any time subsequent to the last day of the Test Period and on or prior to the date of determination, as if such incurrence, repayment, issuance or redemption, as the case may be, occurred on the first day of the Test Period.

“Protective Advance” has the meaning assigned to such term in Section 2.04(a).

“PSA” means the Packers and Stockyard Act of 1921, 7 U.S.C. Section 181 et seq.

“Puerto Rico Security Agreement” means a Pledge, Assignment and Security Agreement, in substantially the form of Exhibit F-4, among the Bermuda Loan Parties and the Administrative Agent, for the benefit of the Lender Parties.

“Qualified Officers” means (a) Don Jackson, (b) Walt Shafer, (c) Jerry Wilson and (d) any qualified successor who, after affording the Company a reasonable time to employ a replacement officer, is (i) reasonably qualified to perform the duties of the officer being replaced and (ii) approved by the Joint Syndication Agents, any such approval not to be unreasonably withheld or delayed.

“Rabobank” means Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank International”, New York Branch in its individual capacity, and its successors.

“Redomestication” has meaning assigned to such term in Section 6.03(a)(iii).

“Register” has the meaning assigned to such term in Section 9.04(b)(iv).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Rent or Collateral Access Reserve” means, with respect to any facility, warehouse, distribution center, regional distribution center, depot, rail car or other location where any Inventory subject to Liens arising by operation of Requirements of Law is located and as to which no Collateral Access Agreement is in effect, a reserve equal to (i) three months’ rent at such facility, warehouse, distribution center, regional distribution center, depot or other location or (ii) in the case of a rail car, an amount equal to the freight for transporting such Inventory and any other amounts payable by the Loan Parties to the applicable carrier.

“Report” means reports prepared by the Collateral Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the Borrowers’ assets from information furnished by or on behalf of the Borrowers, after the Collateral Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lender Parties by the Administrative Agent.

“Required Lenders” means, at any time, Lenders having (or, in the case of Voting Participants, holding participations in) Credit Exposure and unused Commitments representing more than 66 2/3% of the sum of the aggregate Credit Exposure and unused Commitments at such time.  For purposes of this definition, the Credit Exposure and unused Commitments of each Lender shall be reduced by the amount thereof that is allocated to Voting Participants.

“Required Revolving Lenders” means, at any time, Revolving Lenders having (or, in the case of Voting Participants, holding participations in) Revolving Exposures and unused Revolving Commitments representing more than 50% of the sum of the Aggregate Revolving Exposure and unused Revolving Commitments at such time.  For purposes of this definition, the Revolving Exposure and unused Revolving Commitments of each Revolving Lender shall be reduced by the amount thereof that is allocated to Voting Participants.

“Required Term A Lenders” means, at any time, Term A Lenders having (or, in the case of Voting Participants, holding participations in) outstanding Term A Loans in an aggregate principal amount representing more than 50% of the aggregate principal amount of all outstanding Term A Loans.  For purposes of this definition, the outstanding Term A Loans of each Term A Lender shall be reduced by the amount thereof that is allocated to Voting Participants.

“Requirement of Law” means, as to any Person, the certificate of incorporation and bylaws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means any and all reserves which the Administrative Agent deems necessary, in its Permitted Discretion, to maintain (including, without limitation, reserves for accrued and unpaid interest on the Secured Obligations, Banking Services Reserves, Rent or Collateral Access Reserves, Dilution Reserves, Inventory Reserves, reserves for Swap Obligations that constitute Secured Obligations, reserves for Permitted Liens that attach to any Loan Party’s Accounts or Inventory pursuant to Section 6.02, reserves for contingent liabilities of any Loan Party, reserves in respect of rights of sellers of livestock, poultry and perishable agricultural commodities under PACA, PSA or other similar Requirements of Law (including outstanding checks to livestock growers, swine fee payables, deferred livestock payables and the grower guarantee payables), reserves for consignee’s, warehousemen’s and bailee’s charges, reserves for unpaid and accrued sales taxes, reserves for banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts, reserves for uninsured losses of any Loan Party, reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation (whether or not previously disclosed to the Lender Parties) and reserves for Taxes, fees, assessments, and other governmental charges) with respect to the Collateral or any Loan Party, in each case without duplication.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company.

“Restructuring Charges” means any asset impairment charges, lease termination costs, severance costs, facility shutdown costs, write-offs and write-downs of Intangible Assets and other related restructuring charges related to or associated with a permanent reduction in capacity, closure of plants or facilities, cut-backs or plant closures or a significant reconfiguration of a facility; provided that to the extent that any of the foregoing constitutes a cash charge, it shall only constitute a Restructuring Charge to the extent arising out of actions taken during or in connection with the bankruptcy of the Company and certain of the Subsidiaries or the Plan of Reorganization.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Sections 2.09 and 2.10, respectively, and (b) assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Revolving Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable.  The initial aggregate amount of the Lenders’ Revolving Commitments is $600,000,000.

“Revolving Exposure” means, with respect to any Lender at any time, the sum (without duplication) of (a) the outstanding principal amount of Revolving Loans of such Lender at such time, plus (b) the Swingline Exposure of such Lender at such time, plus (c) the LC Exposure of such Lender at such time.

“Revolving Lender” means, as of any date of determination, a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means a Loan made pursuant to Section 2.01(a).

“Revolving Note” means a promissory note of the Borrowers that is payable to any Revolving Lender, in substantially the form of Exhibit E-1, evidencing the aggregate Indebtedness of the Borrowers to such Revolving Lender resulting from outstanding Revolving Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“SEC” means the Securities and Exchange Commission.

“Secured Grower Payables” means all amounts owed from time to time by any Borrower to any Person on account of the purchase price of agricultural products or services (including poultry and livestock) if the Administrative Agent reasonably determines that such Person is entitled to the benefits of any grower’s or producer’s lien, statutory trust or similar security arrangements to secure the payment of any amounts owed to such Person (in each case whether any of the foregoing arises under PACA, PSA or other similar Requirements of Law).

“Secured Obligations” means, individually or collectively as the context may require, the U.S. Secured Obligations and the Bermuda Secured Obligations.

“Security Agreements” means, individually or collectively as the context may require, the U.S. Security Agreement, the Bermuda Pledge Agreement, the Bermuda Security Agreement and the Puerto Rico Security Agreement.

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Company as of such date.

“Specified Indebtedness” means all Indebtedness of the Loan Parties with respect to the Prior Credit Agreements and Indebtedness under the following indentures: (a) approximately $400,000,000 aggregate principal amount outstanding of 7 5/8% Senior Notes, maturing May 1, 2015, pursuant to the Senior Debt Securities Indenture, dated as of January 24, 2007, by and between the Company and HSBC Bank USA, National Association, as successor trustee (“HSBC”), and the First Supplemental Indenture, dated as of January 24, 2007, by and between the Company and HSBC; (b) approximately $250,000,000 aggregate principal amount outstanding of 8 3/8% Senior Subordinated Notes, maturing May 1, 2017, pursuant to the Senior Subordinated Debt Securities Indenture, dated as of January 27, 2007, by and between the Company and The Bank of New York Mellon Trust Company, N.A., as successor trustee (“BNY Mellon”), and the First Supplemental Indenture, dated as of January 24, 2007, by and between the Company and BNY Mellon; and (c) approximately $100,000,000 aggregate initial principal amount outstanding of 9 ¼% Senior Subordinated Notes, due November 15, 2013, pursuant to the Subordinated Indenture, dated as of November 21, 2003, between the Company and The Bank of New York.

“Specified Property” means the real property of the Company and the Subsidiaries referred to on Schedule 5.13(f) and the personal property constituting fixtures (as defined in the UCC) that are located thereon, which, as of the Effective Date, are idle or reasonably anticipated to be sold.

“Standby LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Standby Letters of Credit at such time, plus (b) the aggregate amount of all LC Disbursements relating to Standby Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers at such time.  The Standby LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the aggregate Standby LC Exposure at such time.

“Standby Letter of Credit” means any Letter of Credit other than a Commercial Letter of Credit.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subject Loan Party” has the meaning assigned to such term in Section 6.03(a)(ii)(B).

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the voting power general partnership interests) are, as of such date, owned, controlled or held; or (b) in which, as of such date, the parent is the controlling general partner or otherwise possesses the ability (without the consent of any other Person but giving effect to any contractual arrangements with third Persons) to control the management thereof (whether by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent).

“Subsidiary” means any direct or indirect subsidiary of the Company or a Loan Party, as applicable.

“Successor Company” has the meaning assigned to such term in Section 6.03(a)(ii)(B)(2).

“Swap Agreement” means any agreement or exchange-traded transaction with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by present or former directors, officers, employees, members of management or consultants of the Company or any of the Subsidiaries (or the estate, heirs, family members, spouse, or former spouse of any of the foregoing) shall be a Swap Agreement.

“Swap Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements; and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

“Swingline Exposure” means, at any time, the sum of the aggregate outstanding Swingline Loans at such time.  The Swingline Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” means CoBank, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.05.

“Swingline Note” means a promissory note of the Borrowers that is payable to the Swingline Lender, in substantially the form of Exhibit E-2, evidencing the aggregate Indebtedness of the Borrowers to the Swingline Lender resulting from outstanding Swingline Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“Tax Distribution” means, with respect to any Person, any dividend or other distribution to any direct or indirect member of an affiliated group that files a consolidated U.S. Federal tax return with such Person, in accordance with one of the tax sharing agreements set forth on Schedule 1.01(b) or any other tax sharing agreement or similar arrangement in each case in an amount not in excess of the amount that such Person (or such Person and its subsidiaries) would have been required to pay in respect of Federal, State or local Taxes, as the case may be, in respect of such year if such Person had paid such Taxes directly as a stand-alone taxpayer (or on behalf of a stand-alone group).

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term A Lenders” means, as of any date of determination, Lenders having a Term A Loan Commitment.

“Term A Loan Commitment” means (a) as to any Term A Lender, the aggregate commitment of such Term A Lender to make Term A Loans as set forth in the Commitment Schedule or in the most recent Assignment and Assumption executed by such Term A Lender and (b) as to all Term A Lenders, the aggregate commitment of all Term A Lenders to make Term A Loans, which aggregate commitment shall be $375,000,000.00 on the Effective Date, prior to giving effect to any Effective Date Incremental Commitments.  After advancing the Term A Loan, each reference to a Term A Lender’s Term A Loan Commitment shall refer to that Term A Lender’s Applicable Percentage of the Term A Loans.

“Term A Loans” means the Term A Loans extended by the Term A Lenders to the Borrowers pursuant to Section 2.01(b).

“Term A Note” means a promissory note of the Borrowers that is payable to any Term A Lender, in substantially the form of Exhibit E-3, evidencing the aggregate Indebtedness of the Borrowers to such Term A Lender resulting from outstanding Term A Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“Term B Lenders” means, individually or collectively as the context may require, the Term B-1 Lenders and the Term B-2 Lenders.

“Term B Loan Commitment” means, individually or collectively as the context may require, the Term B-1 Loan Commitments and the Term B-2 Loan Commitments.

“Term B Loans” means, individually or collectively as the context may require, the Term B-1 Loans or the Term B-2 Loans.

“Term B-1 Lenders” means, as of any date of determination, Lenders having a Term B-1 Loan Commitment.

“Term B-1 Loan Commitment” means (a) as to any Term B-1 Lender, the aggregate commitment of such Term B-1 Lender to make Term B-1 Loans as set forth in the Commitment Schedule or in the most recent Assignment and Assumption executed by such Term B-1 Lender and (b) as to all Term B-1 Lenders, the aggregate commitment of all Term B-1 Lenders to make Term B-1 Loans, which aggregate commitment shall be $439,692,535.89 on the Effective Date, prior to giving effect to any Effective Date Incremental Commitments.  After advancing the Term B-1 Loan, each reference to a Term B-1 Lender’s Term B-1 Loan Commitment shall refer to that Term B-1 Lender’s Applicable Percentage of the Term B-1 Loans.

“Term B-1 Loans” means the Term B-1 Loans extended by the Term B-1 Lenders to the Borrowers pursuant to Section 2.01(c).

“Term B-1 Note” means a promissory note of the Borrowers that is payable to any Term B-1 Lender, in substantially the form of Exhibit E-4, evidencing the aggregate Indebtedness of the Borrowers to such Term B-1 Lender resulting from outstanding Term B-1 Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“Term B-2 Lenders” means, as of any date of determination, Lenders having a Term B-2 Loan Commitment.

“Term B-2 Loan Commitment” means (a) as to any Term B-2 Lender, the aggregate commitment of such Term B-2 Lender to make Term B-2 Loans as set forth in the Commitment Schedule or in the most recent Assignment and Assumption executed by such Term B-2 Lender and (b) as to all Term B-2 Lenders, the aggregate commitment of all Term B-2 Lenders to make Term B-2 Loans, which aggregate commitment shall be $335,307,464.11 on the Effective Date, prior to giving effect to any Effective Date Incremental Commitments.  After advancing the Term B-2 Loan, each reference to a Term B-2 Lender’s Term B-2 Loan Commitment shall refer to that Term B-2 Lender’s Applicable Percentage of the Term Loans.

“Term B-2 Loans” means the Term B-2 Loans extended by the Term B-2 Lenders to the Borrowers pursuant to Section 2.01(d).

“Term B-2 Note” means a promissory note of the Borrowers that is payable to any Term B-2 Lender, in substantially the form of Exhibit E-5, evidencing the aggregate Indebtedness of the Borrowers to such Term B-2 Lender resulting from outstanding Term B-2 Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“Term Exposure” means, with respect to any Lender at any time, the outstanding principal amount of Term Loans of such Lender at such time.

“Term Lenders” means, individually or collectively as the context may require, the Term A Lenders or the Term B Lenders.

“Term Loan Commitments” means, individually or collectively as the context may require, the Term A Loan Commitments or the Term B Loan Commitments.

“Term Loans” means, individually or collectively as the context may require, the Term A Loans or the Term B Loans.

“Test Period” means the applicable period for testing a financial covenant set forth in Section 6.13.

“Title Insurance Company” means Chicago Title Insurance Company or any other nationally reputable title insurance company that is retained by the Borrowers and is reasonably acceptable to the Administrative Agent.

“To-Ricos” means To-Ricos, Ltd., a Bermuda company.

“To-Ricos Distribution” means To-Ricos Distribution, Ltd., a Bermuda company.

“Total Indebtedness” means, at any date, the aggregate principal amount of all Indebtedness of the Company at such date, determined on a consolidated basis, to the extent required to be reflected in the “Liabilities” section of the consolidated balance sheet of the Company (it being understood that all current intercompany liabilities shall be excluded whether shown on the consolidated balance sheet or excluded therefrom on a net basis).

“Transactions” means, collectively, (a) the execution, delivery and performance by the Borrowers of this Agreement, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder and (b) the other transactions contemplated by the Plan of Reorganization.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Alternate Base Rate or, in the case of Term B-2 Loans or Term B-2 Borrowings, the rate of interest provided in Section 2.14(c).

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“United States” or “U.S.” means the United States.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is:  (a) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (b) any other obligation (including any guarantee) that is contingent in nature at such time; or (c) an obligation to provide collateral to secure any of the foregoing types of obligations.

“U.S. Collection Deposit Account” has the meaning assigned to such term in the U.S. Security Agreement.

“U.S. Guaranty” means Article X of this Agreement.

“U.S. LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).

“U.S. Loan Guarantor” means each Loan Party (other than (i) the Company and (ii) the Bermuda Loan Parties and their subsidiaries) and any other Person that becomes a U.S. Loan Guarantor pursuant to Section 5.13(a).

“U.S. Loan Parties” means the Company, the Company’s Domestic Subsidiaries and First-Tier Foreign DREs party hereto on the Effective Date and any other Person who, as required by the terms hereof, becomes a party to this Agreement in its capacity as a U.S. Loan Party pursuant to a Joinder Agreement and their successors and assigns.

“U.S. Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the U.S. Loan Parties to the Lenders or to any Lender, the Administrative Agent, any Issuing Bank with respect to a Letter of Credit or any indemnified party arising under the Loan Documents.

“U.S. Secured Obligations” means all U.S. Obligations, together with all (a) Banking Services Obligations of the U.S. Loan Parties and (b) Swap Obligations of the U.S. Loan Parties owing to one or more counterparties that are Lenders or Affiliates of Lenders at the time that such Swap Obligations are incurred; provided that at or prior to the time that any transaction relating to such Swap Obligation is executed, the Lender or Affiliate of a Lender and the U.S. Loan Party party thereto shall have delivered written notice to the Administrative Agent that such a transaction has been entered into and that it constitutes a U.S. Secured Obligation entitled to the benefits of the Collateral Documents in favor of the Lender Parties.

“U.S. Security Agreement” means a Pledge and Security Agreement, in substantially the form of Exhibit F-1, among the U.S. Loan Parties and the Administrative Agent, for the benefit of the Lender Parties, and any other pledge or security agreement entered into, after the Effective Date by any other U.S. Loan Party (as required by this Agreement or any other Loan Document), or any other Person.

“Value of Eligible Inventory” means, at any given time, (a) with respect to Eligible Inventory consisting of feed grains, prepaid grain in transit, feed and ingredients, dressed broiler chickens, commercial eggs, breeder hens, breeder cockerels, breeder pullets, commercial hens, commercial pullets, hatching eggs, live broiler chickens and prepared food products, the standard and/or moving average cost determined for such Eligible Inventory, consistently applied in accordance with GAAP; and (b) with respect to Eligible Inventory consisting of vaccines on the farm, the moving average cost determined for such inventory basis, consistently applied in accordance with GAAP.

“Voting Participant” has the meaning assigned to such term in Section 9.04(f).

“Voting Participant Notification” has the meaning assigned to such term in Section 9.04(f).

“Wal-Mart” means Wal-Mart Stores, Inc., a Delaware corporation.

“Weekly Reporting Period” means any period (a) during which any Default or any Event of Default has occurred and is continuing, or (b) that constitutes a Minimum Availability Period; provided that if the circumstances described in clause (a) or (b), as applicable, shall occur and cease to exist twice during any calendar year, then any subsequent Weekly Reporting Period occurring during such calendar year shall continue through the end of such calendar year.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03. Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as amended, restated, amended and restated, or otherwise modified from time to time (subject to any restrictions on such amendments, restatements, amendments and restatements or other modifications set forth herein); (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, to the extent such successors and assigns are permitted hereunder and under the other Loan Documents; (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement; (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights; and (f) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, together with all rules, regulations and interpretations thereunder or related thereto.  A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived by the Administrative Agent pursuant to this Agreement or, in the case of a Default, is cured (i) within any period of cure expressly provided for in this Agreement (in the case of any Default occurring other than pursuant to paragraph (f), (g) or (k) of Article VII) or (ii) prior to time that any Lender Party exercises any remedies under any Loan Document (in the case of any Default or Event of Default occurring pursuant to paragraph (f), (g) or (k) of Article VII); provided that the Borrower Representative may exercise its right to cure any such Default or Event of Default only if it has provided notice of such Default to the Administrative Agent to the extent required pursuant to Section 5.02(a); and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived by the Administrative Agent.

SECTION 1.04. Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that (a) all determinations of whether the Borrowers are in compliance with the covenants set forth in Section 6.13 shall be made in accordance with GAAP consistently applied in accordance with the financial statements for the fiscal year of the Company ended September 26, 2009 and (b) if the Borrower Representative notifies the Administrative Agent that the Borrowers request an amendment to any provision hereof to reflect the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower Representative that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then the Borrower and the Administrative Agent shall negotiate in good faith to amend such covenant and related definitions (subject to the approval of the Required Lenders) to preserve the original intent thereof in light of such changes in GAAP or in the application thereof; provided that such provision shall be interpreted on the basis of GAAP in accordance with clause (a) above until such notice shall have been withdrawn or such provision shall have been amended in accordance herewith.  Notwithstanding the foregoing, all financial statements delivered hereunder shall be prepared, and all financial covenants herein shall be calculated, without giving effect to any election under Statement of Accounting Financial Standards 159 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof.

SECTION 1.05. Timing of Payment or Performance.  Except as set forth in the proviso to the definition of “Interest Period”, when the payment of any obligation or performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and, in respect of payment, such extension of time shall be reflected in computing interest or fees, as the case may be.

ARTICLE II

THE CREDITS

SECTION 2.01. Commitments.  Subject to the terms and conditions set forth herein, (a) each Revolving Lender agrees to make Revolving Loans to the Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment or (ii) the Aggregate Revolving Exposure exceeding the lesser of the aggregate Revolving Commitments and the Borrowing Base, subject to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.04; (b) each Term A Lender agrees to make a Term A Loan to the Borrowers, on the Effective Date, in an amount equal to such Lender’s Term A Loan Commitment by making immediately available funds available to the Administrative Agent’s designated account, not later than 11:00 a.m., Denver, Colorado time; (c) each Term B-1 Lender agrees to make a Term B-1 Loan to the Borrowers, on the Effective Date, in an amount equal to such Lender’s Term B-1 Loan Commitment by making immediately available funds available to the Administrative Agent’s designated account, not later than 11:00 a.m., Denver, Colorado time; and (d) each Term B-2 Lender agrees to make a Term B-2 Loan to the Borrowers, on the Effective Date, in an amount equal to such Lender’s Term B-2 Loan Commitment by making immediately available funds available to the Administrative Agent’s designated account, not later than 11:00 a.m., Denver, Colorado time; provided that, on the Effective Date, (x) each Existing Lender shall be deemed to have funded, in accordance with the requirements of Section 2.07(a), its respective Revolving Loans and Term Loans, as applicable, to the extent of its Existing Loans and shall not be required to wire transfer funds in such amounts as provided in such Section; (y) each Existing Lender shall fund, in accordance with the requirements of Section 2.07(a), the applicable Loans pursuant to the terms of this Agreement to the extent that such Existing Lender’s Commitments exceed its Existing Loans; and (z) the Borrowers shall pay to each Existing Lender (i) an amount equal to the excess, if any, of such Existing Lender’s Existing Loans over such Existing Lender’s Commitment and (ii) any other amounts with respect to the Existing Loans (including, without limitation, accrued and unpaid interest and break funding payments) that would be payable to such Existing Lender pursuant to the Prior Credit Agreements if all of such Existing Lender’s Existing Loans were being repaid in full in cash on the Effective Date.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.  Amounts repaid in respect of Term Loans may not be reborrowed.

SECTION 2.02. Loans and Borrowings.  (a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class.  Any Protective Advance and any Swingline Loan shall be made in accordance with the procedures set forth in Sections 2.04 and 2.05, respectively.  The Term Loans shall amortize as set forth in Section 2.11.

(b) Subject to Section 2.14, (i) each Borrowing of Revolving Loans, Term A Loans and Term B-1 Loans shall be comprised entirely of ABR Loans or Eurodollar Loans, in each case as the Borrower Representative may request in accordance herewith; and (ii) each Term B-2 Borrowing shall be comprised entirely of Loans accruing interest at a fixed rate, as provided in Section 2.14(c); provided that all Borrowings, other than Term B-2 Borrowings, made on the Effective Date must be made as ABR Borrowings but may be converted into Eurodollar Borrowings in accordance with Section 2.08.  Each Swingline Loan shall be an ABR Loan.  Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Borrowing of a Eurodollar Revolving Loan, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000.  At the time that any Borrowing of an ABR Revolving Loan is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that each Borrowing of an ABR Revolving Loan may be in an aggregate amount that is equal to the entire unused balance of the aggregate Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e), the repayment of a Protective Advance as contemplated by Section 2.04(a) or the repayment of a Swingline Loan as contemplated by Section 2.05(c).  Each Swingline Loan shall be in any amount requested by the Borrower Representative.  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 Eurodollar Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower Representative shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Requests for Borrowings.  To request a Borrowing, the Borrower Representative shall notify the Administrative Agent of such request in a written Borrowing Request signed by the Borrower Representative and delivered by PDF or facsimile (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., Denver, Colorado time, three Business Days before the date of the proposed Borrowing; or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., Denver, Colorado time, one Business Day prior to the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 8:00 a.m., Denver, Colorado time, on the date of the proposed Borrowing.  Each Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.01:

(i) the name of the applicable Borrower;

(ii) the aggregate amount of the requested Borrowing and a breakdown of the separate wires comprising such Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(v) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the applicable Borrower(s) shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Protective Advances.  (a) Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s sole discretion (but with absolutely no obligation), to make Revolving Loans to the Borrowers, on behalf of all Lenders, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof; (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations; or (iii) to pay any other amount chargeable to or required to be paid by the Borrowers pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees and expenses as described in Section 9.03) and other sums payable under the Loan Documents (any of such Revolving Loans are herein referred to as “Protective Advances”); provided that the aggregate amount of Protective Advances outstanding at any time shall not at any time exceed 5% of the aggregate Revolving Commitments; and provided, further, that the aggregate amount of outstanding Protective Advances plus the Aggregate Revolving Exposure shall not exceed the aggregate Revolving Commitments.  Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied.  The Protective Advances shall be secured by the Liens in favor of the Administrative Agent (for the benefit of the Lender Parties) in and to the Collateral of the U.S. Loan Parties (in the case of Protective Advances made to the Company) or the Collateral of all the Loan Parties (in the case of Protective Advances made to the Bermuda Borrowers) and shall constitute U.S. Secured Obligations (in the case of Protective Advances made to the Company) or Bermuda Secured Obligations (in the case of Protective Advances made to the Bermuda Borrowers).  All Protective Advances shall be ABR Borrowings.  The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders.  Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof.  At any time that there is sufficient Availability and the conditions precedent set forth in Section 4.02 have been satisfied, the Administrative Agent may request the Revolving Lenders to make a Revolving Loan to repay a Protective Advance.  At any other time the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.04(b).

(b) Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default), each Revolving Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage.  From and after the date, if any, on which any Revolving Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Revolving Lender, such Revolving Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.

SECTION 2.05. Swingline Loans.  (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrowers, from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $50,000,000 or (ii) the sum of the Aggregate Revolving Exposure exceeding the lesser of the aggregate Revolving Commitments and the Borrowing Base, in each case both before and immediately after giving effect to such Swingline Loan; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Borrower Representative shall notify the Administrative Agent of such request by PDF or facsimile, not later than 2:00 p.m., Denver, Colorado time, on the day of a proposed Swingline Loan.  Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan.  The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower Representative.  The Swingline Lender shall make each Swingline Loan available to the Borrowers by means of a credit to the Funding Account(s) (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the applicable Issuing Bank.

(c) Upon the making of a Swingline Loan (whether before or after the occurrence of a Default or Event of Default and regardless of whether any Revolving Lender is then required to fund its Applicable Percentage of the Swingline Exposure pursuant to Section 2.05(d)), each Revolving Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Swingline Lender or the Administrative Agent, as the case may be, without recourse or warranty, an undivided interest and participation in such Swingline Loan in proportion to its Applicable Percentage of the Revolving Commitment.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Swingline Loans is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Swingline Loan or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  The Swingline Lender or the Administrative Agent may, at any time, require the Revolving Lenders to fund their participations.  From and after the date, if any, on which any Revolving Lender is required to fund its participation in any Swingline Loan purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Loan.

(d) Promptly following (i) notice by the Administrative Agent to any Revolving Lender of the occurrence of any Event of Default or (ii) any request therefor (which request the Swingline Lender may make from time to time in its sole and absolute discretion) by the Swingline Lender to the Administrative Agent (which request the Administrative Agent shall promptly forward to each Revolving Lender), each Revolving Lender shall make a Revolving Loan in a principal amount equal to such Revolving Lender’s Applicable Percentage of the Swingline Exposure then outstanding.  Each Revolving Lender receiving any such notice or request shall wire transfer, at or before 3:00 p.m., Denver, Colorado time, on the Business Day that it receives  such notice or request immediately available funds in an amount equal to such Revolving Lender’s Applicable Percentage of the Swingline Exposure specified in such notice or request to the account of the Administrative Agent most recently designated for such purpose by notice to the Revolving Lenders, and the Administrative Agent shall promptly pay over such amounts to the Swingline Lender for application to the outstanding Swingline Loans; provided that if any such notice or request is received by a Revolving Lender after 12:00 noon, Denver, Colorado time, on any Business Day, such amounts shall not be required to be so wire transferred until 3:00 p.m., Denver, Colorado time, on the next following Business Day.

SECTION 2.06. Letters of Credit.  (a) General.  Subject to the terms and conditions set forth herein, the Borrower Representative may request the issuance of Letters of Credit for its own account or for the account of another Borrower, pursuant to a written Issuance Request, at any time and from time to time during the Availability Period.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Issuance Request, form of letter of credit application or other agreement submitted by the Borrowers to, or entered into by the Borrowers with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower Representative shall deliver PDF or facsimile to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a written Issuance Request.  Each such written Issuance Request shall specify the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  It is understood that the reinstatement of all or a portion of a Letter of Credit in accordance with the terms thereof following a drawing thereunder shall not constitute an amendment, renewal or extension of such Letter of Credit.  If requested by the applicable Issuing Bank, the applicable Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $200,000,000 and (ii) the Aggregate Revolving Exposure shall not exceed the lesser of the aggregate Revolving Commitments and the Borrowing Base.

(c) Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date with respect to the Revolving Loans; provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall not in any event extend beyond the date that is five Business Days prior to the Maturity Date with respect to the Revolving Loans) under customary “evergreen” provisions.

(d) Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of any Issuing Bank or the Revolving Lenders, the applicable Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the applicable Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrowers on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrowers for any reason.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement.  If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrowers shall, subject to the terms hereof, reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 10:00 a.m., Denver, Colorado time, on the Business Day that the Borrower Representative receives notice of such LC Disbursement, if such notice is received prior to 8:00 a.m., Denver, Colorado time, on such Business Day (or, if the Borrower Representative receives notice of such LC Disbursement after 8:00 a.m., Denver, Colorado time, on any Business Day, by 10:00 a.m., Denver, Colorado time, on the next following Business Day); provided that the Borrower Representative may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan (or applicable portion thereof).  If the Borrowers fail to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrowers in respect thereof and such Lender’s Applicable Percentage thereof, and the Bermuda Borrowers shall have no obligation to reimburse any Person with respect to any LC Disbursement in respect of a Letter of Credit that does not constitute a Bermuda

Obligation.  Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrowers, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the applicable Issuing Bank, then to such Revolving Lenders and the applicable Issuing Bank as their interests may appear.  Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the applicable Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrowers of their obligation to reimburse such LC Disbursement.  Notwithstanding any other provision of this Agreement, in no case shall the Bermuda Borrowers be obligated to reimburse, nor shall any reimbursement made hereunder by the Bermuda Borrowers be applied to reimburse, an LC Disbursement which does not constitute a Bermuda Obligation.

(f) Obligations Absolute.  The Borrowers’ obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein; (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect; (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder.  Neither the Administrative Agent, the Revolving Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse the applicable Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by Requirements of Law) suffered by any Borrower that are caused by the applicable Issuing Bank’s failure to exercise the standard of care hereunder to be applicable when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction by final and nonappealable judgment), such Issuing Bank shall be deemed to have exercised such standard of care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures.  The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The applicable Issuing Bank shall promptly notify the Administrative Agent and the Borrower Representative by PDF or facsimile of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse the applicable Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest.  If any Issuing Bank shall make any LC Disbursement, then, unless the Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall accrue interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrowers reimburse such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that if the Borrowers fail to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.14(e) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the applicable Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment.

(i) Replacement of the Issuing Bank.  Any Issuing Bank may be replaced at any time by written agreement among the Borrower Representative, the Administrative Agent and the successor Issuing Bank.  The Administrative Agent shall notify the Revolving Lenders of any such replacement of an Issuing Bank.  At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.13(b).  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization.  Subject to Section 2.19(b), if any Event of Default shall occur and be continuing, on the Business Day that the Borrower Representative receives notice from the Administrative Agent or the Required Revolving Lenders demanding the deposit of cash collateral pursuant to this paragraph, (i) the Company shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lender Parties (the “U.S. LC Collateral Account”), an amount in cash equal to 105% of the LC Exposure as of such date plus accrued and unpaid interest thereon, and (ii) without duplication under clause (i), the Bermuda Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lender Parties (the “Non-U.S. LC Collateral Account”), an amount in cash equal to 105% of the LC Exposure with respect to the Bermuda Borrowers as of such date plus accrued and unpaid interest thereon; provided that in each case the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in paragraph (h) or (i) of Article VII.  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations, in the case of deposits in the U.S. LC Collateral Account, and the Bermuda Secured Obligations, in the case of deposits in the Non-U.S. LC Collateral Account.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over each such account and (x) the Company hereby grants the Administrative Agent (for the benefit of the Lender Parties) a security interest in the U.S. LC Collateral Account to secure the Secured Obligations and (y) the Bermuda Borrowers hereby grant the Administrative Agent (for the benefit of the Lender Parties) a security interest in the Non-U.S. LC Collateral Account to secure the Bermuda Secured Obligations.  Other than any interest earned on the investment of such deposits, which investments shall be in the form of Permitted Investments made at the option and sole discretion of the Administrative Agent (in accordance with its usual and customary practices for investments of this type) and at the Borrowers’ risk and reasonable expense, such deposits shall not accrue interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in each such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Company or the Bermuda Borrowers, as applicable, for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Required Revolving Lenders), be applied, in the case of deposits in the U.S. LC Collateral Account, to satisfy other Secured Obligations or, in the case of deposits in the Non-U.S. LC Collateral Deposit Account, to satisfy other Bermuda Secured Obligations.  If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three Business Days after all such Events of Default have been cured or waived.

(k) Existing Letters of Credit.  On the Effective Date, each Existing Letter of Credit shall, automatically and without further action, be deemed to be a Letter of Credit that has been issued hereunder as of the Effective Date for all purposes hereunder and under the other Loan Documents.  Without limiting the foregoing (i) each such Existing Letter of Credit shall be included in the calculation of LC Exposure, (ii) all liabilities of the Borrowers and the other Loan Parties with respect to such Existing Letters of Credit shall constitute Obligations and (iii) each Lender shall have reimbursement obligations with respect to such Existing Letters of Credit as provided in this Section 2.06.  Any Existing Letter of Credit that is renewed or extended shall be issued by an Issuing Bank referred to in clause (a) of the definition thereof.

SECTION 2.07. Funding of Borrowings.  (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 10:00 a.m., Denver, Colorado time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage; provided that Term Loans shall be made as provided in Sections 2.01(b), (c) and (d) and 2.02(b) and Swingline Loans shall be made as provided in Section 2.05.  The Administrative Agent will make such Loans available to the Borrower Representative promptly by crediting the amounts so received, in like funds, to the Funding Account(s); provided that ABR Revolving Loans made to finance the reimbursement of (i) an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank and (ii) a Protective Advance shall be retained by the Administrative Agent.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, or (ii) in the case of the Borrowers, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08. Interest Elections.  (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower Representative may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower Representative may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall not apply to Term B-2 Borrowings, Swingline Borrowings or Protective Advances, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower Representative shall notify the Administrative Agent of such election in an Interest Election Request signed by the Borrower Representative and delivered by PDF or facsimile by the time that a Borrowing Request would be required under Section 2.03 if the Borrowers were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such Interest Election Request shall be irrevocable.

(c) Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrower and the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to paragraphs (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower Representative fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower Representative, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09. Termination and Reduction of Commitments.  (a) Unless previously terminated, (i) the Term Loan Commitments shall terminate when funding is received by the Borrowers on the Effective Date and (ii) all other Commitments shall terminate on the earlier to occur of (A) the Maturity Date and (B) the occurrence of any event described in clause (i) or (ii) of Section 2.12(g).

(b) The Borrower Representative may at any time terminate the Revolving Commitments upon (i) the payment in full in cash of all outstanding Loans, together with accrued and unpaid interest thereon and on any Letters of Credit; (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to such Letters of Credit, the deposit by the applicable Borrower in the applicable LC Collateral Accounts of cash (or, with the consent of the Administrative Agent, the Required Lenders and each applicable Issuing Bank, a back-up standby letter of credit) equal to 105% of the LC Exposure as of such date in accordance with Section 2.06(j); (iii) the payment in full in cash of the accrued and unpaid fees; and (iv) the payment in full in cash of all accrued and unpaid reimbursable expenses and other Obligations together with accrued and unpaid interest thereon.

(c) The Borrower Representative may from time to time reduce the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $10,000,000 and not less than $25,000,000 (or, in either case, if less, the aggregate remaining Revolving Commitment) and (ii) the Borrowers shall not reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the Aggregate Revolving Exposure would exceed the aggregate Revolving Commitments.

(d) The Borrower Representative shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) or (c) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower Representative pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower Representative may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower Representative (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments shall be permanent.  Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.10. Increase in Commitments.

(a) On the Effective Date, the Borrowers shall have the right to increase the aggregate Term A Loan Commitments and/or Term B Loan Commitments (each such increase, an “Effective Date Incremental Commitment”), to the extent that the Joint Lead Arrangers determine in their sole and absolute discretion that any of such Commitments has been oversubscribed by the Lenders thereunder; provided that (i) the Borrowers may not increase any such Commitment by more than $100,000,000; and (ii) after giving effect to any Effective Date Incremental Commitments, the aggregate Commitments shall not exceed $1,850,000,000.

(b) (i)  After the Effective Date, the Borrowers shall have the right to increase the aggregate Revolving Commitments by obtaining additional Revolving Commitments (“Incremental Revolving Commitments”), either from one or more of the Lenders or an additional Eligible Incremental Lender; provided that (A) any such Incremental Revolving Commitment shall be in a minimum amount of

$25,000,000; (B) the aggregate amount of all Incremental Revolving Commitments effected pursuant hereto shall not exceed $100,000,000; (C) after giving effect to any such Incremental Revolving Commitment, the aggregate Commitments shall not exceed $1,850,000,000; (D) any such new Revolving Lender shall have assumed all of the rights and obligations of a “Revolving Lender” hereunder; (E) any such Incremental Revolving Commitments shall, subject to Section 2.10(f), be on the same terms as the other Revolving Commitments; and (F) all of the procedures and other conditions described in this Section 2.10 shall have been satisfied.

(ii) After the Effective Date, the Borrowers shall have the right to increase the aggregate Term B Loan Commitments by obtaining additional Term B Loan Commitments (“Incremental Term B Commitments”), either from one or more of the Lenders or an additional Eligible Incremental Lender; provided that (A) any such Incremental Term B Commitment shall be in a minimum amount of $25,000,000; (B) the aggregate amount of all Incremental Term B Commitments effected pursuant hereto shall not exceed $400,000,000; (C) after giving effect to any such Incremental Term B Commitment, the aggregate Commitments shall not exceed $1,850,000,000; (D) any such new Term B Lender shall have assumed all of the rights and obligations of a “Term B Lender” hereunder; (E) any such Incremental Term B Commitments shall, subject to Section 2.10(f), be on the same terms as the other Term B Loan Commitments; and (F) all of the procedures and other conditions described in this Section 2.10 shall have been satisfied.

(c) The Borrower Representative shall request an Incremental Commitment by delivering a notice (an “Incremental Commitment Request”) to the Administrative Agent, who shall promptly notify the Lenders of the substance thereof.  The notice by the Administrative Agent to the Lenders describing each Incremental Commitment Request shall specify the time period (to be determined by the Borrower Representative in consultation with the Administrative Agent, but in no event be less than 15 Business Days from the date of delivery by the Borrower of the applicable Incremental Commitment Request to the Administrative Agent) within which each Lender is required to inform the Borrower Representative and the Administrative Agent whether such Lender intends to participate in the applicable Incremental Commitment.  Each Lender shall notify the Administrative Agent within the required time period whether or not it agrees to participate in the applicable Incremental Commitment and, if so, shall specify the amount of such Incremental Commitment it desires to be allocated to it.  Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.  Each determination by a Lender to participate in an Incremental Commitment shall be made by it in its sole and absolute discretion.

(d) The Administrative Agent shall notify the Borrower Representative and each Lender of the Lenders’ responses to each Incremental Commitment Request.  The Borrowers may obtain the agreement of additional Eligible Incremental Lenders to become Lenders pursuant to an Incremental Commitment Joinder Agreement, in substantially the form of Exhibit D (each, an “Incremental Commitment Joinder Agreement”).  Each such Eligible Incremental Lender shall, as a condition to participating in any Incremental Commitment, be required to deliver all forms, if any, that are required to be delivered by such Eligible Incremental Lender pursuant to Section 9.04 and any other information that the Administrative Agent requires from Lenders as a condition to becoming a party to this Agreement.  Any Incremental Commitment shall be allocated among the existing Lenders that agree to participate in such Incremental Commitment and additional Eligible Incremental Lenders who agree to become Lenders pursuant to an Incremental Commitment Joinder Agreement (in each case, up to the amount of each such Person’s agreed participation) as agreed by the Borrower Representative and the Administrative Agent.

(e) Any amendment hereto solely for Incremental Commitments shall be in form and substance satisfactory to the Administrative Agent and shall only require the written signatures of the Administrative Agent, the Borrower Representative (on behalf of the Borrowers) and the Lender(s) being added or increasing their Commitments.  As a condition precedent to any such increase, the Borrowers shall deliver to the Administrative Agent a certificate of each Loan Party (in sufficient copies for each Lender) signed by an authorized officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase; and (ii) in the case of the Borrowers, certifying that, before and immediately after giving effect to such increase, (A) the representations and warranties contained in Article III and the other Loan Documents shall be true and correct, except that such representations and warranties that relate solely to an earlier date shall be true and correct in all material respects as of such earlier date; (B) no Default or Event of Default shall have occurred and be continuing or would result from any such Incremental Commitment; and (C) at the time of and immediately after giving effect to each such Incremental Commitment (1) the Borrowers shall be in compliance with the covenants set forth in Section 6.13 (on a Pro Forma Basis for the Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or (b) ending immediately preceding such Incremental Commitment), which compliance shall be evidenced by the due completion, execution and delivery of a Compliance Certificate and based on the assumption that such Incremental Commitment was fully drawn on the first day of such Test Period; and (2) the LTV Requirement shall be satisfied (provided that if (x) after giving effect to any Incremental Term B Commitment, the aggregate Term B Loan Commitments exceed $750,000,000 and (y) the effective date of such Incremental Term B Commitment would be more than 36 months after the date on which the Borrowers have last delivered an appraisal of the Loan Parties’ equipment, buildings and real property that constitute Collateral to the Collateral Agent, then, as an additional condition to the effectiveness of such Incremental Term B Commitment, the Borrowers shall provide re-appraisals of the Loan Parties’ equipment, buildings and real property that constitute Collateral from an appraiser selected and engaged by the Administrative Agent and prepared on a basis reasonably satisfactory to the Administrative Agent, to the extent necessary to establish compliance with the LTV Requirement).

(f) The terms and provisions of the Loans made with respect to any Effective Date Incremental Commitment or any Incremental Commitments shall (i) rank pari passu in right of payment and of security with, and shall have the same guarantees as the existing Loans of the applicable Class; (ii) shall have a maturity date that is not earlier than the same Maturity Date as the existing Loans of the applicable Class; (iii) have a weighted average life to maturity that is no shorter than the weighted average life to maturity of the existing Loans of the applicable Class; (iv) in the case of Incremental Commitments, have a rate of interest as set forth in each applicable Incremental Commitment Joinder Agreement; provided that, with respect to any Class of Loans (other than Term B-2 Loans), if the interest rate is greater than the interest rate on the existing Loans of such Class, the interest rate on the existing Loans of such Class shall be increased so as to equal the interest rate applicable to the incremental Loans of such Class comprising such Incremental Loan Borrowing; and (v) otherwise be treated the same as, and not be entitled to any additional benefits than or impose any more obligations than, the existing Loans.

(g) Any existing Lender that has a Note and participates in any Incremental Commitment shall, substantially contemporaneously with the delivery of its Note to be replaced to the Borrowers, receive a replacement Note that evidences the aggregate principal amount of its Loans outstanding hereunder.  Any new Lender requesting a Note shall receive such a Note in an amount equal to the aggregate principal amount of the Incremental Commitments for which its funds pursuant to the terms of this Section.

(h) Within a reasonable time after the effective date of any Incremental Commitment, the Administrative Agent shall, and is hereby authorized and directed to, revise the Commitment Schedule to reflect any Incremental Commitment and shall distribute such revised Commitment Schedule to each of the Lenders and the Borrowers, whereupon such revised Commitment Schedule shall replace the prior Commitment Schedule and become part of this Agreement.  On the Business Day following any such increase, all outstanding ABR Advances shall be reallocated among the Lenders (including any newly added Lenders) in accordance with the Lenders’ respective revised Applicable Percentages.  Eurodollar Advances shall not be reallocated among the Lenders prior to the expiration of the applicable Interest Period in effect at the time of any such increase.

SECTION 2.11. Repayment and Amortization of Loans; Evidence of Debt.  (a) The Borrowers hereby unconditionally promise to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date; (ii) to the Administrative Agent the then unpaid amount of each Protective Advance on the earlier of the Maturity Date and demand by the Administrative Agent; (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and demand by the Swingline Lender.

(b) On each date set forth below, the Borrowers shall repay the principal amount owing with respect to the Term A Loans in the amount set forth opposite each such date:

Date	Amount
April 15, 2010	$12,500,000
July 15, 2010	$12,500,000
October 15, 2010	$12,500,000
January 15, 2011	$12,500,000
April 15, 2011	$12,500,000
July 15, 2011	$12,500,000
October 15, 2011	$12,500,000
January 15, 2012	$12,500,000
April 15, 2012	$12,500,000
July 15, 2012	$12,500,000
October 15, 2012	$12,500,000
Maturity Date for the Term A Loans	$12,500,000

To the extent not previously paid, all unpaid Term A Loans shall be paid in full in cash by the Borrowers on the Maturity Date for the Term A Loans.

(c) On each date set forth below the Borrowers shall repay the principal amount owing with respect to the Term B Loans in the amount set forth opposite such date:

Date	Amount
April 15, 2011	$12,500,000
July 15, 2011	$12,500,000
October 15, 2011	$12,500,000
January 15, 2012	$12,500,000
April 15, 2012	$12,500,000
July 15, 2012	$12,500,000
October 15, 2012	$12,500,000
January 15, 2013	$12,500,000
April 15, 2013	$12,500,000
July 15, 2013	$12,500,000
October 15, 2013	$12,500,000
January 15, 2014	$12,500,000
April 15, 2014	$12,500,000
July 15, 2014	$12,500,000
October 15, 2014	$12,500,000
Maturity Date for the Term B Loans	$12,500,000

To the extent not previously paid, all unpaid Term B Loans shall be paid in full in cash by the Borrowers on the Maturity Date for the Term B Loans.

(d) On each Business Day during a Dominion Period, (i) the Administrative Agent shall apply all funds credited to the U.S. Collection Deposit Account on the previous Business Day (whether or not immediately available) first, to prepay any Protective Advances that may be outstanding, second, to prepay the Revolving Loans (including Swingline Loans) and third, to cash collateralize outstanding LC Exposure; and (ii) the Administrative Agent shall apply all funds credited to the Non-U.S. Collection Deposit Account as of the previous Business Day (whether or not immediately available) first, to prepay any Protective Advances made to the Bermuda Borrowers that may be outstanding, second, to prepay the Revolving Loans (including Swingline Loans) to the Bermuda Borrowers and third, to cash collateralize outstanding LC Exposure in respect of the Bermuda Borrowers.

(e) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(f) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(g) The entries made in the accounts maintained pursuant to paragraphs (e) or (f) of this Section shall be evidence, absent manifest error, of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(h) Any Lender may request that Loans made by it be evidenced by a Note.  In such event, the Borrowers shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns).  Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more Notes in such form payable to the order of the payee named therein (or, if such Note is a registered note, to such payee and its registered assigns).

SECTION 2.12. Prepayment of Loans.  (a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (f) of this Section and payment of any amounts that are required to be paid pursuant to Section 2.17.

(b) In the event and on such occasion that the Aggregate Revolving Exposure exceeds the lesser of (A) the aggregate Revolving Commitments and (B) the Borrowing Base, the Borrowers shall promptly (but in no event later than 8:00 a.m., Denver, Colorado time, the following Business Day) prepay (or in the case of the LC Exposure, cash collateralize) the Revolving Loans, LC Exposure and/or Swingline Loans in an aggregate amount equal to such excess.

(c) In the event and on each occasion that any Net Proceeds are received by or on behalf of any Loan Party in respect of any Prepayment Event (other than any event described in paragraph (c)(iii) of the definition of the term “Prepayment Event”, in which case the Net Proceeds therefrom shall be applied pursuant to this paragraph (c) on the date that is 120 days after the end of each Fiscal Year in which such Net Proceeds were received), the Borrowers shall, immediately after such Net Proceeds are received by any Loan Party, prepay the Obligations as set forth in Section 2.12(e) below in an aggregate amount equal to (i) in the case of a prepayment event described in paragraph (c) of the definition of the term “Prepayment Event”, until the Term A Loans have been repaid in full in cash and, thereafter, at any time that the sum of the Borrowers’ cash on hand and Availability exceeds $850,000,000, 50% of such Net Proceeds; and (ii) in the case of all other Prepayment Events, 100% of such Net Proceeds; provided that, in the case of any such “Prepayment Event”, if the Borrower Representative shall deliver to the Administrative Agent, within 365 days after receipt of such Net Proceeds, a certificate of a Financial Officer to the effect that the Loan Parties have a signed commitment (together with a copy thereof) to apply the Net Proceeds from such event (or a portion thereof specified in such certificate) to acquire (or replace or rebuild) assets useful in the business of the Loan Parties, and certifying that no Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds specified in such certificate so long as (A) such Net Proceeds are actually reinvested by the Borrowers within 180 days after delivery of such notice and (B) until the Term A Loans have been repaid in full in cash, such Net Proceeds are (i) held in a cash collateral account subject to the exclusive dominion and control of the Administrative Agent, including the exclusive right of withdrawal of the Administrative Agent until so reinvested (which Net Proceeds may be invested in Permitted Investments at the direction of the Borrower Representative, provided that no Lender Party shall incur any liability with respect to any losses that may be incurred in connection with the making of any such Investments), or (ii) applied to reduce the outstanding principal balance of the Revolving Loans, whereupon the Administrative Agent shall establish a Reserve against the Borrowing Base in an amount equal to the amount of such Net Proceeds so applied.  In the case of either clause (i) or (ii) above, such funds shall be made available to the applicable Loan Party as follows:

(1) the Borrower Representative shall request a Revolving Loan (specifying that the request is to use Net Proceeds pursuant to this Section to acquire (or replace or rebuild) assets useful in the business of the Loan Parties or to repay Loans and cash collateralize outstanding LC Exposure in accordance with Section 2.12(e)) or a release from the cash collateral account be made in the amount needed, as applicable;

(2) so long as the conditions set forth in this Section 2.12(c) and in Section 4.02(c) have been met and no Event of Default shall have occurred and be continuing, the Revolving Lenders shall make such Revolving Loan or the Administrative Agent shall release funds from the cash collateral account, as applicable; and

       (3) in the case of Net Proceeds applied to reduce the outstanding principal balance of the Revolving Loans, the Reserve established with respect to such Net Proceeds shall be reduced, dollar-for-dollar, by the amount of such Revolving Loan made pursuant to a request under paragraph (1) above;

provided that (aa) to the extent such certificate has not been delivered by the end of such 365-day period or (bb) if such certificate was delivered, any such Net Proceeds therefrom that have not been so applied by the end of such 180-day period, the Borrowers shall immediately prepay the Obligations in an amount equal to such Net Proceeds that have not been so committed or applied.

(d) Until the Maturity Date, commencing with the Fiscal Year ending December 26, 2010, the Borrowers shall prepay the Obligations as set forth in Section 2.12(e) on the date that is 120 days after the end of each Fiscal Year, in an amount equal to (i) 75% (or, if the aggregate principal amount of the Term B Loans on such date of prepayment is $400,000,000 or less, 50%) of the Company’s Excess Cash Flow for the immediately preceding Fiscal Year minus (ii) the aggregate principal amount of the Term Loans and (to the extent accompanied by a permanent reduction of the Revolving Commitments) the Revolving Loans that the Borrowers have prepaid pursuant to Section 2.12(a) during the period beginning on the first day of the applicable Fiscal Year for which Excess Cash Flow is being calculated and ending on the date such prepayment pursuant to this paragraph (d) is required to be made, so long as such amounts have not been deducted from previous prepayments required pursuant to this paragraph (d).  Each Excess Cash Flow prepayment shall be accompanied by a certificate signed by a Financial Officer of the Company certifying the manner in which Excess Cash Flow and the resulting prepayment were calculated, which certificate shall be in form and substance satisfactory to the Administrative Agent.

(e) All such amounts pursuant to Sections 2.12(c) and (d) shall be applied, first to prepay any Protective Advances that may be outstanding, second to prepay the Term A Loans (to be applied to installments of the Term A Loans ratably in accordance with the then outstanding amounts thereof), third to prepay the Term B Loans (to be applied to installments of the Term B Loans ratably in accordance with the then outstanding amounts thereof), fourth to prepay the Swingline Loans, and fifth to prepay the Revolving Loans without a corresponding reduction in the Revolving Commitment and to cash collateralize outstanding LC Exposure (in an amount equal to 100% of the amount thereof).  All such amounts pursuant to Section 2.12(a) may be applied to prepay the Revolving Loans or the Term Loans, as the Borrower Representative shall direct; provided that any amounts applied pursuant to Section 2.12(a) to prepay the Term Loans shall be applied, first to prepay the Term A Loans (to be applied to installments of the Term A Loans ratably in accordance with the then outstanding amounts thereof), and second to prepay the Term B Loans (to be applied first to the next four scheduled principal installments of the Term B Loans, and thereafter ratably in accordance with the then outstanding amounts thereof).  Notwithstanding the foregoing, (i) in the case of any mandatory prepayment of the Term B-2 Loans pursuant to (A) Section 2.12(c) in connection with any event described in paragraph (c) or (d) of the definition of the term “Prepayment Event” or (B) Section 2.12(g), any Term B-2 Lender may elect not to have its Term B-2 Loans prepaid by delivering a notice of such election to the Administrative Agent and the Borrower Representative not later than 5:00 p.m., Denver, Colorado time, on the Business Day that the Borrower Representative provides notice of such prepayment to the Administrative Agent pursuant to Section 2.12(f), in which case the amounts that would have been applied to a prepayment of such Term B-2 Loans shall instead be applied in the order set forth in the preceding sentence, except that no such amounts shall be applied to prepay any of the Term B-2 Loans; and (ii) any such application of proceeds from Collateral securing solely the Bermuda Secured Obligations shall be made solely in respect of the Bermuda Secured Obligations.

(f) The Borrower Representative shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by PDF or facsimile of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., Denver, Colorado time, three Business Days before the date of prepayment; (ii) in the case of prepayment of an ABR Borrowing or Term B-2 Borrowing, not later than 11:00 a.m., Denver, Colorado time, one Business Day before the date of prepayment; or (iii) in the case of prepayment of a Swingline Loan, not later than 2:00 p.m., Denver, Colorado time, on the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09.  Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Revolving Borrowing under Section 2.12(a) shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.14.

(g) Upon the occurrence of (i) any merger (whether pursuant to one transaction or a series of transactions) of the Plan Sponsor or any of its Affiliates (other than Subsidiaries of the Company, provided that any such Subsidiary is not the Plan Sponsor) into the Company or (ii) any merger (whether pursuant to one transaction or a series of transactions) of the Company into the Plan Sponsor or any of its Affiliates (other than Subsidiaries of the Company, provided that any such Subsidiary is not the Plan Sponsor), all the Commitments shall automatically terminate, and the Borrowers shall immediately (A) prepay in full in cash all outstanding Loans, together with accrued and unpaid interest thereon and on any Letters of Credit; (B) cancel or return all outstanding Letters of Credit (or alternatively, with respect to such Letters of Credit, deposit in the applicable LC Collateral Accounts cash (or, with the consent of the Administrative Agent, the Required Lenders and each applicable Issuing Bank, a back-up standby letter of credit) equal to 105% of the LC Exposure as of such date in accordance with Section 2.06(j)); (C) pay in full in cash all accrued and unpaid fees; and (D) pay in full in cash all accrued and unpaid reimbursable expenses and other Obligations, together with accrued and unpaid interest thereon.

SECTION 2.13. Fees.  (a) The Borrowers agree to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at a per annum rate of 1% on the average daily amount of the Available Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which the Lenders’ Revolving Commitments terminate.  Commitment fees accrued through and including the last day of each calendar quarter shall be payable on the 15th day of each April, July, October and January of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the Effective Date.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.  Solely for purposes of determining the Available Revolving Commitment in connection with the computation of commitment fees, the Aggregate Revolving Exposure shall be deemed not to include the aggregate principal amount of Swingline Loans.

(b) The Borrowers agree to pay to the Administrative Agent, for the account of each Revolving Lender, a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender’s applicable LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure.  In addition, the Borrowers agree to pay the applicable Issuing Bank a fronting fee with respect to each Letter of Credit, in an amount equal to the greater of (i) 0.20% of the face amount of such Letter of Credit and (ii) $1,000, payable on the date of the issuance and any renewal or extension of such Letter of Credit (and, in the event that the face amount of any Letter of Credit is increased after the date of issuance thereof, the Borrowers agree to pay the applicable Issuing Bank, on the date of any such increase, an additional fronting fee in an amount equal to the greater of (i) 0.20% of the amount by which the face amount of such Letter of Credit has been increased and (ii) $1,000), as well as the applicable Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including the last day of each calendar quarter shall be payable on the 15th day of each April, July, October and January of each year, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand.  Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 Business Days after demand.  All participation fees and fronting fees payable pursuant to this paragraph (b) shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

(c) The Borrowers agree to pay to the Administrative Agent and the other Agents, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrowers and the Agents.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank or other Agents, in the case of fees payable to them) for distribution, in the case of commitment fees and participation fees, to the Lenders.  Fees paid shall not be refundable under any circumstances.

SECTION 2.14. Interest.  (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall accrue interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurodollar Borrowing shall accrue interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) The Term B-2 Loans shall accrue interest at a rate equal to 9% per annum.

(d) Each Protective Advance shall accrue interest at the Alternate Base Rate plus the Applicable Rate for Revolving Loans plus 2%.

(e) Notwithstanding the foregoing, during the occurrence and continuance of an Event of Default, (i) all Loans shall accrue interest at 2% plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section or (ii) in the case of any other overdue amount outstanding hereunder, such amount shall accrue interest at 2% plus the rate that is applicable to Alternate Base Rate Loans.

(f) Accrued interest on each Loan (for ABR Loans and Term B-2 Loans, accrued through the last day of the prior calendar quarter) shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) or (e) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(g) All interest hereunder shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.  The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.15. Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower Representative and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.16. Increased Costs.  (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or Issuing Bank; or

(ii) impose on any Lender or Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise in respect of any such Eurodollar Loan or Letter of Credit), then the Borrowers will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered; provided that the Borrowers shall not be treated less favorably with respect to such amounts than other similarly situated borrowers of such Lender or Issuing Bank (it being understood that this provision shall not be construed to obligate any Lender or Issuing Bank to make available any information that, in its sole discretion, it deems confidential).

(b) If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered; provided that the Borrowers shall not be treated less favorably with respect to such amounts than other similarly situated borrowers of such Lender or Issuing Bank (it being understood that this provision shall not be construed to obligate any Lender or Issuing Bank to make available any information that, in its sole discretion, it deems confidential).

(c) A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error.  The Borrowers shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; and provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.17. Break Funding Payments; Make-Whole Amounts.  (a) In the event of (i) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (ii) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(d) and is revoked in accordance therewith), or (iv) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower Representative pursuant to Section 2.20, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event (excluding loss of the Applicable Rate).  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error.  The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(b) Without limiting the terms of paragraph (a) and subject to clause (i) of the last sentence of Section 2.12(e), in the event of any (x) voluntary prepayment of the Term B-2 Loans pursuant to Section 2.12(a), (y) mandatory prepayment of the Term B-2 Loans pursuant to (1) Section 2.12(c) in connection with any event described in paragraph (c) or (d) of the definition of the term “Prepayment Event” or (2) Section 2.12(g), or (z) repayment of the Term B-2 Loans following the acceleration thereof by the Lenders, pursuant to the last paragraph of Article VII, as a result of the occurrence of a Change in Control, the applicable Borrower shall pay, together with each such prepayment, a sum (the “Make-Whole Amount”) to the Administrative Agent (for the pro rata account of each Term B-2 Lender) in an amount equal to:

(i) a fraction, the numerator of which shall be the principal amount of the Term B-2 Loans being prepaid, and the denominator of which shall be the aggregate outstanding principal amount owing with respect to the Term B-2 Loans immediately prior to such prepayment;

multiplied by

(ii) the excess, if any, of:

(A)           the sum as of the date of such prepayment of the following:

(1)           each payment of principal required to be made with respect to the Term B-2 Loans during the remaining term thereof, including the principal payment due at the Maturity Date, assuming that all such payments of the Term B-2 Loans were made when due and that no other prepayment was made; plus

(2)           each payment of interest which would be required to be paid during the remaining term of the Term B-2 Loans on the aggregate principal amount of the Term B-2 Loans from time to time outstanding (assuming such payments were made when due as described in paragraph (A)(1) above) at an interest rate for the remainder of the term of the Term B-2 Loans equal to the annual interest rate then in effect with respect to the Term B-2 Loans on the date of prepayment;

minus

(B)           the sum as of the date of such prepayment of the following:

(1)           each payment of principal required to be made with respect to the Term B-2 Loans during the remaining term thereof, including the principal payment due at the Maturity Date, assuming that all such payments on the Term B-2 Loans were made when due and that no other prepayment was made; plus

(2)           each payment of interest which would be required to be paid during the remaining term of the Term B-2 Loans on the aggregate principal amount of the Term B-2 Loans from time to time outstanding (assuming such payments were made when due as described in paragraph (B)(1) above) at an interest rate for the remainder of the term of the Term B-2 Loans equal to the then applicable Matched Maturity U.S. Treasury Rate plus 50 basis points for the period from the date of prepayment to the Maturity Date;

and discounting the amount of such excess (on a monthly basis) from the date fixed therefor back to the date of such prepayment at a rate equal to the then applicable Matched Maturity U.S. Treasury Rate for each such date.

For the purpose of calculating the Make-Whole Amount, the term “Matched Maturity U.S. Treasury Rate” shall mean, as of the date any determination thereof is to be made with respect to any prepayment, a per annum rate equal to the arithmetic mean of the annual yields to maturity for United States Treasury securities having a term to maturity equal to the period from the date of such prepayment to the date such payment would have become due, as quoted in The Wall Street Journal published most recently prior to the second Business Day preceding the date of prepayment.  If no maturity exactly corresponding to such period shall appear therein, such yields for the two most closely corresponding published maturities shall be calculated pursuant to the foregoing sentence, and the Matched Maturity U.S. Treasury Rate shall be interpolated from such yields on a straight-line basis (rounding, in the case of relevant periods, to the nearest month).  If The Wall Street Journal no longer publishes such information, such annual yields shall be determined, by reference to Release H.15 or any successor publication under the heading “Treasury Constant Maturities” or, for periods less than one year, “Treasury Bills – Secondary Market”.  If Release H.15 is no longer published, such annual yields shall be determined, at the Borrowers’ expense, by an independent investment banking firm acceptable to the Borrowers and the Administrative Agent.  The Borrowers acknowledge that the Make-Whole Amount is being paid to each Term B-2 Lender in consideration of their actual or imputed funding losses that may be incurred in connection with any voluntary prepayment of the Term B-2 Loans.

SECTION 2.18. Taxes.  (a) Any and all payments by or on account of any obligation of the Borrowers hereunder shall be made without setoff, counterclaim or other defense, and free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrowers shall be required by Requirements of Law to deduct or withhold any Indemnified Taxes or Other Taxes from such payments, then (i) subject to paragraph (g), the sum payable shall be increased as necessary so that after making all required deductions or withholding (including deductions or withholding applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholding been made; (ii) the Borrowers shall make such deductions or withholding; and (iii) the Borrowers shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Requirements of Law.

(b) In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with Requirements of Law.

(c) Subject to paragraph (g), the Borrowers, except as set forth below, shall jointly and severally indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes levied, assessed on (whether or not directly paid by) the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrowers hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that, notwithstanding anything to the contrary herein, the Bermuda Borrowers shall have no obligation to indemnify any Person with respect to Indemnified Taxes or Other Taxes levied in respect of payments made by the Company or obligations that do not constitute Bermuda Obligations.  A certificate as to the amount of such payment or liability delivered to the Borrower Representative by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes, and in any event within 45 days of any payment being due, by the Borrowers to a Governmental Authority, the Borrower Representative shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Each Lender (other than a Foreign Lender) on or prior to the date on which such Lender becomes a Lender hereunder (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent, but only for so long as such Lender is legally entitled to do so), shall deliver to the Borrowers and the Administrative Agent two completed copies of Internal Revenue Service Form W-9.

(f) Each Foreign Lender, on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent, but only for so long as such Foreign Lender is legally entitled to do so), shall deliver to the Borrowers and the Administrative Agent either

(i) two duly completed copies of either (x) Internal Revenue Service Form W-8BEN claiming eligibility of the Foreign Lender for benefits of an income tax treaty to which the United States is a party or (y) Internal Revenue Service Form W-8ECI, or in either case an applicable successor form; or

(ii) in the case of a Foreign Lender that is not legally entitled to deliver either form listed in paragraph (f)(i), (x) a certificate of a duly authorized officer of such Foreign Lender to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a controlled foreign corporation receiving interest from a related Person within the meaning of Section 881(c)(3)(C) of the Code (such certificate, an “Exemption Certificate”) and (y) two duly completed copies of  Internal Revenue Service Form W-8BEN or applicable successor form.

(g) The Borrowers shall not be obligated to pay any additional amounts to any Lender pursuant to paragraph (a), or to indemnify any Lender pursuant to paragraph (c), in respect of United States federal withholding taxes to the extent imposed as a result of (i) the failure of such Lender to deliver to the Borrowers the form or forms and/or an Exemption Certificate, as applicable to such Lender, pursuant to paragraph (e) or (f), (ii) such form or forms and/or Exemption Certificate not establishing a complete exemption from U.S. federal withholding tax on payments of interest or the information or certifications made therein by the Lender being untrue or inaccurate on the date delivered in any material respect, or (iii) the Lender designating a successor lending office at which it maintains its Loans which has the effect of causing such Lender to become obligated for tax payments in excess of those in effect immediately prior to such designation; provided that the Borrowers shall be obligated to pay additional amounts to any such Lender pursuant to paragraph (a), and to indemnify any such Lender pursuant to paragraph (c), in respect of United States federal withholding taxes if  (i) any such failure to deliver a form or forms or an Exemption Certificate or the failure of such form or forms or Exemption Certificate to establish a complete exemption from U.S. federal withholding tax on payments of interest or inaccuracy or untruth contained therein resulted from a change in any applicable statute, treaty, regulation or other applicable law or any interpretation of any of the foregoing occurring after the Effective Date, which change rendered such Lender no longer legally entitled to deliver such form or forms or Exemption Certificate or otherwise ineligible for a complete exemption from such U.S. federal withholding tax, or rendered the information or certifications made in such form or forms or Exemption Certificate untrue or inaccurate in a material respect, (ii) the redesignation of the Lender’s lending office was made at the request of the Borrowers, or (iii) the obligation to pay any additional amounts to any such Lender pursuant to paragraph (a) or to indemnify any such Lender pursuant to paragraph (c) is with respect to an assignee Lender that becomes a Lender pursuant to a request by a Borrower under Section 2.20(b) or 9.02(d), and such obligation is solely a result of such Lender not being legally entitled to deliver such form or forms and/or Exemption Certificate establishing a complete (or partial) exemption from U.S. federal withholding tax at the time that such assignee Lender becomes a Lender.

SECTION 2.19. Payments Generally; Allocation of Proceeds; Sharing of Set-offs.  (a) The Borrowers shall make each payment required to be made by them hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.16, 2.17(a) or 2.18) prior to 11:00 a.m., Denver, Colorado time, on the date when due, in immediately available funds, without set off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at 5500 South Quebec Street, Greenwood Village, Colorado 80111, except payments to be made directly to an Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.16, 2.17(a), 2.18 and 9.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof, but in any event not later than 1:00 p.m., Denver, Colorado time, on the date of such receipt if received by the Administrative Agent not later than 11:00 a.m., Denver, Colorado time, on such date.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in dollars.

(b) Any proceeds of Collateral received by the Administrative Agent after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct shall be applied ratably first, to pay any fees (other than the Make-Whole Amount), indemnities, or expense reimbursements including amounts then due to the Administrative Agent, the Collateral Agent and each Issuing Bank from the Borrowers (other than in connection with Banking Services or Swap Obligations); second, to pay any fees (other than the Make-Whole Amount) or expense reimbursements then due to the Lender Parties from the Borrowers (other than in connection with Banking Services or Swap Obligations); third, to pay interest due in respect of Protective Advances; fourth, to pay the principal of Protective Advances; fifth, to pay interest then due and payable on the Loans (other than Protective Advances); sixth, to prepay principal on the Loans (other than Protective Advances) and LC Disbursements, the Make-Whole Amount and any amounts owing with respect to Swap Obligations; seventh, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unpaid LC Disbursements ratably in accordance with the then outstanding amounts thereof, to be held as cash collateral for such Obligations; eighth, to pay any amounts owing with respect to Banking Services; and ninth, to pay any other Secured Obligation due to the Administrative Agent or any other Lender Party by the Borrowers.  Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower Representative, or unless an Event of Default is in existence, neither the Administrative Agent nor any other Lender Party shall apply any payment which it receives to any Eurodollar Loan of a Class, except (i) on the expiration date of the Interest Period applicable to any such Eurodollar Loan or (ii) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any such event, the Borrowers shall pay the break funding payment required in accordance with Section 2.17(a).  The Administrative Agent and the other Lender Parties shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.  Notwithstanding the foregoing, any such application of proceeds from Collateral securing solely the Bermuda Secured Obligations shall be made solely in respect of the Bermuda Secured Obligations.

(c) If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant.  Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower Representative prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due.  In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is demanded to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05, 2.06(d) or (e), 2.07(b), 2.19(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.20. Mitigation Obligations; Replacement of Lenders.  (a) If any Lender requests compensation under Section 2.16, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.16 or 2.18, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment;

(b) If any Lender requests compensation under Section 2.16, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, or if any Lender becomes a Defaulting Lender, then the Borrowers may (i) at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (A) the Borrowers shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, the Issuing Banks), which consent shall not unreasonably be withheld, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts), and the assignee shall have assumed all unfunded obligations of such Lender in respect of such Lender’s Revolving Commitment, and (C) in the case of any such assignment resulting from a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.18, such assignment will result in a reduction in such compensation or payments; or (ii) if approved by the Required Lenders, terminate the Commitments of such Lender and repay all non-contingent obligations of the Borrowers owing to such Lender relating to the Loans and participations held by such Lender as of such termination date.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.  This Section 2.20 shall not be the exclusive remedy of the Borrowers with respect to any Lender Party that is a Defaulting Lender.

SECTION 2.21. Defaulting Lenders and Voting Participants.  Notwithstanding any provision of this Agreement to the contrary, if any Lender or Voting Participant becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender or Voting Participant is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.13(a);

(b) the Commitment, Revolving Exposure and Term Exposure of such Defaulting Lender shall not be included in determining whether all Lenders and Voting Participants, the Required Lenders, the Required Revolving Lenders or the Required Term A Lenders, as applicable, have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02); provided that any waiver, amendment or modification requiring the consent of all Lenders and Voting Participants, or each affected Lender and Voting Participant, which affects such Defaulting Lender differently than other affected Lenders or Voting Participants shall require the consent of such Defaulting Lender;

(c) if any Swingline Exposure or LC Exposure exists at the time a Lender or Voting Participant becomes a Defaulting Lender then:

(i) all or any part of such Swingline Exposure and LC Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent (A) the sum of all non-Defaulting Lenders’ Revolving Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the aggregate of all non-Defaulting Lenders’ Revolving Commitments and (B) the conditions set forth in Section 4.02 are satisfied at such time; and

(ii) if the reallocation described in paragraph (i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Administrative Agent (A) first, prepay such Swingline Exposure and (B) second, cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to paragraph (i) above) in accordance with the procedures set forth in Section 2.06(j) and for so long as any such LC Exposure is outstanding;

(iii) if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to this Section 2.21(c), the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.13(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to this Section 2.21(c), then the fees payable to the Lenders pursuant to Sections 2.13(a) and 2.13(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; or

(v) if any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.21(c), then, without prejudice to any rights or remedies of the applicable Issuing Bank or any Lender hereunder, all commitment fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Revolving Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.13(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Bank until such LC Exposure is cash collateralized and/or reallocated;

(d) so long as any Lender or Voting Participant is a Defaulting Lender, no Issuing Bank shall be required to issue, extend, create, incur, amend, make or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.21(c), and participating interests in any such newly issued, extended, created, incurred, made or increased Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.21(c)(i) (and Defaulting Lenders shall not participate therein); and

(e) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.19(c) but excluding Section 2.20(b)) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable Requirements of Law, be applied at such time or times as may be determined by the Administrative Agent first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the applicable Issuing Bank or Swingline Lender hereunder; third, if so determined by the Administrative Agent or requested by an Issuing Bank or the Swingline Lender, to be held in such account as cash collateral for future funding obligations of the Defaulting Lender of any participating interest in any Swingline Loan or any Letter of Credit; fourth, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower Representative, held in such account as cash collateral for future funding obligations of the Defaulting Lender of any Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Bank or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction.

In the event that the Administrative Agent, the Borrowers, the Issuing Banks and the Swingline Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s or Voting Participant’s Revolving Commitment and on such date such Lender or Voting Participant shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender or Voting Participant to hold such Loans in accordance with its Applicable Percentage.  This Section 2.21 shall not be the exclusive remedy of the Borrowers with respect to any Lender Party that is a Defaulting Lender.

SECTION 2.22. Returned Payments.  If after receipt of any payment which is applied to the payment of all or any part of the Obligations, the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender.  The provisions of this Section 2.22 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds.  The provisions of this Section 2.22 shall survive the termination of this Agreement.

SECTION 2.23. Bermuda Obligations.  Notwithstanding anything to the contrary in this Agreement or the other Loan Documents, the term “Borrower” shall include To- Ricos and To-Ricos Distribution only to the extent of the Bermuda Obligations.  The Bermuda Borrowers shall have no obligation to pay or reimburse any cost or expense or indemnify or hold harmless any Person with respect to any Loss that is not a direct and proximate result of the Bermuda Borrowers’ action (or failure to act).  In addition, nothing in this Agreement shall be interpreted or construed as an agreement by the Bermuda Borrowers to pay or reimburse, or a direct or indirect Guarantee by the Bermuda Borrowers of, or direct or indirect pledge of their assets to secure, the U.S. Obligations.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Lender Parties that:

SECTION 3.01. Organization; Powers.  Each of the Loan Parties and each of the Subsidiaries is duly organized or formed and validly existing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, its jurisdiction of organization or formation and every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability.  The Transactions are within each Loan Party’s organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders.  The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts.  As of the Effective Date, the Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents; (b) will not violate any Requirement of Law applicable to any Loan Party or any of the Subsidiaries; (c) will not violate or result in a default under any indenture or other agreement or instrument binding upon any Loan Party or any of the Subsidiaries or its assets, or give rise to a right under any such indenture, agreement or instrument (other than a Loan Document) to require any payment to be made by any Loan Party or any of the Subsidiaries; and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of the Subsidiaries, except Liens created or permitted pursuant to the Loan Documents, except to the extent that any such failure to make or obtain, or any such violation, default or payment, in each case referred to in clauses (a) through (c), individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.04. Financial Condition; No Material Adverse Effect.  (a) The Company has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the Fiscal Year ended September 26, 2009, reported on by Ernst & Young LLP, independent public accountants.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company on a consolidated basis as of such dates and for such periods in accordance with GAAP.

(b) Other than events arising prior to the Effective Date in connection with the pendency of the bankruptcy of the Company and certain of the Subsidiaries, no event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since June 26, 2009 (after giving effect to the Transactions).

SECTION 3.05. Properties.  (a) As of the Effective Date, Schedule 3.05(a) sets forth the address of each parcel of real property that is owned, leased or subleased by each Loan Party (it being understood that the failure to list on such Schedule real property having an insignificant value shall not result in a breach of this Section; provided that each Loan Party hereby represents and warrants that it reasonably believes that such Schedule sets forth the address of each parcel of real property that is owned, leased or subleased by each Loan Party as of the Effective Date).  Each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and (i) no default by any Loan Party, or (ii) to the knowledge of any Loan Party after due inquiry, no default by any other party to any such lease or sublease exists, except where the foregoing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  Each of the Loan Parties and the Subsidiaries has good and indefeasible title to, or valid leasehold interests in, all its real and personal property that is material to its business, free of (i) all Liens (other than Permitted Liens) and (ii) other defects in title that (A) materially interfere with its ability to conduct its business or to utilize such property, or materially affect the value of such property, in each case in a manner consistent with the intended purpose of such assets or property, or (B) could reasonably be expected to have a Material Adverse Effect.

(b) As of the Effective Date, Schedule 3.05(b) sets forth a correct and complete list of (i) all registered trademarks, trade names, copyrights and patents and (ii) material unregistered trademarks and copyrights, in each case necessary to the business of the Loan Parties as currently conducted.  Except as could not reasonably be expected to result in a Material Adverse Effect, each of the Loan Parties and the Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property necessary to its business as currently conducted, and the use of such intellectual property by the Loan Parties and the Subsidiaries does not infringe, individually or in the aggregate, in any material respect upon the rights of any other Person, and the Loan Parties’ rights thereto are not subject to any licensing agreement or similar arrangement, other than immaterial license agreements granted in the ordinary course of business.

SECTION 3.06. Flood Zones.  Except (a) as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (b) as shown on the surveys delivered to the Administrative Agent pursuant to Section 4.01(s)(ii), or (c) to the extent that the Company has provided a reasonably detailed notice thereof to the Administrative Agent, no portion of any Mortgaged Property or any Specified Property is located in an area identified by FEMA as an area having special flood hazards pursuant to the Flood Insurance Acts.  With respect to any Mortgaged Property or Specified Property that is located in an area identified by FEMA as an area having special flood hazards pursuant to the Flood Insurance Acts, the applicable Loan Party has obtained, or will promptly obtain, the insurance required pursuant to Section 5.09(b).

SECTION 3.07. Litigation.  (a) Except for the Disclosed Matters, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened in writing (i) against the Loan Parties, any of the Subsidiaries or any of their property or assets that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (ii) that involve this Agreement (other than actions, suits or proceedings brought by any Lender Party, any Participant or any of their Affiliates), (iii) that, as of the Effective Date, involve the Transactions, or (iv) that, after the Effective Date, involve the Transactions and could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Except for the Disclosed Matters, (i) no Loan Party nor any of the Subsidiaries (A) has received written notice of any claim with respect to any Environmental Liability or (B) knows of any environmental condition existing at any property owned, leased or subleased by the Loan Parties or the Subsidiaries, or arising out of the operation of their businesses, that provides a basis for any Environmental Liability, in the case of each of clauses (A) and (B) above, that could reasonably be expected to have a Material Adverse Effect, except to the extent that it has provided a reasonably detailed notice thereof to the Administrative Agent, and (ii) except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Loan Party nor any of the Subsidiaries (A) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (B) has become subject to any known Environmental Liability.

(c) Since the Effective Date, the Loan Parties reasonably believe that there has been no change in the status of the Disclosed Matters, which has not been disclosed in reasonable detail to the Administrative Agent, that, individually or in the aggregate, has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

SECTION 3.08. Compliance with Laws and Agreements.  Each Loan Party and the Subsidiaries is in compliance with all Requirements of Law applicable to it or its property  and all indentures, agreements and other instruments (including Material Agreements) binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.09. Investment Company Status.  No Loan Party nor any of the Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.10. Taxes.  Each of the Loan Parties and the Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested or are unpaid in compliance with Section 5.04 or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11. ERISA, etc.  Except as listed on Schedule 3.11, no ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The minimum funding standards of ERISA and the Code with respect to each Plan have been satisfied, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  The Bermuda Borrowers and their subsidiaries organized under the laws of Bermuda are in compliance with the requirements of all applicable Bermuda laws relating to pension plans, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.12. Disclosure.  As of the Effective Date and after giving effect to the Transactions, each Borrower has disclosed to the Lenders all agreements, instruments and corporate or other contractual restrictions to which it or any Subsidiary is subject, and all other matters reasonably known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  As of the date any such information was provided, neither the Information Memorandum nor any of the other reports, financial statements, certificates or other written information (including all information provided in response to the Due Diligence Request) furnished by or on behalf of any Loan Party to the Administrative Agent or any other Lender Party (other than projected financial information and other forward looking information and information of a general economic or industry specific nature) in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, (a) the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered and (b) it is understood and agreed that uncertainty is inherent in any forecasts or projections and no assurances can be given by the Company or the other Loan Parties of the future achievement of such performance and that actual results may vary from projected results and such variances may be material.

SECTION 3.13. Material Agreements.  No Loan Party nor any of the Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound in any respect that could reasonably be expected to result in a Material Adverse Effect.  Immediately prior to, and after giving effect to the occurrence of, the Effective Date, (a) no default or event of default has occurred or will occur under any of the Material Agreements and (b) the Borrowers are not compelled under any of the Material Agreements to secure any obligations thereunder equally and ratably with the Obligations.

SECTION 3.14. Solvency.  (a) On the Effective Date after giving effect to the consummation of the Transactions, (i) the fair value of the assets of the Loan Parties, taken as a whole, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of the Loan Parties, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Loan Parties, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) no Loan Party will have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Effective Date.

(b) No Loan Party intends to, and no Loan Party believes that it or any of the Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, reasonably taking into account the timing of and amounts of cash to be received by it or any such Subsidiary (whether from anticipated refinancings, asset sales, capital contributions or otherwise) and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

SECTION 3.15. Insurance.  As of the Effective Date, Schedule 3.15 sets forth a list of all insurance policies maintained by or on behalf of the Loan Parties (it being understood that the failure to list on such Schedule any insignificant insurance policies shall not result in a breach of this Section, provided that each Loan Party hereby represents and warrants that it reasonably believes that such Schedule sets forth a list of all insurance policies maintained by or on behalf of the Loan Parties).  As of the Effective Date, all premiums in respect of the insurance of the Borrowers and the Subsidiaries have been paid.  The Borrowers reasonably believe that the insurance maintained by or on behalf of the Loan Parties is adequate.

SECTION 3.16. Capitalization and Subsidiaries.  Schedule 3.16 sets forth (a) a correct and complete list of the name and relationship to the Company of each of the Company’s Subsidiaries; (b) a true and complete listing of each class of each of the Borrowers’ authorized Equity Interests (other than the Company), of which all of such issued shares are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified on Schedule 3.16; and (c) the type of entity of the Company and each of the Subsidiaries, in each case as of the Effective Date.  All of the issued and outstanding Equity Interests of each Subsidiary owned by any Loan Party have been duly authorized and issued and are fully paid and non-assessable (to the extent such concepts are relevant with respect to such ownership interests).

SECTION 3.17. Security Interest in Collateral.  The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral (to the extent required hereunder and thereunder) in favor of the Administrative Agent, for the benefit of the Lender Parties, and, to the extent required hereunder and under the Collateral Documents, such Liens constitute (or, in the case of real property, upon filing of the Mortgages as necessary will constitute) perfected and continuing Liens on the Collateral, securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except in the case of (a) Permitted Encumbrances and Permitted Liens, to the extent any such Liens would have priority over the Liens in favor of the Administrative Agent pursuant to any Requirement of Law or agreement; and (b) Liens perfected only by possession (including possession of any certificate of title), to the extent the Administrative Agent has not obtained or does not maintain possession of such Collateral.

SECTION 3.18. Employment Matters.  As of the Effective Date, there are no strikes, lockouts or slowdowns against any Loan Party or any Subsidiary pending or, to the knowledge of the Borrowers, threatened in writing which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  The hours worked by and payments made to employees of the Loan Parties and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, State, local or foreign law dealing with such matters, except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.  All payments due from any Loan Party or any Subsidiary, or for which any claim may be made against any Loan Party or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Loan Party or such Subsidiary, except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 3.19. Regulation U; Use of Proceeds.  Neither the Company nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board) and no part of the proceeds of any Loan made hereunder will be used to purchase or carry any margin stock or to extend credit to others for such a purpose that could reasonably be expected to result in a violation of Regulation U.  The Borrowers shall have used the proceeds of the Loans in accordance with Section 5.08.

SECTION 3.20. Patriot Act and Other Specified Laws.  (a) To the extent applicable, each Loan Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “Patriot Act”).  No part of the proceeds of the Loans or Letters of Credit will be used, directly or indirectly, in violation in any material respect of the United States Foreign Corrupt Practices Act of 1977.  No Loan Party is engaged in or has engaged in any course of conduct that could reasonably be expected to subject any of their respective properties to any Lien, seizure or other forfeiture under any criminal law, racketeer influenced and corrupt organizations or other similar criminal laws.  None of the Loan Parties is named on the list of Specially Designated Nationals of Blocked Persons maintained by the United States Department of Treasury Office of Foreign Assets Control.

(b) No Borrower nor any other Loan Party (i) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)); (ii) engages in any dealings or transactions prohibited by Section 2 of such Executive Order, or, to the knowledge of the Borrowers and the Loan Parties after due inquiry, is otherwise associated with any such Person in any manner that violates such Section 2; or (iii) is a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

SECTION 3.21. Food Security Act.  Except where such failure could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, no Borrower has received any written notice pursuant to Section 1324(e)(1) or (3) of the FSA and there has not been filed any financing statement or notice, purportedly in compliance with the provisions of the FSA, that purports to perfect a security interest in farm products purchased by any Borrower in favor of a secured creditor of the seller of such farm products.  Except where such failure could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, to the extent applicable, each Borrower has registered as a buyer of farm products, pursuant to Section 1324(c)(2)(D) of the FSA, with the Secretary of State of each State in which farm products are produced that are purchased by the Company or any of the Subsidiaries and which has a central filing system, and each such registration is in full force and effect.

SECTION 3.22. No Default.  No Default or Event of Default has occurred and is continuing.

ARTICLE IV

CONDITIONS

SECTION 4.01. Effective Date.  The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) Credit Agreement and Loan Documents.  The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include PDF or facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement; and (ii) duly executed copies (or PDF or facsimile copies) of the Loan Documents and such other certificates, documents, instruments and agreements as the Lender Parties shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents (other than those Loan Documents that are expressly not required to be completed on or prior to the Effective Date), including any Notes requested by a Lender pursuant to Section 2.11(h), payable to the order of each such requesting Lender, and written opinions of the Loan Parties’ counsel, addressed to the Administrative Agent and the other Lender Parties in substantially the form of Exhibits I-1 (in the case of the Loan Parties’ U.S. counsel), I-2 (in the case of the Loan Parties’ Bermuda counsel) and I-3 (in the case of the Loan Parties’ Puerto Rico counsel).

(b) Plan of Reorganization, etc.  (i) The Administrative Agent and the other Lender Parties shall be satisfied with the terms of the Plan of Reorganization, including all attachments and ancillary documents with respect thereto, and all orders of the Bankruptcy Court approving the Plan of Reorganization or affecting the rights, remedies and obligations of the Administrative Agent and the other Lender Parties hereunder and thereunder.  In addition, the Administrative Agent and the other Lender Parties shall be satisfied as to the post-confirmation obligations of the Borrowers arising in connection with the Transactions.

(ii) The Plan of Reorganization shall have been confirmed by an order entered by the Bankruptcy Court (the “Confirmation Order”) that is acceptable to the Administrative Agent and the other Lender Parties, and shall not have been stayed by the Bankruptcy Court or by any other court having jurisdiction to issue any such stay.  The Confirmation Order shall have been entered upon proper notice to all parties to be bound by the Plan of Reorganization, all as may be required by the Bankruptcy Code of the United States, the Federal Rules of Bankruptcy Procedure, order of the Bankruptcy Court and any applicable local bankruptcy rules.  In addition, (A) the time to appeal the Confirmation Order or to seek review, rehearing or certiorari with respect to the Confirmation Order shall have expired; (B) unless otherwise waived by all the Lenders, no appeal or petition for review, rehearing or certiorari with respect to the Confirmation Order shall be pending; and (C) the Confirmation Order shall be in full force and effect.  The effective date of the Plan of Reorganization shall have occurred or shall occur concurrently with the Effective Date.

(c) Financial Statements and Projections.  The Administrative Agent and the other Lender Parties shall have received (i) audited consolidated financial statements of the Company for its fiscal year ended September 26, 2009; (ii) unaudited interim consolidated financial statements of the Company for each of its fiscal quarters ended thereafter, to the extent such financial statements are available, and such financial statements delivered pursuant to clauses (i) and (ii) shall not, in the reasonable judgment of the Administrative Agent and subject to the provisions of the penultimate paragraph of this Section 4.01, reflect any material adverse change in the consolidated financial condition of the Company, as reflected in the financial statements or projections contained in the Information Memorandum; (iii) the Company’s projected income statement, balance sheet and statement of cash flows for (A) the period commencing with the last Fiscal Quarter end after the Effective

Date through December 26, 2010, which shall be prepared on a quarterly basis, and (B) Fiscal Years ending December 25, 2011 and December 30, 2012, which shall be prepared on an annual basis; and (iv) the Company’s quarterly liquidity analysis for each of the four Fiscal Quarters immediately following the Effective Date (commencing with the first full Fiscal Quarter after the Effective Date).

(d) Corporate Structure.  Subject to the provisions of the penultimate paragraph of this Section 4.01, the Administrative Agent and the other Lender Parties shall be satisfied with the corporate structure, capital structure, debt instruments, other Material Agreements and governing documents of the Loan Parties and the Subsidiaries.

(e) Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates.  The Administrative Agent and the other Lender Parties shall have received (i) a certificate of each Loan Party, dated the Effective Date and executed by its Secretary or Assistant Secretary, which shall (A) certify the resolutions of its Board of Directors, members or other equivalent body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the Financial Officers and any other officers of such Loan Party authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the certificate or articles of incorporation, certificate of formation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its bylaws or operating, limited liability company, management or partnership agreement, and (ii) if obtainable from the applicable jurisdiction, a long form good standing certificate (or, in the case of the Bermuda Borrowers, a certificate of compliance issued by the Registrar of Companies in Bermuda) for each Loan Party from its jurisdiction of organization.

(f) No Default Certificate.  The Administrative Agent and the other Lender Parties shall have received a certificate, signed by the chief financial officer of the Company and dated the Effective Date (i) stating that no Default has occurred and is continuing; and (ii) stating that the representations and warranties contained in Article III are true and correct as of such date, except that such representations and warranties that relate solely to an earlier date shall be true and correct in all material respects as of such earlier date.

(g) Fees.  The Lender Parties shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable and documented out-of-pocket fees, disbursements and expenses of legal counsel of the Administrative Agent, the Joint Lead Arrangers and their Affiliates, as set forth in Section 9.03), on or before the Effective Date.  All such amounts will be paid with proceeds of Loans made on the Effective Date and will be reflected in the funding instructions given by the Borrower Representative to the Administrative Agent on or before the Effective Date.

(h) Lien Searches.  The Administrative Agent shall have received the results of a recent lien search report in each of the jurisdictions where assets of the Loan Parties are located, and such search shall reveal no Liens on any of the assets of the Loan Parties, except for Permitted Liens or Liens discharged on or prior to the Effective Date pursuant to a pay-off letter or other documentation satisfactory to the Administrative Agent.

(i) Pay-Off Letters.  The Administrative Agent shall have received pay-off letters (or such other written evidence of repayment satisfactory to the Administrative Agent in its sole discretion) for all Indebtedness to be repaid from the proceeds of the initial Borrowing (including the Specified Indebtedness) confirming, with respect to secured Indebtedness, that all Liens upon any of the property of the Loan Parties constituting Collateral will be terminated concurrently with such payment (other than Permitted Liens).

(j) Funding Accounts.  The Administrative Agent and the other Lender Parties shall have received a notice from the Borrower Representative setting forth the deposit account(s) of the Borrowers (the “Funding Accounts”) to which the Lenders are authorized by the Borrowers to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.

(k) Commodity Price Risk Management Guidelines.  The Administrative Agent shall have received the commodity price risk management guidelines of the Borrowers, the foregoing to be reasonably satisfactory to the Administrative Agent and the other Lender Parties.

(l) Collateral Access and Control Agreements.  The Administrative Agent shall have received each Collateral Access Agreement and Deposit Account Control Agreement that is required to be provided pursuant to each Security Agreement.

(m) Solvency.  The Administrative Agent shall have received a solvency certificate from a Financial Officer of each Borrower.

(n) Borrowing Base Certificate.  The Administrative Agent shall have received a Borrowing Base Certificate which calculates the Borrowing Base as of midnight on the Saturday immediately preceding the Effective Date, together with customary supporting documentation and supplemental reporting, the foregoing to be satisfactory to the Administrative Agent and the other Lender Parties.

(o) Closing Availability.  After giving effect to all Borrowings to be made on the Effective Date and the issuance of any Letters of Credit (or deemed issuance, in the case of the Existing Letters of Credit) on the Effective Date and payment of all fees and expenses due hereunder, the Borrowers’ Availability shall not be less than $200,000,000; provided that, solely for purposes of determining Availability with respect to this Section 4.01(o), clause (a) of the definition of “Availability” shall be deemed to refer only to the Borrowing Base, rather than to the lesser of the aggregate Revolving Commitments and the Borrowing Base.

(p) Pledged Stock; Stock Powers; Pledged Notes.  The Administrative Agent shall have received (i) the certificates, if any, representing the shares of Equity Interests pledged pursuant to the Security Agreements, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof; and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Security Agreements endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(q) Filings, Registrations and Recordings.  Each document (including any UCC financing statement) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lender Parties, a perfected Lien (or in the case of Equity Interests of the Bermuda Borrowers, a first registered charge) on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Permitted Liens), shall be in proper form for filing, registration or recordation.

(r) Environmental Reports.  The Administrative Agent shall have received, if requested, environmental review reports with respect to (i) the Mortgaged Properties and (ii) any other real properties with respect to which the Loan Parties or the Subsidiaries may become subject to a material environmental liability, as determined by the Administrative Agent in its reasonable discretion, in each case from firm(s) satisfactory to the Administrative Agent, which review reports shall be acceptable to the Administrative Agent and the Lender Parties.  The Administrative Agent and the other Lender Parties approve of the retention of MACTEC Engineering and Consulting, Inc. and the scope of their engagement to complete the environmental reviews as set forth in their Phase I Environmental Site Assessments proposal, dated August 17, 2009 (No. PROP09PEOR.122).  The Loan Parties shall provide to the Administrative Agent a plan, as appropriate, to respond to any environmental hazards or liabilities identified in any such environmental review reports, which plan shall indicate the Loan Parties’ intentions with respect thereto (if any).

(s) Mortgages, etc.  The Administrative Agent shall have received, with respect to each Mortgaged Property, each of the following, in form and substance reasonably satisfactory to the Administrative Agent:

(i) a Mortgage encumbering such Mortgaged Property in favor of the Administrative Agent, duly executed and acknowledged by each Loan Party that is the owner of or holder of any interest in such Mortgaged Property, and otherwise in form necessary for recording in the recording office of each applicable political subdivision where each such Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof in order to create in favor of the Administrative Agent (for the benefit of the Lender Parties) a valid, perfected first priority security interest and mortgage lien (subject to Permitted Liens) under Requirements of Law, and such UCC-1 financing statements and any other instruments as are, in the judgment of the Administrative Agent, necessary to create in favor of the Administrative Agent (for the benefit of the Lender Parties) a valid, perfected first priority security interest and mortgage lien (subject to Permitted Liens) under Requirements of Law;

(ii) maps or plans of an as-built survey of the sites of such Mortgaged Property that are certified to the Administrative Agent and the Title Insurance Company in a manner satisfactory to each of them, dated not more than 60 days prior to the Effective Date by an independent land surveyor or engineer licensed to perform surveys in the State where such Mortgaged Property is located and satisfactory to the Administrative Agent and the Title Insurance Company, which maps or plans and the surveys on which they are based shall be made in accordance with the most recent Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping and meeting the accuracy requirements as defined therein, including the requirement that there shall be surveyed and shown on such maps, plats or surveys the following:  (A) a current “as-built” survey showing the location of any adjoining streets, easements (including the recording information with respect to all recorded instruments), the mean high water base line or other legal boundary lines of any adjoining bodies of water, fences, zoning or restriction setback lines, rights-of-way, utility lines to the points of connection and any encroachments; (B) all means of ingress and egress, the amount of acreage and square footage, the address of such Mortgaged Property, the legal description of such Mortgaged Property; (C) the location of all improvements as constructed on such Mortgaged Property; (D) the measured distances from the Improvements to be set back and specified distances from street or property lines in the event that deed restrictions, recorded plats or zoning ordinances require the same; (E) all courses and distances referred to in the legal description, and the names of all adjoining owners on all sides of such Mortgaged Property, to the extent available; and (F) the flood zone designation, if any, in which such Mortgaged Property is located.  The legal description of such Mortgaged Property shall be shown on the face of each survey or affixed thereto.  In addition, such maps, plats or surveys shall be sufficient for the Title Insurance Company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue the endorsements of the type required by paragraph (iii) below.  Notwithstanding the foregoing, in the event that the applicable Loan Party has surveys in its possession that are in form sufficient to allow the Title Insurance Company to remove all standard survey exceptions from the title insurance policy (or commitment) relative to the applicable Mortgaged Property and issue the endorsements of the type required by paragraph (iii) below (to the extent the same are available in the applicable jurisdiction), then the applicable Loan Party shall not be required to comply with the foregoing survey requirements relative to such Mortgaged Property;

(iii) a mortgagee’s title insurance policy (or policies) or marked up unconditional commitment for such insurance that is issued by the Title Insurance Company in favor of the Administrative Agent and is in form and substance satisfactory to the Administrative Agent.  Without limiting the foregoing, each such policy shall (A) be in an amount satisfactory to the Administrative Agent not to exceed the value of the Mortgaged Property covered thereby; (B) insure that the interests created by each Mortgage on the applicable

Mortgaged Property creates in favor of the Administrative Agent (for the benefit of the Lender Parties) a valid, perfected first priority security interest and mortgage lien thereon free and clear of all defects and encumbrances other than Permitted Liens and as otherwise approved by the Administrative Agent; (C) include a current survey reading; (D) be in the form of ALTA 2006 Loan Policy (or equivalent policies to the extent available in the applicable jurisdiction); (E) contain such endorsements and affirmative coverages as the Administrative Agent may require, including without limitation (to the extent applicable with respect to such Mortgaged Property and available in the jurisdiction in which such Mortgaged Property is located), the following: aggregation or tie-in endorsement (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount); revolving credit endorsement; creditors’ rights endorsement; zoning endorsement; variable rate endorsement; survey endorsement; comprehensive endorsement; first loss and last dollar endorsements; access and entry coverage; location coverage; mineral rights, water rights and surface damage coverage; separate tax parcel endorsement; subdivision coverage; usury endorsement; doing business endorsement; subdivision endorsement; environmental protection lien endorsement; CLTA 119.2 endorsement; utility availability endorsement; contiguity coverage; waiver of arbitration endorsement; and such other endorsements as the Administrative Agent shall require in order to provide insurance against specific risks identified by the Administrative Agent in connection with such Mortgaged Property; and (F) be issued directly by the Title Insurance Company and with such co-insurance and reinsurance as may be required by the Administrative Agent.  Notwithstanding the foregoing, no zoning endorsement will be required in the event that the applicable Loan Party obtains a property zoning report for such Mortgaged Property indicating that the Mortgaged Property is not in violation of the applicable zoning requirements.  The Administrative Agent shall have received evidence satisfactory to it that all premiums in respect of each such policy, all charges for mortgage recording and similar taxes, and all related expenses, if any, have been paid;

(iv) such customary affidavits, certificates, information (including financial data) and instruments of indemnification (including so-called “gap” indemnification) as shall be required to induce the Title Insurance Company to issue the title policies and endorsements contemplated herein (and the Administrative Agent shall execute such documentation required by the applicable jurisdiction so that the Title Insurance Company may issue such title insurance policies and endorsements);

(v) such consents, approvals, amendments, supplements, estoppels, tenant subordination agreements or other instruments as necessary or required to consummate the transaction contemplated herein or as shall reasonably be deemed necessary by the Administrative Agent in order for the owner or holder of the fee or leasehold interest constituting such Mortgaged Property to grant the Lien contemplated by the applicable Mortgage with respect to such Mortgaged Property;

(vi) a copy of all documents referred to, or listed as exceptions to title in, the title policy or policies referred to in paragraph (iii) above;

(vii) copies of all leases, subleases, tenancies, occupancy agreements, rental agreements and other similar agreements related to possessory interest, if any, in which the applicable Loan Party holds the lessor’s interest thereunder;

(viii) UCC-1 financing statements and other instruments relating to such Mortgaged Property naming each applicable Loan Party as the debtor and the Administrative Agent as the secured party, such UCC financing statements and instruments to be filed in the same recording office where the applicable Mortgage is filed and such other locations required by a Requirement of Law in order to perfect its first priority perfected security interest in such Mortgaged Property;

(ix) a zoning report prepared by the Planning and Zoning Resource Corporation, or a similar firm reasonably acceptable to the Administrative Agent, and issued in favor of the Administrative Agent stating that (A) such Mortgaged Property is zoned in a classification which permits its intended use and purpose; (B) there are no conditions on such Mortgaged Property that are not in compliance with such applicable zoning ordinances or that are not legally non-compliant; and (C) otherwise in form and substance satisfactory to the Administrative Agent;

(x) a legal opinion of satisfactory local counsel admitted to practice in the State in which such Mortgaged Property is located, covering such matters as may be reasonably requested by the Administrative Agent; and

(xi) such other approvals, opinions or documents as the Administrative Agent may request, each in form and substance satisfactory to the Administrative Agent.

(t) Approvals.  All governmental and third party approvals necessary in connection with the Transactions and the financing contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or, to the knowledge of the Loan Parties after due inquiry, threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Transactions or the financing contemplated hereby.

(u) Insurance.  The Administrative Agent shall have received evidence of insurance coverage in compliance with the terms of Section 5.09 in form, scope and substance satisfactory to the Administrative Agent, together with certificates of insurance naming the Administrative Agent, on behalf of the Lender Parties, as an additional insured or loss payee, as applicable, to the extent required under Section 5.09.

(v) Appraisals and Field Exams.  The Collateral Agent shall have received appraisals of the Inventory, equipment and real property of the Loan Parties and field exams of the Accounts, Inventory, data processing and other systems, and related working capital matters of the Loan Parties, in each case from appraisers reasonably satisfactory to the Collateral Agent (it being understood and agreed that the receipt of the field examination, dated as of September 22, 2009, and the appraisals, dated as of November 1, 2009, shall satisfy the condition precedent set forth in this paragraph (v)).  The appraisals shall (A) comply with the appraisal standards set forth in the Financial Institutions Reform Recovery and Enforcement Act of 1989 and the regulations promulgated and the rulings issued thereunder, in each case, (B) be prepared in accordance with the Uniform Standards of Professional Appraisal Practice as promulgated by The Appraisal Foundation and the Standards of Professional Appraisal Practice and Code of Ethics of the Appraisal Institute and (C) shall otherwise be in form and content (including, without limitation, as to date) reasonably satisfactory to the Collateral Agent and each other Lender Party.

(w) Letter of Credit Application.  CoBank, as Issuing Bank, shall have received a properly completed letter of credit application and other required documentation if the issuance of a Letter of Credit will be required on the Effective Date.

(x) “Know Your Customer” Requirements.  The Administrative Agent and the other Lender Parties shall have received all documentation and other information requested by the Administrative Agent and required under applicable “know your customer” and anti-money laundering rules and regulations, including all information required to be delivered pursuant to Section 9.14.

(y) Purchase of Bank Equity Interests.  The Borrowers shall have purchased the Bank Equity Interests they are then required to purchase in CoBank and each other Farm Credit System Institution, as each of CoBank or any such other Farm Credit System Institution shall have specified to the Borrowers.

(z) LTV Requirement.  The Administrative Agent shall have received satisfactory evidence that, immediately after giving effect to the initial Borrowings on the Effective Date, the LTV Requirement shall be satisfied, based on the appraisals delivered pursuant to paragraph (v) of this Section.

(aa) Other Documents.  The Administrative Agent and the other Lender Parties shall have received such other documents as any Lender Party or their respective counsel may have reasonably requested.

Notwithstanding the terms of Sections 4.01(c)(i), 4.01(c)(ii) and 4.01(d), satisfaction of such conditions shall be subject only to (a) circumstances existing prior to December 15, 2009, to the extent that the Borrowers have not provided true and complete information with respect to such conditions in response to the Due Diligence Request on or prior to such date; (b) information provided by or on behalf of the Borrowers with respect to such conditions in response to the Due Diligence Request after such date; and (c) circumstances arising from and after such date.

The Administrative Agent shall notify the Borrowers and the Lenders of the Effective Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 12:00 noon, Denver, Colorado time, on December 31, 2009 (and, in the event such conditions are not so satisfied or waived, the Revolving Commitments shall terminate at such time).

SECTION 4.02. Each Credit Event.  The obligations of (a) each Lender to make a Loan on the occasion of any Borrowing and (b) each Issuing Bank to issue, amend, renew, reinstate or extend any Letter of Credit (it being understood that the conversion into or continuation of a Eurodollar Loan or, solely with respect to Section 4.02(a), the amendment, renewal, reinstatement or extension of a Letter of Credit does not constitute a Borrowing or the issuance of a Letter of Credit), are subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Loan Parties set forth in this Agreement shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance of such Letter of Credit, as applicable, except that such representations and warranties (A) that relate solely to an earlier date shall be true and correct in all material respects as of such earlier date and (B) shall be true and correct in all respects to the extent they are qualified by a materiality standard.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal, reinstatement or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

(c) After giving effect to any Borrowing or the issuance, amendment, renewal, reinstatement or extension of any Letter of Credit, the Aggregate Revolving Exposure shall not exceed the lesser of (i) the Borrowing Base as in effect at such time and (ii) the aggregate Revolving Commitments as in effect at such time.

Each Borrowing and each issuance of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section 4.02.  Each amendment, renewal, reinstatement or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (b) and (c) of this Section 4.02.

    ARTICLE V

      AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed (or alternatively, with respect to such Letters of Credit, cash (or, with the consent of the Administrative Agent, the Required Lenders and each applicable Issuing Bank, a back-up standby letter of credit) equal to 105% of the LC Exposure shall have been deposited by the applicable Borrowers in the applicable LC Collateral Accounts in accordance with Section 2.06(j)), each Loan Party executing this Agreement covenants and agrees with the Lender Parties that:

SECTION 5.01. Financial Statements; Borrowing Base and Other Information.  The Borrowers will furnish to the Administrative Agent (which shall in turn furnish to each other Lender Party):

(a) within 90 days after the end of each Fiscal Year, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such Fiscal Year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all reported on by a “Big Four” accounting firm, or other independent public accountants of recognized national standing that are reasonably acceptable to the Administrative Agent (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit), to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company on a consolidated basis, accompanied by any final management letter prepared by said accountants;

(b) within 45 days after the end of each of the first three Fiscal Quarters, the Company’s unaudited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year;

(c) concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of a Financial Officer of the Company, in substantially the form of Exhibit J, (i) certifying, in the case of the financial statements delivered under paragraph (b) above, as presenting fairly in all material respects the financial condition and results of operations of the Company on a consolidated basis, subject to normal year-end audit adjustments and the absence of footnotes; (ii) certifying whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto; (iii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.13; and (iv) stating whether any change in GAAP or in the application thereof has occurred since the later of the date of the audited financial statements referred to in Section 3.04 and the date of the prior certificate delivered pursuant to this paragraph (c) indicating such a change and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) solely to the extent available from the Company’s accounting firm, concurrently with any delivery of financial statements under paragraph (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Event of Default under Section 6.13 (which certificate may be limited to the extent required by accounting rules or guidelines); provided that the Company agrees to exercise commercially reasonable efforts to obtain such a certificate;

(e) as soon as available, but in any event not more than 60 days following the beginning of each Fiscal Year, a copy of the plan and forecast (including a projected consolidated balance sheet, income statement and statement of cash flow) of the Company for each quarter of the upcoming Fiscal Year, in form reasonably satisfactory to the Administrative Agent;

(f) as soon as available but in any event within 10 Business Days of the end of each fiscal month (or, within five Business Days of the end of each calendar week (it being understood that a calendar week ends at midnight on Saturday), during any Weekly Reporting Period), a Borrowing Base Certificate which calculates the Borrowing Base as of the last day of the fiscal period then ended, together with supporting information in connection therewith and any additional reports with respect to the Borrowing Base as the Administrative Agent may reasonably request;

(g) as soon as available, but in any event within 10 Business Days of the end of each fiscal month (or, in the case of paragraphs (g)(i) and (g)(ii) below, within five Business Days of the end of each calendar week, during any Weekly Reporting Period) and at such other times as may be reasonably requested by the Administrative Agent, as of the fiscal period then ended, all delivered electronically in a formatted file reasonably acceptable to the Administrative Agent:

(i) a summary aging of each Borrower’s and Loan Guarantor’s Accounts (based on invoices aged by invoice date and the balance due for each Account Debtor) reconciled to the Borrowing Base Certificate delivered as of such date prepared in a manner reasonably acceptable to the Administrative Agent;

(ii) a schedule detailing each Borrower’s and Loan Guarantor’s Inventory, in form reasonably satisfactory to the Administrative Agent, (A) by location (showing Inventory in transit, any Inventory located with a third party under any consignment, bailee arrangement or warehouse agreement), by class (work-in-process and finished goods), by product type and by volume on hand, which Inventory shall be valued at the lower of cost (standard and/or moving average) or market and adjusted for Reserves as the Administrative Agent has previously indicated to the Borrower Representative are deemed by the Administrative Agent to be appropriate; (B) including a report of inventory aging by fresh plant and prepared foods in total, and LOCOM reports to support reserves; and (C) reconciled to the Borrowing Base Certificate delivered as of such date;

(iii) a worksheet of calculations prepared by the Borrowers to determine Eligible Accounts and Eligible Inventory, such worksheets detailing the Accounts and Inventory excluded from Eligible Accounts and Eligible Inventory and the reason for such exclusion;

(iv) a reconciliation of each Borrower’s and Loan Guarantor’s Accounts between the amounts shown in each Borrower’s and Loan Guarantor’s general ledger and financial statements and the reports delivered pursuant to paragraph (i) above; and

(v) a reconciliation of the loan balance per each Borrower’s and Loan Guarantor’s general ledger to the loan balance under this Agreement;

(h) as soon as available, but in any event within 10 Business Days after the end of each fiscal month, during any period that aggregate principal amount of the outstanding Term B Loans exceeds $400,000,000, a monthly lender operating report of the Company that is consistent with past practices;

(i) promptly after the same become publicly available, copies of all proxy statements and periodic reports on Form 10-K, Form 10-Q and Form 8-K that are filed by the Company or any Subsidiary with the SEC or any national securities exchange, as the case may be; provided that any documents required to be delivered pursuant to paragraphs (a) and (b) and this paragraph (i) shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address referenced in Section 9.01(b); or (ii) on which such documents are posted on the Company’s behalf on IntraLinks/IntraAgency or another relevant website, if any to which each Lender Party has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); and provided, further, that the Company shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents; and

(j) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any other Lender Party may reasonably request.

SECTION 5.02. Notices of Material Events.  The Borrower Representative will furnish to the Administrative Agent (which shall post such notices to the other Lender Parties) prompt written notice, accompanied by a statement of a Financial Officer or other executive officer of the Borrower Representative setting forth in reasonable detail the nature of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto, of the following:

(a) the occurrence of any Default or Event of Default;

(b) receipt of any notice of any governmental investigation or any governmental or other litigation or proceeding commenced or threatened against any Loan Party that (i) could reasonably be expected to result in a Material Adverse Effect (including any such litigation or proceeding (A) seeking injunctive relief or (B) that is asserted or instituted against any Plan, its fiduciaries or its assets) or (ii) alleges criminal misconduct by the Company or the Subsidiaries;

(c) any Lien (other than Permitted Liens) or claim made or asserted against any of the Collateral in the amount of $5,000,000 or more;

(d) any damage, destruction or other casualty event involving the Collateral in the amount of $5,000,000 or more, whether or not covered by insurance;

(e) any and all written notices of default received by the Company or the Subsidiaries under or with respect to any leased location or public warehouse where Collateral is located with a fair market value in excess of $5,000,000;

(f) to the extent not provided pursuant to Section 5.01(i), all (i) amendments to the Mexican Credit Facility, and (ii) material amendments to the Material Agreements, together with a copy of each such amendment;

(g) concurrently with the delivery of each Borrowing Base Certificate pursuant to Section 5.01(f), a mark-to-market reconciliation with respect to the Swap Obligations that constitute Secured Obligations;

(h) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrowers and their Subsidiaries in an aggregate amount exceeding $25,000,000, any such notice to be delivered concurrently with the delivery of a quarterly compliance certificate under Section 5.01(c);

(i) receipt by the Loan Parties of any notice or notices (or amendment to any previous notice) under PACA, PSA or other similar Requirements of Law (in each case, other than any such notice consisting solely of a provision in the applicable invoice relating thereto reserving a seller’s rights under such acts), in respect of claims in an aggregate amount at any one time outstanding for all such notices of $25,000,000 or more, to preserve the benefits of any trust applicable to any assets of any Loan Party under the provisions of PACA, PSA or other similar Requirements of Law (and the Loan Parties shall provide, or shall cause to be provided, promptly to the Administrative Agent a true, correct and complete copy of such notice or notices (or amendment), as the case may be, and other information delivered in connection therewith), any such notice to be delivered concurrently with the delivery of a quarterly compliance certificate under Section 5.01(c);

(j) any change in respect of the Disclosed Matters that could reasonably be expected to result in a Material Adverse Effect;

(k) (i) any portion of the Specified Property that was designated as “for sale” is no longer for sale or actively being sold or (ii) any portion of the Specified Property that was designated as idled becomes operational;

(l) the occurrence of any event described in Section 3.06, 3.07(b) or 3.07(c), in each case as and when any such notice is required to be delivered pursuant to each Section;

(m) concurrently with the delivery of each quarterly compliance certificate pursuant to Section 5.01(c), (i) any claim with respect to a material Environmental Liability, (ii) any Loan Party becoming aware of any environmental condition existing at any property owned, leased or subleased by the Loan Parties or the Subsidiaries, or arising out of the operation of their businesses, that provides a basis for any material Environmental Liability, or (iii) any material governmental investigation or any material governmental or other litigation or proceeding being commenced or threatened against any Loan Party that is asserted or instituted against any Plan, its fiduciaries or its assets; and

(n) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

SECTION 5.03. Existence; Conduct of Business.  Each Loan Party will, and will cause each Subsidiary to, (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, in each case except where the failure to so preserve, renew, keep in full force and effect or maintain could not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or 6.05; and (b) carry on and conduct its business, in all material respects, in the poultry industry and such other activities that are substantially similar, related or incidental thereto (including, without limitation, processing, packaging, distribution and wholesales of poultry and related or similar products).

SECTION 5.04. Payment of Obligations.  Each Loan Party will, and will cause each Subsidiary to, pay or discharge all Material Indebtedness as and when due (except to the extent not constituting an Event of Default under paragraph (f) of Article VII), all Taxes and other claims, which claims, if unpaid, could result in a Lien on any Loan Party’s property, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect; it being understood that, to the extent that certain Taxes or other such claims cannot (pursuant to contractual agreement or Requirements of Law) be contested before such Taxes or other amounts become delinquent or in default, a Loan Party shall be deemed to be in satisfaction of clause (a) above if such Loan Party timely commences appropriate proceedings after the earliest date that it is permitted to contest such Taxes or other claims by such contractual agreement or Requirements of Law.

SECTION 5.05. Maintenance of Properties.  Each Loan Party will, and will cause each Subsidiary to, do all things necessary to at all times, maintain, preserve and protect each Mortgaged Property and all other material property, whether real or personal, and keep such property in good repair, working order and condition (other than wear and tear and casualty and condemnation occurring in the ordinary course of business).

SECTION 5.06. Books and Records; Inspection Rights.  Without limiting Sections 5.11 and 5.12, each Loan Party will, and will cause each Subsidiary to, (a) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (b) permit any representatives designated by the Administrative Agent or any other Lender Party (including employees of the Administrative Agent, any other Lender Party or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records (including environmental assessment reports and Phase I or Phase II studies), in each case that are not protected by attorney-client privilege or bound by confidentiality agreements that have been entered into in the ordinary course of business and consistent with historical practice, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested (provided that (i) the obligation of the Company to reimburse the Lender Parties for the expenses of any such inspection shall be limited to reimbursing the Administrative Agent for its expenses that are incurred in connection with two visits annually unless an Event of Default exists, in which case there shall be no limit on the Company’s obligation to reimburse such expenses, and (ii) all visits and inspections by or on behalf of any Lender Party (other than the Administrative Agent) shall be conducted concurrently with any such visit or inspection that is conducted by the Administrative Agent or its designated representatives), and, in each case, with a reasonable opportunity for a representative of the Company to be present.  The Loan Parties acknowledge that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the other Lender Parties certain Reports pertaining to the Loan Parties’ assets for internal use by such Lender Parties.

SECTION 5.07. Compliance with Laws and Contractual Obligations.

(a) Each Loan Party will, and will cause each Subsidiary to, comply with all of its contractual obligations and Requirements of Law, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) In addition to and without limiting the generality of paragraph (a), each Loan Party will, and will cause each Subsidiary and ERISA Affiliate to, (i) comply with all applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder with respect to all Plans, or any similar such laws, regulations and published interpretations applicable in jurisdictions and countries other than the United States with respect to all other pension plans, except where the failure to comply could not reasonably be expected to result in a Material Adverse Effect, (ii) not take any action or fail to take action the result of which would result in a liability to the PBGC or to a Multiemployer Plan in an amount that could reasonably be expected to result in a Material Adverse Effect and (iii) furnish to the Administrative Agent upon the Administrative Agent’s request such additional information about any Plan concerning compliance with this covenant as may be reasonably requested by the Administrative Agent.

SECTION 5.08. Use of Proceeds.  Subject to the second sentence of this Section 5.08, the proceeds of the Term Loans and the Revolving Loans will be used only to (a) repay the Specified Indebtedness and other unsecured Indebtedness of the Company and the Subsidiaries in connection with the Plan of Reorganization; and (b) pay fees, costs and expenses related to and contemplated by this Agreement and the Plan of Reorganization.  In addition, the proceeds of the Term Loans (after satisfaction of the amounts described in clauses (a) and (b) above) and the Revolving Loans will be used to finance the general corporate purposes of the Borrowers (including Capital Expenditures, Permitted Acquisitions and payments of principal and interest on the Loans, subject to the relevant limitations contained in this Agreement).  No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 5.09. Insurance.  Each Loan Party will, and will cause each Subsidiary to, maintain with financially sound and reputable carriers having a financial strength rating of at least A- by A.M. Best Company at the time of the initial bindings or any renewals thereof (a) insurance in such amounts (with no greater risk retention) and against such risks (including loss or damage by fire and loss in transit, theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; business interruption; and general liability) and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations; provided that the Borrowers and the Subsidiaries may self-insure for workmen’s compensation, crime, general liability, auto liability, employee benefits, property risks and live chicken inventory in accordance with applicable industry standards and in a manner consistent with other similarly situated Persons in the same industry; provided, further, that the Borrowers and the Subsidiaries shall not self-insure for general liability, auto liability or property risks in excess of the first $5,000,000 of loss deductible with respect thereto without the consent of the Administrative Agent; (b) if any portion of any Mortgaged Property is located in an area identified by FEMA as an area having special flood hazards pursuant to the Flood Insurance Acts, a policy of flood insurance with financially sound and reputable insurance companies that (A) covers any parcel of such Mortgaged Property that is located in a flood zone and (B) is written in an amount not less than the (1) outstanding principal amount of the Indebtedness secured thereby and (2) the maximum limit of coverage made available with respect to the particular type of Mortgaged Property under the Flood Insurance Acts; and (c) all other insurance required pursuant to the Collateral Documents.  The Borrowers will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.  All such insurance policies, to the extent such insurance policies by their terms insure any portion of the Collateral, shall name the Administrative Agent (for the benefit of the Lender Parties) as an additional insured or as a loss payee, as applicable.

SECTION 5.10. Casualty and Condemnation.  The Borrowers (a) will furnish to the Administrative Agent (which shall in turn provide such notice to the Collateral Agent and the other Lender Parties) prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the

Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement.

SECTION 5.11. Appraisals.

(a) At intervals and frequency as reasonably specified by the Administrative Agent or the Collateral Agent, the Borrowers and the Subsidiaries will provide the Administrative Agent and the Collateral Agent with appraisals or updates thereof of their Inventory, from an appraiser selected and engaged by the Administrative Agent or the Collateral Agent, as applicable, and prepared on a basis reasonably satisfactory to the Administrative Agent and the Collateral Agent, such appraisals and updates to include, without limitation, information required by Requirements of Law.  Two such appraisals per calendar year shall be at the sole expense of the Loan Parties; provided that following the first anniversary of the Effective Date, the Administrative Agent and the Collateral Agent agree not to conduct (or cause to be conducted) more than one such appraisal every six months; and provided, further, that (a) notwithstanding the limitation in the preceding proviso, an additional appraisal (and, for the avoidance of doubt, up to three such appraisals during such calendar year) shall be at the sole expense of the Loan Parties if a Minimum Availability Period has been in effect for a period of at least 30 consecutive days during such calendar year; and (b) if an Event of Default has occurred and is continuing, then there shall be no limitation as to number and frequency of such appraisals that shall be at the sole expense of the Loan Parties.  For purposes of this Section 5.11, it is understood and agreed that a (i) single appraisal may consist of examinations conducted at multiple relevant sites and involve one or more relevant Loan Parties and their assets and (ii) only the reasonable and documented out-of-pocket charges, costs and expenses in connection with such appraisals shall be required to be reimbursed by the Loan Parties pursuant to this Section.

(b) Notwithstanding the foregoing, if on the third anniversary of the Effective Date the aggregate Term Exposure is equal to or greater than $750,000,000, the Borrowers and the Subsidiaries, at their sole expense, shall promptly deliver appraisals or updates thereof of the Loan Parties’ equipment, buildings and real property that constitute Collateral from an appraiser selected and engaged by the Administrative Agent and prepared on a basis reasonably satisfactory to the Administrative Agent, to the extent necessary to establish compliance with the LTV Requirement.

SECTION 5.12. Field Examinations.  At intervals and frequency as reasonably specified by the Administrative Agent or the Collateral Agent, the Borrowers and the Subsidiaries will allow the Administrative Agent and the Collateral Agent to conduct field examinations or updates thereof during normal business hours to ensure the adequacy of Collateral included in any Borrowing Base and related reporting and control systems.  Two such field examinations per calendar year shall be at the sole expense of the Loan Parties; provided that following the first anniversary of the Effective Date, the Administrative Agent and the Collateral Agent agree not to conduct (or cause to be conducted) more than one such field examination every six months; and provided, further, that (a) notwithstanding the limitation in the preceding proviso, an additional field examination (and, for the avoidance of doubt, three such field examinations during such calendar year) shall be at the sole expense of the Loan Parties if a Minimum Availability Period has been in effect for a period of at least 30 consecutive days during such calendar year; and (b) if an Event of Default has occurred and is continuing, then there shall be no limitation as to number and frequency of such field examinations that shall be at the sole expense of the Loan Parties.  For purposes of this Section 5.12, it is understood and agreed that a (i) single field examination may consist of examinations conducted at multiple relevant sites and involve one or more relevant Loan Parties and their assets; and (ii) only the reasonable and documented out-of-pocket charges, costs and expenses in connection with such field examinations shall be required to be reimbursed by the Loan Parties pursuant to this Section.

SECTION 5.13. Additional Collateral; Further Assurances.  (a) Subject to Requirements of Law, each Borrower and each Subsidiary that is a U.S. Loan Party shall cause (i) any Material Subsidiary created or acquired after the Effective Date, (ii) any Subsidiary that has otherwise become a Material Subsidiary after the Effective Date (it being understood that a Subsidiary’s status as a Material Subsidiary for the purposes of clauses (i) and (ii) above shall be as determined as of the most recent date upon which financial statements have been required to be delivered pursuant to Section 5.01(a) or (b)) or (iii) any Domestic Subsidiary or Foreign DRE whose Equity Interests are not held directly or indirectly by a Foreign Subsidiary that is treated as a corporation for U.S. federal income tax purposes that incurs any Indebtedness for borrowed money (other than intercompany Indebtedness) or Guarantees any such Indebtedness to become, not later than 45 days after the occurrence of any of the foregoing events or determinations, as applicable (which period may be extended, for a period not to exceed 60 days, by the Administrative Agent in its sole discretion),  a U.S. Loan Party by executing the Joinder Agreement set forth as Exhibit L hereto (the “Joinder Agreement”).  Upon execution and delivery thereof, each such Person (x) shall automatically become a U.S. Loan Guarantor hereunder and thereupon shall have all of the rights, benefits, duties and obligations in such capacity under the Loan Documents and (y) will, subject to the limitations relating to pledges of Equity Interests in paragraph (b) of this Section 5.13, grant Liens to the Administrative Agent (for the benefit of the Lender Parties) in any property of such U.S. Loan Party which constitutes Collateral.  Notwithstanding the foregoing, neither PPC Mexico nor any of PPC Mexico’s subsidiaries is or shall be required to become a U.S. Loan Party.

(b) To secure the prompt payment and performance of all the U.S. Secured Obligations, each Borrower and each Subsidiary that is a U.S. Loan Party will cause (i) 100% of the issued and outstanding Equity Interests of each of (A) the Domestic Subsidiaries other than Domestic Subsidiaries whose Equity Interests are owned, directly or indirectly, by a Foreign Subsidiary that is treated as a corporation for U.S. Federal income tax purposes, and (B) the Foreign DREs whose Equity Interests are not held directly or indirectly by a Foreign Subsidiary that is treated as a corporation for U.S. federal income tax purposes, other than any such Foreign DRE that is acquired after the Effective Date where the assets of such Foreign DRE include Equity Interests of a “controlled foreign corporation” (within the meaning of Section 957(a) of the Code) that, when aggregated with any other Equity Interests held by any other Affiliates of such Foreign DRE would constitute ownership of greater than 65% of the total combined classes of Equity Interests entitled to vote in such controlled foreign corporation (it being understood that, pursuant to paragraph (a) of this Section, such Foreign DRE shall pledge all of its assets which do not constitute Equity Interests in such controlled foreign corporation and such Equity Interest in the controlled foreign corporation such that, when aggregated with the Equity Interests of such controlled foreign corporation pledged by any other Affiliates of the Foreign DRE, the total Equity Interests pledged by the Foreign DRE will constitute a pledge of 65% of the total combined classes of Equity Interests entitled to vote in such controlled foreign corporation); (ii) 65% of the Equity Interests constituting the total combined classes of Equity Interests entitled to vote in each First-Tier Foreign Subsidiary that is not a Foreign DRE; and (iii) 100% of the non-voting Equity Interests of each First-Tier Foreign Subsidiary that is not a Foreign DRE, to be subject at all times to a valid, perfected first priority security interest (subject to Permitted Liens) in favor of the Administrative Agent (for the benefit of the Lender Parties) pursuant to the terms and conditions of the Loan Documents as the Administrative Agent shall reasonably request; provided that, notwithstanding the foregoing, no U.S. Loan Party shall be required to pledge any Equity Interests of PPC Mexico or its subsidiaries.  The Borrowers agree that if (w) the Administrative Agent notifies the Borrower Representative that as a result of a Change in Law there is a reason to believe that a pledge of a greater percentage of any Foreign Subsidiary’s voting Equity Interests or a guarantee by any Foreign Subsidiary of the U.S. Secured Obligations could not reasonably be expected to result in a “deemed dividend” under Section 956 of the Code or any other Tax liability to the Borrowers or any Foreign Subsidiary which would not have otherwise resulted absent such pledge and (x) subsequent to the receipt of such notice the Borrower Representative reasonably determines (which determination the Borrower Representative agrees to consider, in consultation with its counsel and other tax advisors, promptly following receipt of such notice from the Administrative Agent) that a pledge of more than 65% of the total combined voting power of all classes of Equity Interests entitled to vote of such Foreign Subsidiary or a guarantee by such Foreign Subsidiary of the U.S. Secured Obligations could not reasonably be expected to result in such a “deemed dividend” or any other Tax liability to the Borrowers or any Foreign Subsidiary which would not have otherwise resulted absent such pledge, the applicable Borrower will promptly pledge such greater percentage of the voting Equity Interests of each such Foreign Subsidiary and cause each such Foreign Subsidiary to provide a guarantee of the U.S. Secured Obligations, in each case to the extent that the foregoing could not reasonably be expected to result in such a “deemed dividend” under Section 956 of the Code or other Tax liability to the Borrowers or any Foreign Subsidiary.  Furthermore, the Lenders agree that if (y) the Borrower Representative notifies the Lenders that as a result of a Change in Law there is a reason to believe that a pledge of a lower percentage of any Foreign Subsidiary’s voting Equity Interests would be reasonably necessary in order to avoid being a “deemed dividend” under Section 956 of the Code and (z) subsequent to the receipt of such notice, each Lender reasonably determines (which determination each Lender agrees to consider, in consultation with its counsel and other tax advisors, promptly following receipt of such notice from the Borrower Representative) that a pledge of less than 65% of the total combined voting power of all classes of Equity Interests entitled to vote of such Foreign Subsidiary would be reasonably necessary in order to avoid being a “deemed dividend” under Section 956 of the Code, the applicable Borrower may promptly pledge such lower percentage of the voting Equity Interests of each such Foreign Subsidiary and the Administrative Agent (for the benefit of the Lender Parties) shall promptly release any excess percentage, to the extent necessary such that the foregoing would avoid being a “deemed dividend” under Section 956 of the Code.

(c) Subject to Requirements of Law, each Bermuda Borrower and each other Bermuda Loan Party shall cause (i) any Material Subsidiary that is organized under the laws of Bermuda and is created or acquired after the Effective Date, (ii) any Subsidiary that is organized under the laws of Bermuda and has otherwise become a Material Subsidiary after the Effective Date (it being understood that a Subsidiary’s status as a Material Subsidiary for the purposes of clauses (i) and (ii) above shall be as determined as of the most recent date upon which financial statements have been required to be delivered pursuant to Section 5.01(a) or (b)) or (iii) any Subsidiary that is organized under the laws of Bermuda that incurs any Indebtedness for borrowed money (other than intercompany Indebtedness) or Guarantees any such Indebtedness to become, not later than 45 days after the occurrence of any of the foregoing events or determinations, as applicable (which period may be extended, for a period not to exceed 60 days, by the Administrative Agent in its sole discretion), a Bermuda Loan Party by executing a guarantee agreement that guarantees repayment of the Bermuda Secured Obligations (which guarantee agreement shall be in substantially the form of the Bermuda Guaranty) and a security agreement (which shall, among other things, pledge 100% of the Equity Interests in each such Subsidiary and grant a security interest in all the personal property of each such Subsidiary, the foregoing to be in substantially the form of the Bermuda Pledge Agreement, the Bermuda Security Agreement or the Puerto Rico Security Agreement, as applicable) that secures repayment of the Bermuda Secured Obligations, together with such other documentation and filings that the Administrative Agent may reasonably require in order to perfect its valid, perfected first priority security interest (subject to Permitted Liens) in the assets subject to the terms of such Security Agreement.

(d) Without limiting the foregoing, each Loan Party will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Loan Parties.  To the extent that any Loan Party is required to pledge newly created, issued or acquired Equity Interests of any Subsidiary or Affiliate pursuant to the Loan Documents after the Effective Date, such Loan Party shall cause such Subsidiary (or shall use commercially reasonable efforts to cause such Affiliate) to issue such Equity Interests in certificated form, and in each case such Loan Party shall deliver such certificated Equity Interests to the Administrative Agent in accordance with Section 4.01(p).

(e) The Borrower Representative will promptly notify the Administrative Agent if any Borrower or any other Loan Party acquires any real or personal property with a fair market value in excess of $10,000,000 (other than assets constituting Collateral under the Security Agreements that are, as a result of actions previously taken, automatically subject to a valid, perfected first priority security interest or mortgage lien (subject to Permitted Liens) in favor of the Administrative Agent (for the benefit of the Lender Parties) upon acquisition thereof), and, if requested by the Administrative Agent or the Required Lenders and subject to the terms and conditions of this Agreement, the Borrowers will promptly cause such assets to be subjected to a valid, perfected first priority security interest or mortgage lien (subject to Permitted Liens) in favor of Administrative Agent (for the benefit of the Lender Parties) securing the applicable Secured Obligations and will take, and cause the applicable Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, all at the expense of the Loan Parties.

(f) With respect to each Specified Property, the applicable Loan Parties will grant to the Administrative Agent (for the benefit of the Lender Parties) a valid, perfected first priority security interest and mortgage lien (subject to Permitted Liens) in such Specified Property in the event that (i) after the first anniversary of the Effective Date, the Required Lenders may so request in their sole discretion or (ii) the Administrative Agent, in its Permitted Discretion, may so request if (A) any portion of such Specified Property that was designated as “for sale” is no longer for sale or actively being sold, or (B) any portion of such Specified Property that was designated as idled becomes operational.  Any such grant shall be completed within four months following the occurrence of any event described in clause (i) or (ii) above, by the execution and delivery of the applicable Loan Party of a Mortgage, UCC-1 Financing Statement and such other documents, and taking such other actions, in each case as specified in Section 4.01(s).  Notwithstanding the foregoing, the Loan Parties shall not be required to grant any such security interest and mortgage lien in any Specified Property having an appraised value of less than $10,000,000.

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed (or alternatively, with respect to such Letters of Credit, cash (or, with the consent of the Administrative Agent, the Required Lenders and each applicable Issuing Bank, a back-up standby letter of credit) equal to 105% of the LC Exposure shall have been deposited by the applicable Borrowers in the applicable LC Collateral Accounts in accordance with Section 2.06(j)), each Loan Party executing this Agreement covenants and agrees with the Lender Parties that:

SECTION 6.01. Indebtedness.  No Loan Party will, nor will it permit any of the Subsidiaries to, create, incur or suffer to exist any Indebtedness, except:

(a) the Secured Obligations;

(b) Indebtedness existing on the Effective Date and set forth in Schedule 6.01(b) and refinancing, refundings, extensions, renewals and replacements of any such Indebtedness in accordance with paragraph (f) hereof;

(c) Indebtedness (other than Guarantees described in paragraph (d) below) of any Borrower to any Subsidiary and of any Subsidiary to any Borrower or any other Subsidiary; provided that (i) Indebtedness under this paragraph (c) shall not be permitted unless the corresponding Investment is permitted under Section 6.04(c), (p), (q) or (u) and (ii) Indebtedness of any Borrower to any Subsidiary and Indebtedness of any Subsidiary that is a Loan Party to any Subsidiary that is not a Loan Party shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Administrative Agent;

(d) Guarantees by any Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of any Borrower or any other Subsidiary; provided that (i) the Indebtedness so Guaranteed is permitted by this Section 6.01; (ii) Guarantees under this paragraph (d) shall not be permitted unless the corresponding Investment is permitted under Section 6.04(c), (d), (p), (q) or (u); and (iii) Guarantees permitted under this paragraph (d) shall be subordinated to the Secured Obligations of the applicable Subsidiary on terms no less favorable to the Lenders as the Indebtedness so Guaranteed is subordinated to the Secured Obligations (if any);

(e) Indebtedness of any Borrower or any Subsidiary (i) incurred to finance the lease, acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations, industrial revenue bonds, municipal bonds or similar bonds, Indebtedness in respect of sale and leaseback transactions permitted under Section 6.06 and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof and (ii) refinancings, refundings, extensions, renewals and replacements of any such Indebtedness in accordance with paragraph (f) hereof; provided that in the case of paragraph (e)(i) above, (A) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (B) the aggregate principal amount of Indebtedness that may be incurred in any Fiscal Year shall not exceed the lesser of (1) $100,000,000 and (2) the excess of (x) the amount of Capital Expenditures for such Fiscal Year (or part thereof) permitted pursuant to Section 6.12 over (y) the Capital Expenditures not financed with proceeds of the Indebtedness incurred pursuant to this Section 6.01(e) or Section 6.01(t)(ii) made by the Borrowers and the Subsidiaries during such Fiscal Year pursuant to Section 6.12;

(f) Indebtedness which represents a refinancing, refunding, extension, renewal or replacement of any of the Indebtedness described in paragraphs (b), (e), (i) and (k) hereof; provided that (i) the principal amount of such Indebtedness is not increased, except by an amount equal to (x) any reasonable premium or similar amount paid, and fees and expenses reasonably incurred, in connection with such refinancing, refunding, extension, renewal or replacement, and (y) any then existing unutilized commitment to extend credit to the relevant Loan Party or relevant Subsidiary thereof under any agreement governing such Indebtedness (provided that this paragraph (f) shall not limit the principal amount of such Indebtedness that may be increased to the extent such Indebtedness may be incurred under any other provision of this Section 6.01 and so long as such Indebtedness is deemed to have been incurred under such provision); (ii) any Liens securing such Indebtedness are not extended to any additional property of any Loan Party (provided that assets that are subject to or secure any Indebtedness of any Loan Party or any Subsidiary constituting Capital Lease Obligations or purchase money Indebtedness permitted under Section 6.01(b), (e), (k) or (t)(ii) or operating leases may also secure any other Indebtedness of such Loan Party or Subsidiary constituting Capital Lease Obligations, purchase money Indebtedness or operating leases to the extent that such Indebtedness is advanced or otherwise extended by the same creditor or its Affiliates); (iii) no Loan Party that is not originally obligated with respect to repayment of such Indebtedness is required to become obligated with respect thereto (provided that this clause (iii) shall not limit other Loan Parties becoming obligated with respect thereto to the extent such Indebtedness may be incurred by such other Loan Parties under Section 6.01(c), (d) or (t) and, in the case of Section 6.01(t) such Indebtedness shall reduce, dollar-for-dollar, the amount that is permitted to be outstanding pursuant thereto); (iv) such refinancing, refunding, extension, renewal or replacement does not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, refunded, extended, renewed or replaced (provided that this clause (iv) shall not apply to any such Indebtedness that matures prior to the Maturity Date); (v) the terms of any such refinancing, refunding, extension, renewal or replacement are not materially less favorable to the obligor thereunder (as determined by the Company in its commercially reasonable judgment) than the original terms of such Indebtedness; and (vi) if the Indebtedness that is refinanced, refunded, extended, renewed or replaced was subordinated in right of payment to the Secured Obligations, then the terms and conditions of the refinancing, refunding, extension, renewal or replacement Indebtedness must include subordination terms and conditions that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to the refinanced, renewed or extended Indebtedness;

(g) (i) Indebtedness owed to any Person providing workers’ compensation, unemployment insurance, health, disability or other employee benefits or other social security legislation or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, and (ii) letters of credit, bank guarantees or similar instruments for the benefit of Persons under clause (i) of this paragraph (g) in each case incurred in the ordinary course of business by any Captive Insurance Company;

(h) Indebtedness (other than Indebtedness for borrowed money) of any Borrower or any Subsidiary in respect of bids, trade contracts, leases, statutory obligations, performance bonds, bid bonds, appeal bonds, surety bonds, customs bonds and similar obligations (or, in the case of Captive Insurance Companies, in respect of letters of credit, bank guarantees or similar obligations related thereto), in each case provided in the ordinary course of business;

(i) Indebtedness of PPC Mexico and its subsidiaries in respect of the Mexican Credit Facility in an aggregate principal amount not to exceed $75,000,000 at any time outstanding and any refinancing, refunding, extension, renewal or replacement thereof permitted pursuant to paragraph (f) hereof;

(j) Indebtedness in respect of the Intercompany IRBs (provided that, to the extent that any Subsidiary that is not a Loan Party is obligated under any Intercompany IRBs to any Loan Party, such Indebtedness of such Subsidiary shall not be permitted under this paragraph unless such Intercompany IRB is existing on the Effective Date and set forth on Schedule 6.01(b) or the corresponding Investment is permitted under Section 6.04(c), (p) or (u));

(k) (i) Indebtedness of any Person that becomes a Subsidiary after the Effective Date in connection with an Investment permitted by Section 6.04(h), (k), (p) or (u) (provided that such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary) and (ii) Indebtedness owed to any seller of property acquired in connection with an Investment permitted by Section 6.04(k), (p) or (u); provided that both before and after giving effect to Indebtedness pursuant to this paragraph (k), on a Pro Forma Basis (x) no Default or Event of Default shall exist or result therefrom and (y) the Borrowers shall be in compliance with the covenants set forth in Section 6.13 for the Test Period ending immediately prior to the incurrence of such Indebtedness for which financial statements have been delivered pursuant to Section 5.01(a) or (b);

(l) Indebtedness pursuant to clause (a)(ii) of the definition thereof in respect of customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(m) Indebtedness owed in respect of any overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearinghouse transfers of funds;

(n) Indebtedness pursuant to paragraph (a)(ii), (b), (d) or (j) of the definition thereof arising from agreements of the Company or the Subsidiaries providing for indemnification, adjustment of acquisition price or similar obligations, in each case, to the extent such obligations are incurred or assumed in connection with the acquisition or disposition of any business or assets by the Company or the Subsidiaries permitted by Section 6.04(b), (g), (h), (i), (k), (p) or (u) or Section 6.05(a)(ii), (a)(iii), (c), (g), (h) or (m);

(o) Indebtedness supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit;

(p) Indebtedness consisting of the financing of insurance premiums (other than to the Captive Insurance Company or other Affiliates of the Company) in the ordinary course of business;

(q) Indebtedness pursuant to paragraph (d) of the definition thereof consisting of take-or-pay obligations contained in supply arrangements in the ordinary course of business and consistent with historical practice;

(r) Indebtedness pursuant to paragraph (d) of the definition thereof incurred by the Company and the Subsidiaries representing deferred compensation to officers and employees of such Person in the ordinary course of business;

(s) Indebtedness arising out of the endorsement for deposit or collection of items received in the ordinary course of business;

(t) other (i) unsecured Indebtedness in an aggregate principal amount not to exceed $500,000,000 at any time outstanding and (ii) secured or unsecured Indebtedness in an aggregate principal amount not to exceed $5,000,000 at any time outstanding, provided that (A) in the case of clause (i) above, (x) no principal payment or prepayment shall be made under such Indebtedness prior to six months following the Maturity Date in effect on the date of the incurrence of such Indebtedness, (y) the stated maturity date of such Indebtedness shall not be earlier than six months following the Maturity Date in effect on the date of the incurrence of such Indebtedness; and (B) in the case of clause (ii) above, any such Indebtedness that is secured (other than Capital Lease Obligations or purchase money Indebtedness) may only be secured by assets (other than the Specified Property) that are not subject to a security interest in favor of the Administrative Agent (for the benefit of the Lender Parties) and (C) in the case of each of clauses (i) and (ii) above, no such Indebtedness may be created or incurred unless both before and after giving effect to such Indebtedness, on a Pro Forma Basis (1) no Default or Event of Default shall exist or result therefrom, (2) the Borrowers shall be in compliance with the covenants set forth in Section 6.13 for the Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or (b) ending immediately prior to the incurrence of such Indebtedness;

(u) Indebtedness consisting of promissory notes issued by any Loan Party to future, present or former directors, officers or employees of the Company or any of the Subsidiaries or their respective estates, heirs, family members, spouses or former spouses to finance Restricted Payments in the form of the purchase or redemption of Equity Interests of the Company to the extent such Restricted Payments are permitted by Section 6.08(a)(iii), (iv) and (viii) at the time of the incurrence of such Indebtedness;

(v) Indebtedness consisting of margin loans made by commodity brokers in connection with Swap Agreements permitted by Section 6.07; and

(w) the extent any of the following constitute Indebtedness: all premiums (if any) interest, fees, expenses, charges and additional or contingent interest (other than paid in kind interest) paid with respect to Indebtedness described in paragraphs (a) through (v) above.

SECTION 6.02. Liens.  No Loan Party will, nor will it permit any of the Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Liens created pursuant to any Loan Document;

(b) Permitted Encumbrances;

(c) any Lien on any property or asset of any Borrower or any Subsidiary existing on the Effective Date and set forth in Schedule 6.02(c); provided that (i) such Lien shall not apply to any other property or asset of such Borrower or Subsidiary, other than as permitted under Section 6.01(f)(ii); and (ii) such Lien shall secure only the Indebtedness which it secures on the Effective Date and refinancings, refundings, extensions, renewals and replacements thereof that are permitted by Section 6.01 (or, solely with respect to obligations that are not Indebtedness, any refinancings, refundings, extensions, renewals and replacements thereof that are not prohibited by Section 6.01, so long as such obligations are not amended or otherwise modified in contravention of this Agreement);

(d) Liens on fixed or capital assets acquired, constructed or improved by any Borrower or any Subsidiary; provided that (i) such security interests only secure Indebtedness permitted by Section 6.01(e), (f), (k) or (t)(ii); (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement; (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and any reasonable expenses in connection therewith; and (iv) such security interests shall not apply to any other property or assets of such Borrower or Subsidiary or any other Borrower or Subsidiary, other than as permitted under Section 6.01(f)(ii);

(e) any Lien existing on any property or asset prior to the acquisition thereof by any Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the Effective Date prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be; (ii) such Lien shall not apply to any other property or assets of such Borrower or Subsidiary or any other Borrower or Subsidiary, other than as permitted under Section 6.01(f)(ii); (iii) such Lien shall not apply to any Accounts and Inventory of any Loan Party, including any Subsidiary which becomes a Loan Party (or is required to become a Loan Party under terms of the Loan Documents) and (iv) such Lien shall secure only the Indebtedness which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and such Indebtedness is permitted with respect to such Subsidiary under Section 6.01(k), together with refinancings, refundings, extensions, renewals and replacements thereof that are permitted by Section 6.01 (or, solely with respect to obligations that are not Indebtedness, any refinancings, refundings, extensions, renewals and replacements thereof that are not prohibited by Section 6.01, so long as such obligations are not amended or otherwise modified in contravention of this Agreement);

(f) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(g) Liens created under PSA, PACA or other similar Requirements of Law;

(h) Liens arising out of sale and leaseback transactions permitted by Section 6.06;

(i) Liens solely on the assets of PPC Mexico and its subsidiaries and Equity Interests issued by PPC Mexico and its subsidiaries, in each case that secure the obligations outstanding under the Mexican Credit Facility; and

(j) Liens granted by any Subsidiary to secure obligations permitted under Section 6.01(j), provided that if such Liens are on any property of a U.S. Loan Party, such Liens are in favor of a U.S. Loan Party, and if such Liens are on property of a Bermuda Loan Party, such Liens are in favor of a Bermuda Loan Party, in the case of this proviso, only to the extent such Liens are collaterally assigned to the Administrative Agent pursuant to terms and conditions acceptable to the Administrative Agent;

(k) Liens on the Equity Interests of any non-wholly owned Subsidiary of any Loan Party or Liens on the Equity Interests of any other Investment, in each case to secure call obligations or similar obligations, and any other call or similar arrangements related to the Equity Interests issued by such non-wholly owned Subsidiary or such other Investment set forth in its organizational documents or any related joint venture or similar agreement;

(l) Liens consisting of customary rights and restrictions contained in agreements relating to any disposition of assets in a transaction permitted under Section 6.05 pending the completion thereof;

(m) Liens of any Governmental Authority arising under any Requirement of Law in any Inventory of the Company or the Subsidiary that is subject to any procurement contract with such Governmental Authority;

(n) Liens consisting of precautionary filings of financing statements under the UCC which cover property that is made available to or used by the Loan Parties or any of the Subsidiaries pursuant to the terms of any operating lease or consignment of goods;

(o) Liens consisting of rights reserved by or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Company or any of the Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit;

(p) Liens encumbering reasonable customary initial deposits and margin deposits attaching to commodity trading accounts or other commodity brokerage accounts in favor of the relevant commodity broker incurred in the ordinary course of business and not for speculative purposes and margin loans made by such commodity broker; provided that such accounts shall be subject to a control (or similar) agreement among the applicable Loan Party, the applicable commodity counterparty and the Administrative Agent, which agreement shall be reasonably satisfactory to the Administrative Agent;

(q) Liens that are incurred in the ordinary course of business consisting of pledges or deposits to secure liability for reimbursement or indemnification obligations of insurance carriers providing or administering insurance for the Company and the Subsidiaries (or, in the case of any Captive Insurance Company, to secure letters of credit, bank guarantees or similar obligations related thereto);

(r) Liens that are incurred in the ordinary course of business on the proceeds of insurance policies to secure the financing of insurance premiums thereunder;

(s) Liens on the property of any Foreign Subsidiary (other than a Loan Party) of the Company (and Equity Interests issued by such Foreign Subsidiary, unless such Equity Interests (or any percentage thereof) are (or are required to be) pledged under the Loan Documents) securing Indebtedness of such Foreign Subsidiary to the extent such Indebtedness is permitted under Section 6.01(k) or (t)(ii);

(t) Liens that are incurred in the ordinary course of business consisting of cash deposits or deposits of Permitted Investments in favor of the seller, lessor or sublessor of any property in connection with a transaction not otherwise prohibited under this Agreement;

(u) Liens arising out of any conditional sale, title retention or similar arrangement for the purchase or sale of goods entered into in the ordinary course of business and otherwise not prohibited by the terms of this Agreement;

(v) Liens that are incurred in the ordinary course of business deemed to exist in connection with repurchase agreements described in paragraphs (d) and (g) of the definition of “Permitted Investments”;

(w) Liens on feed ingredients granted in the ordinary course of business to the sellers of such feed ingredients to secure the unpaid purchase price thereof;

(x) Liens on cash and/or Permitted Investments securing obligations under Swap Agreements in favor of the applicable counterparty if (i) such Swap Agreement is permitted under Section 6.07(b) and (ii) the applicable Loan Party’s rights under such Swap Agreement are subject to a valid, perfected first priority security interest (subject to Permitted Liens) in favor of the Administrative Agent (for the benefit of the Lender Parties), which security interest is acknowledged, on terms reasonably satisfactory to the Administrative Agent, by the applicable counterparty to such Swap Agreement;

(y) Liens on the Equity Interests of any Farm Credit System Institution required to be purchased from time to time by the Borrowers in favor of such Farm Credit System Institution; and

(z) other Liens securing Indebtedness and other obligations permitted under this Agreement, which Indebtedness and other obligations shall not exceed $5,000,000 in the aggregate at any time outstanding, on assets (other than the Specified Property) that are not subject to a security interest in favor of the Administrative Agent (for the benefit of the Lender Parties) unless the Indebtedness that is being secured constitutes Capital Lease Obligations or purchase money Indebtedness.

Notwithstanding the foregoing, none of the Permitted Liens may at any time attach to any Loan Party’s (A) Accounts, other than those permitted under paragraphs (a) and (e) of the definition of “Permitted Encumbrances” and paragraphs (a), (e), (g) and (l) above and (B) Inventory, other than those permitted under paragraphs (a), (b), (e), (g) and (i) of the definition of “Permitted Encumbrances” and paragraphs (a), (e), (g), (l), (m) and (w) above.

SECTION 6.03. Fundamental Changes; Change in Nature of Business.  (a)  No Loan Party will, nor will it permit any of the Subsidiaries to, merge into or consolidate with any other Person; permit any other Person to merge into or consolidate with it; transfer all or substantially all of its assets to another Person; or liquidate or dissolve, or change the type of entity it is, or the jurisdiction of its organization; provided that if, at the time thereof and immediately after giving effect thereto, no Default or Event of Default (including under paragraph (n) of Article VII) shall have occurred and be continuing:

(i) any Loan Party or any of the Subsidiaries may merge into, consolidate with, or dissolve or liquidate into, and may transfer all or substantially all of its assets to, any other Loan Party or any of the Subsidiaries; provided that:

(A) (1) in any such transaction involving the Company, the Company shall be either the surviving entity or the acquirer of such assets, as the case may be, and (2) in any such transaction involving any Bermuda Borrower, such Bermuda Borrower or the Company shall be either the surviving entity or the acquirer of such assets, as the case may be;

(B) (1) in any such transaction involving a U.S. Loan Party, a U.S. Loan Party shall be either the surviving entity or the acquirer of such assets, as the case may be, and (2) in any such transaction involving any Bermuda Loan Party, a Bermuda Loan Party or a U.S. Loan Party shall be either the surviving entity or the acquirer of such assets, as the case may be; and

(C) any such merger or consolidation involving a Person that is not a wholly owned Subsidiary immediately prior to such merger or consolidation shall not be permitted unless also permitted by Section 6.04(c), (k), (p) or (u);

(D) with respect to liquidations and dissolutions, the Company shall have reasonably determined in good faith and in the exercise of its reasonable business judgment that such liquidation or dissolution is in the best interests of such Person and is not materially disadvantageous to the Lenders (provided that, without limiting the foregoing, under no circumstances shall the Company be permitted to liquidate or dissolve); and

(E) in no event shall any Subsidiary, the Equity Interests of which are Collateral (a “Pledged Subsidiary”), merge into or consolidate with any Subsidiary other than another Pledged Subsidiary unless after giving effect thereto, the Administrative Agent shall have a perfected pledge of, and security interest in and to, at least the same percentage of the issued and outstanding interests of Equity Interests (on a fully diluted basis) of the surviving Person as the Administrative Agent had immediately prior to such merger or consolidation, in form and substance reasonably satisfactory to the Administrative Agent, pursuant to such documentation (including related legal opinions) as shall be necessary in the reasonable opinion of the Administrative Agent to create, perfect or maintain the collateral position of the Administrative Agent therein;

(ii) the Loan Parties and the Subsidiaries may merge into or consolidate with any other Person in order to effect a Permitted Acquisition; provided that:

(A) (1) in any such transaction involving the Company, the Company shall be the surviving entity and (2) in any such transaction involving any Bermuda Borrower, such Bermuda Borrower or the Company shall be the surviving entity; and

(B) in any such transaction involving any Loan Party (other than a Borrower, such non-Borrower Loan Party, a “Subject Loan Party”), either (1) such Subject Loan Party shall be the surviving entity or (2) if the Person formed by or surviving any such merger or consolidation is not such Subject Loan Party (any such Person, the “Successor Company”), all of the following conditions shall be satisfied on or prior to the consummation of such transaction: (aa) the Successor Company shall be a Person organized under the laws of a state of the United States if such Subject Loan Party was a U.S. Loan Party or a Person organized under the laws of Bermuda or a state of the United States if such Loan Party was a Bermuda Loan Party, (bb) the Successor Company shall expressly assume all the obligations of such Subject Loan Party under this Agreement and the other Loan Documents to which such Subject Loan Party is a party immediately prior to such transaction pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (cc) each Loan Guarantor shall have confirmed on terms satisfactory to the Administrative Agent that its Loan Guaranty shall apply to the Successor Company’s obligations under this Agreement and the other Loan Documents, (dd) each Loan Party shall have confirmed on terms satisfactory to the Administrative Agent that its obligations under the Collateral Documents shall secure the Successor Company’s obligations under this Agreement and the other Loan Documents, (ee) such transaction shall not adversely affect the validity, perfection or priority of the Administrative Agent’s security interest in the Collateral, (ff) the Administrative Agent shall have received such other confirmations, instruments and documents as it may reasonably request in connection with such merger or consolidation and (gg) the Company shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such confirmations, instruments and documents delivered in respect of this Agreement comply with this Agreement, the foregoing to be reasonably satisfactory to the Administrative Agent.  If all of the foregoing conditions are satisfied on or prior to the consummation of such transaction, the Successor Company will succeed to, and be substituted for, the relevant Loan Party under this Agreement and the other Loan Documents;

(iii) the Company and any of the Bermuda Borrowers may merge into or consolidate with any newly formed Subsidiary, the sole purpose of which is to change the jurisdiction of organization of such Borrower (a “Redomestication”), but only if (A) the conditions set forth in Section 6.03(a)(ii)(B)(2)(bb) through (gg) are satisfied on or prior  the consummation of such transaction (it being agreed that the relevant Borrower would be deemed the Subject Loan Party for determining whether such conditions have been satisfied), (B) such transaction could not reasonably be expected to result in (1) adverse tax consequences to the Administrative Agent or the Lenders, as determined in their sole and absolute discretion, or (2) a Material Adverse Effect, (C) with respect to any Redomestication of the Company, the jurisdiction of organization of the Company after such Redomestication is one of the states of the United States, (D) with respect to any Redomestication of any other Borrower, the jurisdiction of organization of such Borrower after such Redomestication be satisfactory to the Administrative Agent in its sole and absolute discretion and (E) such transaction is otherwise consummated in accordance with the Security Agreements.  If all of the foregoing conditions are satisfied on or prior to the consummation of such Redomestication, the entity surviving such Redomestication will succeed to, and be substituted for, the relevant Borrower under this Agreement and the other Loan Documents;

(iv) subject to Section 6.03(a)(iii) above, any Loan Party and any of the Subsidiaries may change its type of organization or its jurisdiction of organization in accordance with the Security Agreements;

(v) any Subsidiary of the Borrowers (other than the Bermuda Borrowers) may consummate a merger, dissolution, liquidation, consolidation or winding up, the purpose of which is to effect a disposition otherwise permitted pursuant to 6.05(a)(iii), (g), (h) and (m); and

(vi) the Company may dispose of the Bermuda Borrowers (and the Bermuda Borrowers may dispose of all or substantially all of their assets), so long as (A) substantially simultaneously with the consummation of such transaction, the Bermuda Obligations are repaid in full in cash and the Loan Documents are amended in a manner satisfactory to the Administrative Agent to reflect that the Bermuda Borrowers are no longer Borrowers or Loan Parties and (B) such transaction is permitted under Section 6.05(g).

(b) No Loan Party will, nor will it permit any of the Subsidiaries to, engage in any business in any material respect other than the poultry industry and businesses substantially similar, related or incidental thereto (including, without limitation, processing, packaging, distribution and wholesales of poultry and related or similar products).

SECTION 6.04. Investments,  Loans, Advances, Guarantees and Acquisitions.  No Loan Party will, nor will it permit any of the Subsidiaries to, acquire, hold, make or permit to exist any Investment, except:

(a) (i) Permitted Investments and (ii) Investments which were Permitted Investments when made, but only if such Permitted Investments cannot be divested without the Loan Parties and the Subsidiaries incurring material monetary penalties or losses;

(b) Investments (other than loans and advances to Subsidiaries) in existence, or committed to be made, on the Effective Date and described in Schedule 6.04(b), and any renewal or extension thereof; provided that no such renewal or extension thereof shall increase the amount of such Investment except by an amount otherwise permitted by this Section 6.04 or change the fundamental nature of such Investment in a manner not otherwise permitted under this Section 6.04 (provided that if any other provision of this Section 6.04 is utilized for the foregoing purposes the related Investment shall be deemed to have been acquired, held, made or permitted to exist under such provision to the extent of such utilization);

(c) Investments among the Borrowers and the Subsidiaries; provided that (i) any loans and advances made by a Loan Party shall be evidenced by a promissory note; (ii) the aggregate amount of Investments made by the Loan Parties in Subsidiaries that are not Loan Parties (including all Investments in Subsidiaries existing on the Effective Date) shall not exceed $61,842,689 at any time outstanding, plus so long as at any time (A) the outstanding principal amount of the Term A Loans has been paid in full in cash; (B) both before and after giving effect to such Investment, on a Pro Forma Basis, (1) no Default or Event of Default shall have occurred and be continuing, (2) the Borrowers shall be in compliance with the covenants set forth in Section 6.13 (for the Test Period ending immediately preceding such Investment for which financial statements have been delivered pursuant to Section 5.01(a) or (b)) and (3) Availability shall not be less than $200,000,000, an additional $70,000,000 at any time outstanding (provided that if an Investment is acquired, held, made or permitted to exist in accordance with this paragraph (c), it shall continue to be permitted to exist notwithstanding that as of any subsequent date the Borrowers are not able to satisfy the conditions set forth in clauses (A) and (B) above);

(d) Guarantees of the Company in respect of the Mexican Credit Facility, and any refinancing, refunding, renewal, extension or replacement of the Mexican Credit Facility permitted under Section 6.01(f);

(e) loans or advances made by the Company or the Subsidiaries to its employees and officers (and, solely with respect to travel and entertainment expenses, directors) in the ordinary course of business for travel and entertainment expenses, relocation costs, housing-related expenses, expenses associated with the procurement or sale of personal residences of key employees and officers and similar purposes up to a maximum of $5,000,000 in the aggregate at any one time outstanding, and advances of payroll payments and expenses made by the Company or the Subsidiaries to employees and officers to be treated as expenses for accounting purposes and that are made in the ordinary course of business and consistent with historical practice;

(f) (i) Accounts and other trade credit extended in the ordinary course of business, (ii) notes payable, or stock or other securities issued by Account Debtors to a Loan Party pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business and (iii) Investments received in the ordinary course of business in connection with the bankruptcy or reorganization of, or settlement of  disputes with, or judgments against, or foreclosure or deed in lieu of foreclosure with respect to, customers and suppliers;

(g) Investments in the form of and arising out of Swap Agreements permitted by Section 6.07;

(h) Investments of any Person existing at the time such Person becomes a Subsidiary of a Borrower or consolidates or merges with a Borrower or any of the Subsidiaries (including in connection with a Permitted Acquisition) so long as such Investments were not made in contemplation of such Person becoming a Subsidiary or of such merger, and any renewal or extension thereof provided that no such renewal or extension thereof shall increase the amount of such Investment except by an amount otherwise permitted by this Section 6.04 or change the fundamental nature of such Investment in a manner not otherwise permitted under this Section 6.04 (provided that if any other provision of this Section 6.04 is utilized for the foregoing purposes the related Investment shall be deemed to have been acquired, held, made or permitted to exist under such provision to the extent of such utilization);

(i) Investments received in connection with the dispositions of assets in accordance with Section 6.05;

(j) Investments constituting deposits of cash and Permitted Investments to the extent such deposits are otherwise permitted under Section 6.02;

(k) Permitted Acquisitions; provided that the aggregate consideration paid for all Permitted Acquisitions since the Effective Date (including, in each case, Indebtedness assumed or Guaranteed in connection therewith (but excluding Indebtedness remaining outstanding following such purchase or acquisition in reliance on Section 6.01(e)), all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment but excluding earnout or similar payments) and all other consideration payable in connection therewith (including payment obligations in respect of noncompete, consulting and similar agreements representing acquisition consideration, but excluding obligations pursuant to agreements relating to the provision of services on terms at least as favorable to the Company or the Subsidiaries as would have been obtained if negotiated on an arms’-length basis with a third Person)) shall not exceed the sum of (i) $50,000,000 plus (ii) the amount available under the Additional Aggregate Basket, of which sum not more than $10,000,000 plus 50% of the amount available under the Additional Aggregate Basket shall be paid as consideration pursuant to a Permitted Acquisition in which the assets being acquired are owned by, or the Equity Interests the subject of such acquisition are of, any Subsidiary that is not to be a Domestic Subsidiary;

(l) Investments constituting loans and advances to contract growers (i) in an aggregate amount not to exceed $50,000,000 at any time outstanding and (ii) for reasonable expenses, in each case as incurred in the ordinary course of business;

(m) Investments made by any Captive Insurance Company permitted by the investment policies of such Captive Insurance Company which are set forth on Schedule 6.04(m), and all amendments, supplements and all other modifications thereto which are reasonably satisfactory to the Administrative Agent;

(n) Guarantees by the Company or any of the Subsidiaries that are consolidated with the Company on the Company’s financial statements of leases (other than Capital Lease Obligations), accounts payable and accrued expenses of the Company and the Subsidiaries that do not constitute Indebtedness, in each case, entered into in the ordinary course of business;

(o) Investments consisting of (i) Intercompany IRBs and Guarantees in respect thereof, to the extent the incurrence (or the existence) of such Intercompany IRBs or Guarantees, as applicable, is permitted under paragraph (j) of Section 6.01, (ii) mergers and consolidations, purchases of all or substantially all assets of a Person and assumption of assets pursuant to a dissolution or liquidation of any Subsidiary, in each case to the extent such mergers, consolidations and purchase or assumption of such assets, as the case may be, are consummated pursuant to Section 6.03, (iii) any Restricted Payment to the extent made pursuant to Section 6.08 (other than paragraph (a)(v) thereof) and (iv) solely to the extent constituting an Investment, dispositions of assets contemplated in Section 6.09(c)(v) (other than clause (A)(2) thereof);

(p) other Investments not otherwise permitted by this Section 6.04 in an amount not to exceed $10,000,000, plus so long as at any time (A) the outstanding principal amount of the Term A Loans (and all accrued interest thereon) has been paid in full in cash; (B) both before and after giving effect to such Investment, on a Pro Forma Basis, (x) no Default or Event of Default shall have occurred and be continuing, (y) the Borrowers shall be in compliance with the covenants set forth in Section 6.13 (for the Test Period ending immediately preceding such Investment for which financial statements have been delivered pursuant to Section 5.01(a) or (b)) and (C) Availability shall not be less than $200,000,000, an additional $50,000,000 at any time outstanding;

(q) Investment in any Subsidiary that is a Captive Insurance Company in an amount not to exceed the sum of (i) the amounts needed by such Captive Insurance Company to maintain regulatory capital requirements plus (ii) such other amounts that are reasonably needed in order to insure the risks of the Borrowers and the Subsidiaries that such Captive Insurance Company is insuring;

(r) to the extent constituting an Investment, the implementation of the Plan of Reorganization (as the Plan of Reorganization is in effect on the Effective Date);

(s) Investments in the Equity Interests of any Farm Credit System Institution that are required to be made pursuant to the governing documents of such Farm Credit System Institution in order for such Farm Credit System Institution to be a Lender or Voting Participant;

(t) revolving loans pursuant to the Merit Revolver in an amount not to exceed $10,000,000 at any time outstanding; and

(u) other Investments in an aggregate amount not to exceed the amount available under the Additional Equity Interest Basket;

provided that no Investment shall be permitted under this Section 6.04 if prohibited under Section 6.03.

SECTION 6.05. Asset Sales.  No Loan Party will, nor will it permit any of the Subsidiaries to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest of any Subsidiary of the Company owned by it, nor will any Borrower permit any Subsidiary to issue any additional Equity Interest in such Subsidiary, except:

(a) sales, transfers and dispositions (other than to any Borrower or any Subsidiary) of (i) inventory in the ordinary course of business; (ii) used, obsolete, worn out or surplus equipment or property in the ordinary course of business; and (iii) the Specified Property and any personal property associated therewith that is being sold, transferred or disposed of in connection therewith;

(b) sales, transfers and dispositions to any Borrower or any Subsidiary; provided that (i) if any such sales, transfers or dispositions are in the form of any Investment, such sales, transfers or dispositions shall be made in compliance with Section 6.04(c), (o), (p) or (u) and (ii) any such sales, transfers or dispositions to a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.09;

(c) sales, transfers and dispositions of (i) accounts receivable or note receivables in connection with the compromise, settlement or collection thereof and (ii) Investments received in connection with the bankruptcy or reorganization of, or settlement of disputes with, or judgments against, or foreclosure or deed in lieu of foreclosure with respect to, customers and suppliers of the Borrowers or the Subsidiaries;

(d) sales, transfers and dispositions of (i) cash and Permitted Investments and other investments permitted by each of Section 6.04(a)(ii), (e), (f)(ii), (f)(iii), (m) or (s), and (ii) Investments described in items 2 through 18 of Schedule 6.04(b);

(e) sale and leaseback transactions permitted by Section 6.06;

(f) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Borrower or any Subsidiary; and

(g) sales, transfers and other dispositions of assets (other than Equity Interests in a wholly-owned Subsidiary, unless all Equity Interests in such Subsidiary are sold) that are not permitted by any other paragraph of this Section; provided that (i) the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this paragraph (g) shall not exceed $100,000,000 during any Fiscal Year and (ii) at the time of and immediately after giving effect to any such sale, transfer or other disposition or a commitment of any Borrower or Subsidiary with respect thereto, whichever comes first, on a Pro Forma Basis, (A) no Default or Event of Default shall have occurred and be continuing and (B) if such sale, transfer or other disposition is of an operating facility, line of business or Subsidiary the Borrowers shall be in compliance with the covenants set forth in Section 6.13 (for the Test Period ending immediately preceding such sale, transfer or other disposition for which financial statements have been delivered pursuant to Section 5.01(a) or (b));

(h) sales, transfers, leases or other dispositions by the Company or any of its Subsidiaries of assets that were acquired in connection with a Permitted Acquisition (other than Equity Interests in a wholly-owned Subsidiary, unless all Equity Interests in such Subsidiary are sold); provided that any such sale, transfer, lease or other disposition shall be made or contractually committed to be made within 270 days of the date such assets were acquired by the Company or such Subsidiary;

(i) licensing and cross-licensing arrangements involving any intellectual property of the Company or any of the Subsidiaries in the ordinary course of business;

(j) sales, transfers, leases, and other dispositions of property that is exchanged, or the proceeds thereof are applied, in each case, in a substantially contemporaneous acquisition of similar replacement property;

(k) leases, subleases, licenses or sublicenses of property in the ordinary course of business that do not materially interfere with the business of the Company and its Subsidiaries;

(l) sales, transfers, leases and other dispositions of property in the ordinary course of business consisting of the abandonment of intellectual property rights which, in the reasonable good faith determination of the Company and in the exercise of its reasonable business judgment, are not material to the conduct of the business of the Company and its Subsidiaries;

(m) sales, transfers, leases and other dispositions of Investments in joint ventures and non-wholly owned Subsidiaries of the Company to the extent required by, or made pursuant to, buy and sell arrangements or similar arrangements between the parties holding the Equity Interests of such Persons set forth in joint venture arrangements or similar binding agreements;

(n) sales, transfers, leases and other dispositions of real property and related assets in the ordinary course of business in connection with relocation of officers or employees of the Company and the Subsidiaries;

(o) voluntary terminations of Swap Agreements;

(p) the expiration of any option to buy or sell any real or personal property; and

(q) Liens permitted by Section 6.02, Investments permitted by Section 6.04 and Restricted Payments permitted by Section 6.08;

provided that all sales, transfers, leases and other dispositions permitted hereby shall be made for (x) fair value (other than those permitted by paragraphs (b), (f), (i), (k), (l), (m), (p) and (q) above) and (y) at least 75% cash consideration (other than those permitted by paragraphs (b), (f), (i), (j), (l), (m), (p) and (q) above), in each case other than Excluded Transactions (it being understood that the exclusions set forth in this proviso shall not limit the effect of Section 6.09); and provided, further, that no sale, transfer or other disposition shall be permitted under this Section 6.05, if prohibited under Section 6.03).

SECTION 6.06. Sale and Leaseback Transactions.  No Loan Party will, nor will it permit any of the Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such arrangement (a) involving a sale of any fixed or capital assets by any Borrower or any Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 180 days after such Borrower or such Subsidiary acquires or completes the construction of such fixed or capital asset and (b) that is made in accordance with Section 6.01(e) or (t)(ii).

SECTION 6.07. Swap Agreements.  No Loan Party will, nor will it permit any of the Subsidiaries to, enter into any Swap Agreement, except (a)  Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or Investment of any Borrower or any Subsidiary and not for speculative purposes; and (b) in accordance with the Commodity Price Risk Management Guidelines attached hereto as Schedule 6.07 or as otherwise approved by the Administrative Agent in its Permitted Discretion.

SECTION 6.08. Restricted Payments; Certain Payments of Indebtedness and Management Fees.  (a) No Loan Party will, nor will it permit any of the Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except

(i) each Borrower may declare and pay dividends with respect to its common stock payable solely in additional shares of its common stock, and, with respect to its preferred stock, payable solely in additional shares of such preferred stock or in shares of its common stock;

(ii) Subsidiaries may declare and pay dividends ratably with respect to, or purchase, redeem, retire, acquire, cancel or terminate, ratably, their Equity Interests;

(iii) the Company may make Restricted Payments in the form of the purchase or redemption of (A) Equity Interests of the Company held by present or former directors, officers or employees of the Company or any of its Subsidiaries (or the estate, heirs, family members, spouses or former spouses of any of the foregoing) or by any employee stock or similar plan or agreement; provided that the aggregate amount of such Restricted Payments under this clause (a)(iii)(A) shall not exceed in any Fiscal Year $10,000,000 and (B) fractional shares of stock;

(iv) the Company may make Restricted Payments in an aggregate amount equal to $25,000,000 over the term of this Agreement; provided that at the time of such Restricted Payment and after giving effect thereto and to any borrowing in connection therewith, on a Pro Forma Basis (i) the Borrowers shall be in compliance with the covenants set forth in Section 6.13, (ii) no Default or Event of Default shall have occurred and be continuing and (iii) the outstanding principal amount of the Term A Loans shall have been paid in full in cash and the outstanding principal amount of the Term B Loans shall not exceed $400,000,000.

(v) Restricted Payments made to acquire the common stock in a Subsidiary held by one or more minority shareholders to the extent such acquisition is permitted pursuant to Section 6.04;

(vi) Tax Distributions;

(vii) non-cash repurchases of Equity Interests deemed to occur upon the exercise or vesting of stock options or similar Equity Interests if such repurchased Equity Interests represent a portion of the exercise price of such options or payments of Taxes made by the Company or the Subsidiaries in respect of options or similar Equity Interests exercised or vested in connection with such Equity Interests;

(viii) Restricted Payments in an aggregate amount not to exceed the then amount available under the Additional Equity Interest Basket; and

(ix) to the extent constituting a Restricted Payment, the Loan Parties may enter into the transactions permitted pursuant to (A) Section 6.03(a)(i), (a)(ii) or (a)(iii) for the purpose of paying the acquisition consideration pursuant to any merger or consolidation referred to therein; (B) Section 6.03(a)(i) or (a)(v) in connection with any liquidation or dissolution referred to therein; or (C) Section 6.05 (other than Section 6.05(g)).

(b) No Loan Party will, nor will it permit any of the Subsidiaries to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any unsecured Indebtedness that is Material Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:

(i) payment of regularly scheduled interest and principal payments as and when due, subject to any restrictions set forth in this Agreement;

(ii) any refinancing, refunding, extension, renewal or replacement of such Indebtedness to the extent permitted by Section 6.01; and

(iii) any payment or other distribution of, or in respect of, or any repurchase, redemption, retirement, acquisition, cancellation or termination, at any time and from time to time, of all or any portion of such Indebtedness in an amount not to exceed the amount available under the Additional Equity Interest Basket or in exchange for Equity Interests of the Company or any Parent Entity.

(c) No Loan Party will, nor will it permit any of the Subsidiaries to, make or agree to pay any Management Fees if any Default or Event of Default shall have occurred and be continuing or would result therefrom.

SECTION 6.09. Transactions with Affiliates.  No Loan Party will, nor will it permit any of the Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except

(a) transactions that (i) are in the ordinary course of business and (ii) are at prices and on terms and conditions not less favorable to such Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties;

(b) transactions between or among any Loan Parties not involving any other Affiliate;

(c) the following transactions between or among any Loan Parties and any Subsidiaries that are not Loan Parties:

(i) any Indebtedness permitted under Section 6.01(b), (c), (d), (j), (k) and (r) and any refinancing, refunding, extension, renewal or replacement of any of the foregoing permitted under Section 6.01;

(ii) any transaction permitted under Section 6.03(a);

(iii) any Investments permitted under Section 6.04(b), (c), (e), (h), (o), (p), (q) and (u);

(iv) Guarantees permitted under Section 6.01(b), (d), (f), (i), (j) and (k) and 6.04(b), (c), (d), (h), (n), (o)(i) and (u) (provided that this paragraph (iv) shall only extend to the Borrower or Subsidiary whose obligations are being Guaranteed and not to the beneficiary of such Guarantee); and

(v) any sale, transfer or other disposition of (A) Inventory in the ordinary course of business and consistent with historical practice to (1) any Subsidiary other than PPC Mexico and its subsidiaries and (2) PPC Mexico or any of its subsidiaries or (B) any other personal property (other than Inventory) in an aggregate amount (determined in relation to the net book value of such property) not to exceed $25,000,000 per Fiscal Year; provided that, with respect to clause (A)(1) above, all the net cash flow of each such Subsidiary shall be promptly paid to the Company; and provided, further, that, with respect to clause (B) above, any proceeds received within one year of the initial sale, transfer or other disposition of such property by a Subsidiary that is not a Loan Party from the re-disposition of such property shall be promptly paid to the Loan Party that sold, transferred or otherwise disposed of such property to such Subsidiary in the form received (net of any amounts previously paid to such Loan Party as consideration for such disposition), either as sales proceeds or as a dividend or other distribution (the “Excluded Transactions”);

(vi) any Liens permitted by 6.02(c), (e), (j) and (k);

(d) any transaction permitted by Section 6.08(a), 6.08(b)(iii) (to the extent utilizing amounts available pursuant to the Additional Equity Interest Basket) or 6.12(b);

(e) the payment of reasonable fees to directors of any Borrower or any Subsidiary who are not employees of such Borrower or Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrowers or their Subsidiaries in the ordinary course of business;

(f) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by a Borrower’s board of directors;

(g) employment, severance agreements, change of control or other similar agreements or arrangements entered into in the ordinary course of business;

(h) subscription agreements or similar agreements pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, directors and officers of the Company or the Subsidiaries;

(i) transactions contemplated by the Plan of Reorganization;

(j) any purchase of common Equity Interests of or contributions to the common equity capital of the Company;

(k) transactions exclusively among Subsidiaries that are not Loan Parties;

(l) the following transactions with any Affiliate that is not a Subsidiary

(i) Indebtedness permitted under Section 6.01(b), and (r); and

(ii) Investments permitted under Section 6.04(b), (e), (h), (s) and (u).

SECTION 6.10. Restrictive Agreements.  No Loan Party will, nor will it permit any of the Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any of the Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets to secure the Secured Obligations (and any refinancing, refunding, extension, renewal or replacement thereof), or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its Equity Interests or to make or repay loans or advances to any Borrower or any other Subsidiary or to Guarantee Indebtedness of any Borrower or any other Subsidiary; provided that the foregoing shall not apply to (i) restrictions and conditions imposed by Requirements of Law or by any Loan Document; (ii) restrictions and conditions imposed on the Loan Parties existing on the Effective Date identified on Schedule 6.10 and amendments, modifications, extensions renewals, replacements or refinancings thereof (but shall apply to any refinancing, refunding, extension, renewal or replacement of, or any amendment or modification expanding the scope of, any such restriction or condition); (iii) restrictions and conditions imposed upon the Company (but solely with respect to the Equity Interests held by the Company in PPC Mexico), PPC Mexico and its Subsidiaries under the Mexican Credit Facility and any refinancing, extension, renewal or replacement thereof permitted under Section 6.01(f); (iv) customary restrictions and conditions contained in agreements relating to the sale, transfer, lease or other disposition of a Subsidiary or asset in a transaction permitted under Section 6.05 pending such sale, transfer, lease or other disposition, (provided that such restrictions and conditions apply only to the Subsidiary or asset that is to be sold, transferred, leased or otherwise disposed and such sale, transfer, lease or other disposition is otherwise permitted hereunder); (v) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures or Equity Interests therein entered into in the ordinary course of business; (vi) customary provisions contained in leases, subleases, licenses or sublicenses of intellectual property and other similar agreements entered into in the ordinary course of business that do not materially interfere with the business of the Company and its Subsidiaries; and (vii) any agreement in effect at the time such Person becomes a Subsidiary of the Company, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary of the Company (provided that such restrictions and conditions apply only to such Subsidiary and its assets, and not any Loan Party or other Subsidiary or the assets of any Loan Party or other Subsidiary); and provided, further, that clause (a) of the foregoing shall not apply to (A) restrictions or conditions imposed by any agreement relating to secured Indebtedness or sale and leaseback transactions otherwise permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (B) customary provisions in any agreement entered into in the ordinary course of business restricting the assignment thereof.

SECTION 6.11. Amendment of Material Documents.  No Loan Party will, nor will it permit any of the Subsidiaries to, amend, modify or waive any of its rights under (a) any agreement relating to any Indebtedness the payment of which is subordinated to payment of the Obligations; (b) its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents; (c) any Material Agreement; (d) the Merit Revolver; or (e) the Guarantee by the Company of the Mexican Credit Facility, in each case to the extent any such amendment, modification or waiver:

(i) could reasonably be expected to be materially adverse to the rights, interests or privileges of the Administrative Agent or the other Lender Parties or their ability to enforce the same;

(ii) solely with respect to Section 6.11(a) and (d), results in the imposition or expansion in any material respect of any restriction or burden on the Borrowers or any of the Subsidiaries; or

(iii) individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

SECTION 6.12. Capital Expenditures.  The Borrowers will not, nor will it permit any Subsidiary to, incur or make any Capital Expenditures during any period set forth below in an amount exceeding the sum of (a) the amount set forth opposite such period and (b) any amounts available under the Additional Equity Interest Basket:

Period	Maximum Capital Expenditures
Fiscal Year ending on December 26, 2010	$225,000,000
Fiscal Year ending on December 25, 2011	$275,000,000
Fiscal Year ending on December 30, 2012 and thereafter	$350,000,000

SECTION 6.13. Financial Covenants.

(a) Minimum Fixed Charge Coverage Ratio.  The Borrowers will not permit the Fixed Charge Coverage Ratio, determined on the last day of each Fiscal Quarter, to be less than 1.2:1.0; provided that the Fixed Charge Coverage Ratio shall initially be calculated on December 27, 2009 and shall be based solely on the financial performance of the Company for the period from and after March 29, 2009 (the calculation as of such date being based on the preceding and following three Fiscal Quarters’ financial performance of the Company (as contemplated by the definition of “Fixed Charge Coverage Ratio”)); the calculation as of March 28, 2010 being based on the preceding and following four Fiscal Quarters’ financial performance of the Company (as contemplated by the definition of “Fixed Charge Coverage Ratio”); and so on until the calculation as of March 27, 2011 and each Fiscal Quarter thereafter being based on the preceding and following eight Fiscal Quarters’ financial performance of the Company (as contemplated by the definition of “Fixed Charge Coverage Ratio”).

(b) Maximum Leverage Ratio.  The Borrowers will not permit the Leverage Ratio, determined for any period of four consecutive Fiscal Quarters ending on the last day of each Fiscal Quarter, to be greater than (i) for the Fiscal Quarter ended December 27, 2009, 3.5:1.0; (ii) for each of the Fiscal Quarters ended March 28, 2010 and June 27, 2010, 3.25:1.0; and (iii) for each Fiscal Quarter thereafter, 3.0:1.0; provided that, with respect to the Fiscal Quarter ended December 27, 2009, the Leverage Ratio shall be based solely on the financial performance of the Company for the period from and after March 29, 2009 (the calculation as of such date being based on the preceding three Fiscal Quarters’ financial performance of the Company).

(c) Minimum Consolidated Tangible Net Worth.  The Borrowers will not permit Consolidated Tangible Net Worth, as of the last day of any Fiscal Quarter, to be less than the sum of (i) 70% of Consolidated Tangible Net Worth as of the effective date of the Plan of Reorganization, plus (ii) 50% of the cumulative Net Income (excluding any losses) of the Company and the Subsidiaries from the Effective Date through such date of calculation.

SECTION 6.14. Change in Fiscal Year.  No Borrower will make any change in its fiscal year.

ARTICLE VII

EVENTS OF DEFAULT

If any of the following events (any such event, an “Event of Default”) shall occur:

(a) the Borrowers shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrowers shall fail to pay any interest on any Loan or any fee or any other Obligation (other than an amount referred to in paragraph (a) of this Article) payable pursuant to this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c) any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary in this Agreement or any other Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document, shall prove to have been incorrect in any material respect (or, in the case of any representation, warranty or statement qualified by materiality, in any respect) when made or deemed made;

(d) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to a Loan Party’s existence) or 5.08 or in Article VI;

(e) subject to paragraph (o) below, any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those which constitute a default under another Section of this Article), and such failure shall continue unremedied for a period of (i) two Business Days if such breach relates to the terms or provisions of Section 5.01(f) (or, if such breach is of the requirement to report weekly pursuant to the parenthetical of Section 5.01(f), three Business Days); (ii) 10 Business Days after notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of Section 5.02 (other than Section 5.02(a)), 5.03 (other than with respect to a Loan Party’s existence), 5.06 or 5.07(b); or (iii) 30 days after notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of any other Section of this Agreement;

(f) any Loan Party or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after the expiration of any applicable grace periods provided for therein;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (after the expiration of any applicable grace periods provided for therein) the holder or holders of any such Indebtedness or any trustee or agent on its or their behalf to cause any such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (it being understood that margin calls in respect of Swap Agreements shall not constitute a defeasance or default in respect thereof); provided that this paragraph (g) shall not apply to Indebtedness secured by assets that are voluntarily sold, transferred or disposed of, or that become subject to a casualty or condemnation event, that becomes due as a result of any such sale, transfer or disposition (including as a result of a casualty or condemnation event and to the extent such sale, transfer or disposition is not prohibited under this Agreement);

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) bankruptcy, liquidation, reorganization or other relief in respect of a Loan Party or any Subsidiary of any Loan Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Subsidiary of any Loan Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for 90 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) any Loan Party or any Subsidiary of any Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) of this Article; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or Subsidiary of any Loan Party or for a substantial part of its assets; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; or (vi) take any action for the purpose of effecting any of the foregoing;

(j) any Loan Party or any Subsidiary of any Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $25,000,000 (to the extent not adequately covered by insurance as to which the insurer has not denied coverage) shall be rendered against any Loan Party, any Subsidiary or any combination thereof and the same shall remain unpaid, unbonded or undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to execute to enforce any such judgment (as opposed to filing or recording such judgment) or any Loan Party or any Subsidiary shall fail within 60 days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;

(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m) a reasonable basis shall exist for the assertion against any Loan Party or any Subsidiary, or any predecessor in interest of any Loan Party or any Subsidiary, of (or there shall have been asserted against any Loan Party or any Subsidiary) a claim for any Environmental Liability that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(n) a Change in Control shall occur;

(o) the occurrence of any “Event of Default” (as defined in the U.S. Security Agreement);

(p) any Loan Guaranty shall fail to remain in full force or effect or any action shall be taken by (i) any Loan Party or any of its Affiliates or (ii) any other Person (other than a Lender Party or its Affiliates) if, in the case of this clause (ii), such action has a reasonable likelihood of being determined in a manner adverse to the Loan Parties, to discontinue or to assert the invalidity or unenforceability of any Loan Guaranty or any Loan Guarantor shall deny that it has any further liability under any Loan Guaranty to which it is a party, or shall give notice to such effect (except as expressly provided for herein);

(q) any Collateral Document shall for any reason fail to create a valid, perfected first priority security interest (subject to Permitted Liens) in any Collateral purported to be covered thereby (other than to the extent such failure results from failure by the Administrative Agent to file UCC financing statements or continuation statements under the UCC in respect of such security interest), except as permitted by the terms of any Collateral Document, or any Collateral Document shall fail to remain in full force or effect or any action shall be taken by (i) any Loan Party or any of its Affiliates or (ii) any other Person (other than a Lender Party or its Affiliates) if, in the case of this clause (ii), such action has a reasonable likelihood of being determined in a manner adverse to the Loan Parties, to discontinue or to assert the invalidity or unenforceability of any Collateral Document; or

(r) any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);

then, and in every such event (other than an event with respect to the Borrowers described in paragraph (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower Representative, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans and other Obligations then outstanding to be due and payable in whole (or in part, in which case any Obligations not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans and other Obligations so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to the Borrowers described in paragraph (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans and other Obligations then outstanding, together with accrued interest thereon and all fees and other Obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.  Upon the occurrence and the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

                      ARTICLE VIII

ADMINISTRATIVE AGENT; COLLATERAL AGENT; OTHER AGENTS

SECTION 8.01. Administrative Agent.

Each of the Lender Parties hereby irrevocably appoints the Administrative Agent as its agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Loan Parties or any Subsidiary of a Loan Party or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing; (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02); and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of the Subsidiaries that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower Representative or a Lender Party, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document; (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document; (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document; (iv) the adequacy, accuracy or completeness of any information (whether oral or written) set forth or in connection with any Loan Document; (v) the legality, validity, enforceability, effectiveness, adequacy or genuineness of any Loan Document or any other agreement, instrument or document; (vi) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral; or (vii) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any representation, notice, request, certificate, consent, statement, instrument, document or other writing or communication reasonably believed by it to be genuine, correct, and to have been authorized, signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and reasonably believed by it to be made or authorized by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts reasonably selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent in its reasonable discretion.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower Representative.  Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower Representative (such consent not to be unreasonably withheld or delayed) in the absence of a continuing Event of Default, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and the Borrower Representative and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lender Parties, appoint a successor Administrative Agent which shall be a commercial bank or an Affiliate of any such commercial bank, in either case acceptable to the Borrower Representative in the absence of a continuing Event of Default (such acceptance not to be unreasonably withheld or delayed).  In addition, if the Administrative Agent is a Defaulting Lender, the Required Lenders shall have the right, with the consent of the Borrower Representative (such consent not to be unreasonably withheld or delayed) in the absence of a continuing Event of Default, to appoint a successor.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges, obligations and duties of the retiring (or retired) or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor.  After the Administrative Agent’s resignation or removal hereunder, the provisions of this Article, Sections 2.18(c) and 9.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender Party acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender Party also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender Party and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 8.02. Collateral Agent.

Each of the Lender Parties hereby irrevocably appoints the Collateral Agent as its agent hereunder and under the other Loan Documents and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The Person serving as Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Collateral Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Loan Parties or any Subsidiary of a Loan Party or other Affiliate thereof as if it were not the Collateral Agent hereunder.

The Collateral Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) the Collateral Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing; (b) the Collateral Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except as expressly set forth in this Agreement; and (c) except as expressly set forth in the Loan Documents, the Collateral Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of the Subsidiaries that is communicated to or obtained by the Person serving as the Collateral Agent or any of its Affiliates in any capacity.  The Collateral Agent shall not be liable for any action taken or not taken by it in the absence of its own gross negligence or willful misconduct.  The Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document; (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document; (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document; (iv) the adequacy, accuracy or completeness of any information (whether oral or written) set forth or in connection with any Loan Document; (v) the legality, validity, enforceability, effectiveness, adequacy or genuineness of any Loan Document or any other agreement, instrument or document; (vi) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral; or (vii) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Collateral Agent.

The Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any representation, notice, request, certificate, consent, statement, instrument, document or other writing or communication reasonably believed by it to be genuine, correct and to have been authorized, signed or sent by the proper Person.  The Collateral Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts reasonably selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Collateral Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Collateral Agent in its reasonable discretion.  The Collateral Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Collateral Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Collateral Agent.

Subject to the appointment and acceptance of a successor Collateral Agent as provided in this paragraph, the Collateral Agent may resign at any time by notifying the Lenders, the Administrative Agent, the Issuing Banks and the Borrower Representative.  Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower Representative (such consent not to be unreasonably withheld or delayed) in the absence of continuing Event of Default, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and the Borrower Representative and shall have accepted such appointment within 30 days after the retiring Collateral Agent gives notice of its resignation, then the retiring Collateral Agent may, on behalf of the Lender Parties, appoint a successor Collateral Agent which shall be a commercial bank or an Affiliate of any such commercial bank, in either case acceptable to the Borrower Representative in the absence of a continuing Event of Default (such acceptance not to be unreasonably withheld or delayed).  Upon the acceptance of its appointment as Collateral Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges, obligations and duties of the retiring (or retired) Collateral Agent, and the retiring Collateral Agent shall be discharged from its duties and obligations hereunder.

The fees payable by the Borrowers to a successor Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and successor Collateral Agent.  After any Collateral Agent’s resignation hereunder, the provisions of this Article, Sections 2.18(c) and 9.03 shall continue in effect for the benefit of such retiring Collateral Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Collateral Agent.

Each Lender Party hereby agrees that (a) it has requested a copy of each Report prepared by or on behalf of the Collateral Agent; (b) the Collateral Agent (i) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (ii) shall not be liable for any information contained in any Report; (c) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Collateral Agent undertakes no obligation to update, correct or supplement the Reports; and (d) it will not share the Report with any Loan Party or any other Person, and will otherwise keep all Reports confidential in accordance with Section 9.12, except as otherwise permitted pursuant to this Agreement.

SECTION 8.03. Other Agents.  The Joint Syndication Agents, the Joint Lead Arrangers, the Joint Bookrunners and the Joint Documentation Agents shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Notices.  (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i) if to any Loan Party, to the Borrower Representative at:

Pilgrim’s Pride Corporation
4845 US Hwy 271N
Pittsburg, Texas  75686-0093
Attention:  Chief Financial Officer
Facsimile No:  (972) 290-8950

(ii) if to the Administrative Agent or the Swingline Lender, to CoBank at:

CoBank, ACB
5500 South Quebec Street
Greenwood Village, Colorado  80111
Attention:  Syndications Coordinator, Corporate Finance Division
Facsimile No:  (303) 694-5830

(iii) if to any other Lender, Agent or Issuing Bank to it at its address or facsimile number set forth in its Administrative Questionnaire.

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by facsimile shall be deemed to have been given when delivery has been confirmed; provided that if delivery is not confirmed during normal business hours for the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II, unless otherwise agreed by the Administrative Agent.  The Administrative Agent or the Borrower Representative (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor; provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

(c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02. Waivers; Amendments.  (a) No failure or delay by any Lender Party in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Lender Parties hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Lender Party may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, restated or otherwise modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders; or (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and each Loan Party that is a party thereto, with the consent of the Required Lenders; provided that no such agreement shall:

(A) increase the Commitment of any Lender without the written consent of such Lender and any Voting Participant directly affected thereby, it being understood that waivers, amendments, restatements or other modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate commitments shall not constitute increases in any Commitment (provided that the Administrative Agent may make Protective Advances as set forth in Section 2.04);

(B) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees or the Make-Whole Amount payable hereunder, or modify the events giving rise to a payment of the Make-Whole Amount set forth in Sections 2.17(b)(x), (y) and (z), in each case without the written consent of each Lender and Voting Participant directly affected thereby; provided that nothing in this paragraph (B) shall restrict the ability of any Lender to reduce or forgive any amounts payable to such Lender with respect to any Loan or Letter of Credit without the consent of any other Lender or Voting Participant;

(C) except as otherwise provided in Sections 9.02(b)(I) and (J) below, extend the maturity of any Loan or postpone any scheduled date of payment of the regularly scheduled installment payments of principal of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender and Voting Participant directly affected thereby;

(D) change Section 2.19(b) or (d) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender and Voting Participant directly affected thereby;

(E) (1) increase the advance rates set forth in the definition of “Borrowing Base” or (2) make changes affecting (x) eligibility criteria, as such eligibility criteria are in effect on the Effective Date (including adding new categories of eligible assets or eliminating any categories of Reserves) under the Borrowing Base or (y) the definition of “Dilution Reserve” or “Value of Eligible Inventory”, in each case having the effect of increasing Availability, without the written consent of the Required Lenders and the Required Revolving Lenders (each voting as a separate class);

(F) change (1) any of the provisions of this Section, (2) the definitions of “Required Lenders”, “Required Revolving Lenders” or “Required Term A Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, or (3) the definition of “Change in Control”, in each case without the written consent of each Lender and Voting Participant;

(G) release any Loan Guarantor from its obligation under any Loan Guaranty to which it is a party (except as otherwise permitted herein, including without limitation pursuant to Sections 6.03 and 6.05, or in the other Loan Documents), without the written consent of each Lender and Voting Participant;

(H) except as provided in paragraph (c) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender and Voting Participant;

(I) reduce the amount of, or extend the payment date for, any required mandatory prepayments pursuant to Section 2.12 (other than required mandatory prepayments of Excess Cash Flow pursuant to Section 2.12(d)), without the written consent of the Required Lenders and the Required Term A Lenders (each voting as a separate class); or

(J) reduce the amount of, or extend the payment date for, any required mandatory prepayments of Excess Cash Flow pursuant to Section 2.12(d), without the written consent of each Lender and Voting Participant; and

provided, further, that (i) no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent, the Swingline Lender or any Issuing Bank hereunder without the prior written consent of such Agent, the Swingline Lender or such Issuing Bank, as applicable; (ii) amendments pursuant to Section 2.10(e) shall be effective as described therein; and (iii) when a Defaulting Lender shall exist, Section 2.21 shall control with respect to voting of such Lender or Voting Participant that is a Defaulting Lender.  The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04.

(c) The Lender Parties hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (i) upon the termination of all Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to each affected Lender Party; (ii) constituting property being sold or disposed of if the Loan Party disposing of such property certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), and to the extent that the property being sold or disposed of constitutes 100% of the Equity Interests of a Subsidiary, the Administrative Agent is authorized to release any Loan Guaranty provided by such Subsidiary; (iii) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement; (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII; (v) as provided in the Collateral Documents; or (vi) to the extent required under Section 5.13(b).  Except as provided in the preceding sentence, the Administrative Agent will not release any Liens on Collateral without the prior written authorization of the Required Lenders.  Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.  Nothing in this paragraph shall relieve the Administrative Agent of any obligations to release the Liens on any Collateral to the extent required under any Loan Document if the Loan Parties have satisfied the conditions for such release.

(d) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby”, the consent of the Required Lenders is obtained, but the consent of other necessary Lenders or Voting Participants is not obtained (any such Lender or Voting Participant whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrowers may elect to replace a Non-Consenting Lender as a Lender party to this Agreement or, with the consent of the Required Lenders, terminate the Commitments of such Lender and repay all non-contingent Obligations of the Borrowers owing to such Lender relating to the Loans held by such Lender as of such termination date; provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrowers and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of paragraph (b) of Section 9.04, and (ii) the Borrowers shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrowers hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.16 and 2.18, and (2) an amount, if any, equal to the payment which would have been due to such Lender or Voting Participant on the day of such replacement under Section 2.17(a) had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

SECTION 9.03. Expenses; Indemnity; Damage Waiver.  (a) Except as provided in Section 2.23, the Borrowers shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Joint Lead Arrangers and their respective Affiliates, including the reasonable and documented out-of-pocket fees, charges and disbursements of a single New York legal counsel for the Administrative Agent and the Joint Lead Arrangers and their respective Affiliates, and one local counsel in each jurisdiction that the Administrative Agent may deem appropriate in its good faith discretion, in connection with the syndication and distribution (including via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated); (ii) all reasonable and documented out-of-pocket expenses (limited, in the case of attorneys’ fees, to the reasonable and documented out-of-pocket fees, charges and disbursements of one outside counsel) incurred by the applicable Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder; and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of a single general legal counsel to collectively represent the Administrative Agent, the Lenders, the Joint Lead Arrangers and their respective Affiliates, and of a single local legal counsel to collectively represent the Administrative Agent, the Lenders, the Joint Lead Arrangers and their respective Affiliates in each jurisdiction that the Administrative Agent may deem appropriate in its good faith discretion, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out-of pocket expenses incurred in connection with any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.  Reasonable and documented out-of-pocket expenses being reimbursed by the Borrowers under this Section include, without limiting the generality of the foregoing, costs and expenses incurred in connection with:

(A)           subject to Section 5.11, appraisals and insurance reviews;

(B)           subject to Section 5.12, field examinations and the preparation of Reports based on the fees charged by a third party retained by the Collateral Agent;

(C)           background checks regarding senior management and/or key investors, as deemed necessary or appropriate in the sole discretion of the Administrative Agent;

(D)           taxes, fees and other charges, if any, for (1) Lien and title searches and title insurance and (2) recording the Mortgages, filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent’s Liens;

(E)           sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take (other than items being contested in good faith or Taxes being contested or not paid in compliance with Section 5.04); and

(F)           forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.

(b) Except as provided in Section 2.23, the Borrowers shall, jointly and severally, indemnify each Lender Party and Related Party thereof (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, incremental taxes, liabilities and related expenses (including the reasonable and documented out-of-pocket fees, charges and disbursements of one general legal counsel for all of the Indemnitees, taken as a whole, one local legal counsel for all of the Indemnitees, taken as a whole, in each jurisdiction that the Administrative Agent may deem appropriate in its good faith discretion, and, solely in the case of a conflict of interest, one additional legal counsel for all of the Indemnitees, taken as a whole) (collectively, a “Loss”) incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby; (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit); (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of the Subsidiaries; (iv) the failure of the Borrowers to deliver to the Administrative Agent the required receipts or other required documentary evidence with respect to a payment made by the Borrowers for Taxes pursuant to Section 2.18; or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any particular Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) To the extent that the Borrowers fail to pay any amount required to be paid by them to the Administrative Agent, the Collateral Agent, an Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, such Issuing Bank or the Swingline Lender in its capacity as such.

(d) To the extent permitted by Requirements of Law, no Loan Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable not later than 10 Business Days after written demand therefor, which demand shall set forth the basis for such claim in reasonable detail.

SECTION 9.04. Successors and Assigns.  (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and Voting Participant (and any attempted assignment or transfer by a Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Banks and the Lender Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i)           Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower Representative; provided that no consent of the Borrower Representative shall be required for an assignment to a Lender, an Affiliate of a Lender, any other Person under common control with such Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender, any other Person under common control with such Lender or an Approved Fund; and

(C) in the case of an assignment of Revolving Commitments or Revolving Loans, the Issuing Banks and the Swingline Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or any other Person under common control with such Lender, or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower Representative and the Administrative Agent otherwise consent; provided that no such consent of the Borrower Representative shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this paragraph shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) no assignment shall be made to (1) the Company, the Plan Sponsor or any of their respective Affiliates or Subsidiaries or (2) any natural Person;

(D) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with, in each case other than an assignment by a Lender to any of its Affiliates or any other Person under common control with such Lender, a processing and recordation fee of $3,500; and

(E) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and Requirements of Law, including Federal and state securities laws.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.16, 2.17(a), 2.18 and 9.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers and the Lender Parties, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Administrative Agent, the other Agents, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrowers, the Agents, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04, 2.05, 2.06(d) or (e), 2.07(b), 2.19(c) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i)           Subject to Section 9.04(f), any Lender may, without the consent of the Borrowers, the Administrative Agent or any other Lender Party, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrowers, the Administrative Agent and the other Lender Parties shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that requires the vote of (1) all the Lenders or (2) each directly affected Lender, to the extent that such Lender is directly affected by any such amendment, modification or waiver and such Participant holds a participation in such Lender’s obligations under this Agreement.  Subject to paragraph (c)(ii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.16, 2.17(a) and 2.18 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by Requirements of Law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.19(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.16 or 2.18 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower Representative’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.18 unless the Borrower Representative is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.18(e) as though it were a Lender.

(d) Each Lender that sells a participating interest in any Loan, Commitment or other interest to a Participant shall, as agent of the Borrower solely for the purpose of this Section 9.04(d), record in book entries maintained by such Lender the name and the amount of the participating interest of each Participant entitled to receive payments in respect of such participating interests; provided that such Lender shall have no obligation to show such book entries to any Loan Party.

(e) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Notwithstanding anything in this Section 9.04 to the contrary, any Farm Credit System Institution that (i) is the owner of a participation in any Commitment (including any Loans outstanding thereunder) initially in the amount of at least $10,000,000; (ii) is, by written notice to the Borrowers and the Administrative Agent (a “Voting Participant Notification”), designated by the selling Lender as being entitled to be accorded the rights of a voting participant hereunder (any Farm Credit System Institution so designated, a “Voting Participant”); and (iii) receives the prior written consent of the Borrower Representative (such consent of the Borrower Representative not to be unreasonably withheld or delayed and not to be required if any Event of Default has occurred and is continuing) and the Administrative Agent to become a Voting Participant, shall be entitled to vote for so long as such Farm Credit System Institution owns such participation and notwithstanding any subparticipation by such Farm Credit System Institution (and the voting rights of the selling Lender shall be correspondingly reduced, on a dollar for dollar basis), as if such Voting Participant were a Lender, on any matter requiring or allowing a Lender to provide or withhold its consent, or to otherwise vote on any proposed action.  To be effective, each Voting Participant Notification shall, with respect to any Voting Participant, (A) state the full name, as well as all contact information required for an assignee in the Assignment and Assumption; and (B) state the dollar amount of the participation purchased.  The selling Lender and the Voting Participant shall notify the Administrative Agent and the Borrower Representative within three Business Days of any termination of, reduction or increase in the amount of, such participation.  The Borrowers and the Administrative Agent shall be entitled to conclusively rely on information contained in notices delivered pursuant to this paragraph (f).  The voting rights hereunder are solely for the benefit of the Voting Participants and shall not inure to any assignee or participant of a Voting Participant.

(g) The Borrowers acknowledge and agree that CoBank and the Farm Credit System Institutions identified on Exhibit N (collectively, the “Initial Farm Credit Participants”) have entered into certain participation agreements, whereby a certain percentage of CoBank’s Commitment and the Loans outstanding from time to time have been participated to the Initial Farm Credit Participants according to the term of such agreements.  The Borrowers and the Administrative Agent hereby consent to the Initial Farm Credit Participants becoming Voting Participants in accordance with Section 9.04(f), and acknowledge that the inclusion of this Section 9.04(g) constitutes receipt of the Voting Participant Notifications with respect to the Initial Farm Credit Participants as required by Section 9.04(f).

SECTION 9.05. Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any other Lender Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.16, 2.17(a), 2.18, 9.03, 9.09 and 9.10 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.  The provisions of Section 9.12 shall survive and remain in full force and effect for a period of 18 months following the termination of this Agreement.

SECTION 9.06. Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or PDF transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability.  Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender Party and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender Party or Affiliate to or for the credit or the account of the Borrowers or any Loan Guarantor against any of and all the Secured Obligations held by such Lender Party, irrespective of whether or not such Lender Party shall have made any demand under the Loan Documents and although such obligations may be unmatured.  The applicable Lender Party shall notify the Borrower Representative and the Administrative Agent of such set-off or application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section.  The rights of each Lender Party under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender Party may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process.  (a) The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof, but giving effect to Federal laws applicable to national banks.

(b) Each party hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any U.S. Federal or New York State court sitting in the Borough of Manhattan, State of New York, in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such courts.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Notwithstanding the foregoing, nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any other Lender Party may otherwise have to bring any action or proceeding in the courts of any jurisdiction, to the extent that such action or proceeding relates to the enforcement of rights with respect to the Collateral.

(c) Each party hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY REQUIREMENTS OF LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality.  Each of the Lender Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors, in each case on a confidential basis (it being understood that the disclosing Lender Party shall be responsible for the foregoing persons’ compliance with this paragraph); (b) to the extent requested by any bank or other regulatory authority having jurisdiction (including any self-regulatory organization having or claiming to have jurisdiction) or oversight; (c) to the extent required by Requirements of Law or by any subpoena or similar legal process (it being understood that the applicable Lender Party, to the extent permitted by Requirements of Law, shall inform the Borrower Representative reasonably promptly thereof and provide the Borrower Representative a reasonable opportunity to apply for and obtain a court order to protect the confidentiality of the relevant information); (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions the same as, or substantially similar to, those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations (and any such Person may disclose such Information to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will agree to be bound by confidentiality obligations that are the same as, or substantially similar to, the terms set forth in this Section)); (g) with the written consent of the Borrower Representative; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Lender Party on a non-confidential basis from a source other than the Borrowers or their representatives which is not known by any such Person to be under a duty of confidentiality with respect to the Information; (i) the National Association of Insurance Commissioners or its Securities Valuation Office or, in each case, any similar organization or nationally recognized rating agency that requires access to information about such Lender Party’s investment portfolio for purposes of rating such investment portfolio, in each case with a request for confidentiality (it being understood that any such organization or rating agency may elect not to agree with any such request, in which case the disclosing Lender Party shall incur no obligation or liability if such organization or rating agency does not maintain the confidentiality of such Information); or (j) subject to clause (d), in connection with a legal action related to this Agreement (it being understood that the applicable Lender Party, to the extent permitted by Requirements of Law, shall inform the Borrower Representative reasonably promptly thereof and provide the Borrower Representative a reasonable opportunity to apply for and obtain a court order to protect the confidentiality of the relevant information).  For the purposes of this Section, “Information” means all confidential, proprietary and non-public information received from the Borrowers relating to the Borrowers or their business, other than any such information that is available to any Lender Party on a non-confidential basis prior to disclosure by the Borrowers.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER PARTY ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY AND ITS AFFILIATES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND REQUIREMENTS OF LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWERS OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES.  ACCORDINGLY, EACH LENDER PARTY HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND REQUIREMENTS OF LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

SECTION 9.13. Several Obligations; Nonreliance; Violation of Law.  The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.  Anything contained in this Agreement to the contrary notwithstanding, neither any Issuing Bank nor any Lender shall be obligated to extend credit to the Borrowers in violation of any Requirement of Law.

SECTION 9.14. Patriot Act.  Each Lender Party that is subject to the requirements of the Patriot Act hereby notifies the Borrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the names and addresses of the Borrowers and other information that will allow such Lender Party to identify the Borrowers in accordance with the Patriot Act.

SECTION 9.15. Disclosure.  Each Loan Party and each Lender Party hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

SECTION 9.16. Appointment for Perfection.  Each Lender Party hereby appoints each other Lender Party as its agent for the purpose of perfecting Liens, for the benefit of the Lender Parties, in assets which, in accordance with Article 9 of the UCC or any other Requirement of Law can be perfected only by possession.  Should any Lender Party (other than the Administrative Agent) obtain possession of any such Collateral, such Lender Party shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

SECTION 9.17. Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under Requirements of Law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with Requirements of Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.18. WAIVERS OF FARM CREDIT RIGHTS.  THE BORROWERS ACKNOWLEDGE AND AGREE THAT, TOGETHER WITH THEIR LEGAL COUNSEL, THEY HAVE REVIEWED ALL RIGHTS THAT THEY MAY OTHERWISE BE ENTITLED TO WITH RESPECT TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS UNDER THE SECTIONS OF THE AGRICULTURAL CREDIT ACT OF 1987 DESIGNATED AS 12 U.S.C. SECTIONS 2199 THROUGH 2202E AND THE IMPLEMENTING FARM CREDIT ADMINISTRATION REGULATIONS AS SET FORTH IN 12 C.F.R. SECTIONS 617.7000 THROUGH 617.7630 (INCLUDING THOSE PROVISIONS WHICH AFFORD THE BORROWERS CERTAIN RIGHTS AND IMPOSE ON THE LENDER PARTIES CERTAIN DUTIES WITH RESPECT TO THE COLLECTION OF ANY AMOUNTS OWING HEREUNDER OR THE FORECLOSURE OF THE SECURITY INTEREST OF THE ADMINISTRATIVE AGENT ON THE COLLATERAL, OR

WHICH REQUIRE THE ADMINISTRATIVE AGENT OR ANY OTHER LENDER PARTY TO DISCLOSE TO THE BORROWERS THE NATURE OF ANY SUCH RIGHTS OR DUTIES), AND THAT THEY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVE ANY AND ALL SUCH RIGHTS.  NOTHING CONTAINED IN THIS SECTION NOR THE DELIVERY TO THE BORROWERS OF ANY SUMMARY OF ANY RIGHTS UNDER, OR ANY NOTICE PURSUANT TO, THE AGRICULTURAL CREDIT ACT OF 1987 SHALL IN ANY WAY BE DEEMED TO BE, OR BE CONSTRUED TO IN ANY WAY INDICATE, THE DETERMINATION OR AGREEMENT BY THE BORROWERS, THE ADMINISTRATIVE AGENT OR ANY OTHER LENDER PARTY THAT THE AGRICULTURAL CREDIT ACT OF 1987, OR ANY RIGHTS THEREUNDER, ARE OR WILL IN FACT BE APPLICABLE TO THE BORROWERS, THE LOANS OR THE LOAN DOCUMENTS.

SECTION 9.19. Bank Equity Interests.  The Borrowers agree to purchase Equity Interests (“Bank Equity Interests”) in CoBank as CoBank may from time to time require in accordance with its bylaws and capital plan and that are applicable to borrowers generally.  In connection with the foregoing, the Borrower hereby acknowledges receipt, prior to the execution of this Credit Agreement, of the following with respect to CoBank: (a) its bylaws; (b) a written description of the terms and conditions under which CoBank’s Bank Equity Interests are issued; (c) the most recent annual financial report, and if more recent than the latest annual report, the latest quarterly financial report of CoBank. In addition, the Borrowers agree to purchase Bank Equity Interests in any Farm Credit System Institution which is a Lender, as such Farm Credit System Institution may from time to time require in accordance with its bylaws and capital plans and that are applicable to borrowers generally. CoBank and each Farm Credit System Institution that is a Lender may from time to time, in its discretion reserve, sell participations under this Section on a patronage released or on a non-patronage basis.

ARTICLE X

U.S. GUARANTY

SECTION 10.01. Guaranty.  Each U.S. Loan Guarantor (other than those that have delivered a separate Guaranty) hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, absolutely and unconditionally guarantees to the Lender Parties the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all costs, expenses and other amounts that are required to be paid by the Borrowers pursuant to Section 9.03 or any similar provision in any other Loan Document (such costs and expenses, together with the Secured Obligations, collectively the “Guaranteed Obligations”).  Each U.S. Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal.  All terms of this U.S. Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender Party that extended any portion of the Guaranteed Obligations.

SECTION 10.02. Guaranty of Payment.  This U.S. Guaranty is a guaranty of payment and not of collection.  Each U.S. Loan Guarantor waives any right to require any Lender Party to sue any

Borrower, any other U.S. Loan Guarantor, any other guarantor or any other Person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

SECTION 10.03. No Discharge or Diminishment of U.S. Guaranty.  (a) Except as otherwise provided for herein, the obligations of each U.S. Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the payment in full in cash of the Guaranteed Obligations), including:  (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Borrower or any other guarantor of or other Person liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; (iv) the existence of any claim, setoff or other rights which any U.S. Loan Guarantor may have at any time against any Obligated Party, any Lender Party, or any other Person, whether in connection herewith or in any unrelated transactions; or (v) any law or regulation of any jurisdiction or any other event affecting any term of a guaranteed obligation.

(b) The obligations of each U.S. Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any Requirement of Law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c) Further, the obligations of any U.S. Loan Guarantor hereunder are not discharged or impaired or otherwise affected by:  (i) the failure of any Lender Party to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of any Borrower for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other Person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by any Lender Party with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such U.S. Loan Guarantor or that would otherwise operate as a discharge of any U.S. Loan Guarantor as a matter of law or equity (other than the payment in full in cash of the Guaranteed Obligations).

SECTION 10.04. Defenses Waived.  To the fullest extent permitted by Requirements of Law, each U.S. Loan Guarantor hereby waives any defense based on or arising out of any defense of any Borrower or any U.S. Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Borrower or any U.S. Loan Guarantor, other than the payment in full in cash of the Guaranteed Obligations.  Without limiting the generality of the foregoing, each U.S. Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party, or any other Person.  The Administrative Agent may, at its election, following the occurrence and during the continuance of an Event of Default, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such U.S. Loan Guarantor under this U.S. Guaranty except to the extent the Guaranteed Obligations have been fully paid in cash.  To the fullest extent permitted by Requirements of Law, each U.S. Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to Requirements of Law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any U.S. Loan Guarantor against any Obligated Party or any security.

SECTION 10.05. Rights of Subrogation.  No U.S. Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any Collateral, until the Loan Parties and the U.S. Loan Guarantors have fully performed all their obligations to the Lender Parties and no Obligation is outstanding.

SECTION 10.06. Reinstatement; Stay of Acceleration.  If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of any Borrower or otherwise, each U.S. Loan Guarantor’s obligations under this U.S. Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Lender Parties are in possession of this U.S. Guaranty.  If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the U.S. Loan Guarantors forthwith on demand by the Lender Parties.

SECTION 10.07. Information.  Each U.S. Loan Guarantor assumes all responsibility for being and keeping itself informed of the Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each U.S. Loan Guarantor assumes and incurs under this U.S. Guaranty, and agrees that no Lender Party shall have any duty to advise any U.S. Loan Guarantor of information known to it regarding those circumstances or risks.

SECTION 10.08. Taxes.  All payments of the Guaranteed Obligations will be made by each U.S. Loan Guarantor free and clear of and without deduction or withholding for any Indemnified Taxes or Other Taxes; provided that if any U.S. Loan Guarantor shall be required to deduct or withhold any Indemnified Taxes or Other Taxes from such payments, then (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) each applicable Lender Party receives an amount equal to the sum it would have received had no such deductions been made, (b) such U.S. Loan Guarantor shall make such deductions and (iii) such U.S. Loan Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with Requirements of Law.

SECTION 10.09. Maximum Liability.  The provisions of this U.S. Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, Federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any U.S. Loan Guarantor under this U.S. Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such U.S. Loan Guarantor’s liability under this U.S. Guaranty, then, notwithstanding any other provision of this U.S. Guaranty to the contrary, the amount of such liability shall, without any further action by the U.S. Loan Guarantors or the Lender Parties, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant U.S. Loan Guarantor’s “Maximum Liability”).  This Section with respect to the Maximum Liability of each U.S. Loan Guarantor is intended solely to preserve the rights of the Lender Parties to the maximum extent not subject to avoidance under Requirements of Law, and no U.S. Loan Guarantor nor any other Person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any U.S. Loan Guarantor hereunder shall not be rendered voidable under Requirements of Law.  Each U.S. Loan Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each U.S. Loan Guarantor without impairing this U.S. Guaranty or affecting the rights and remedies of the Lender Parties hereunder; provided that nothing in this sentence shall be construed to increase any U.S. Loan Guarantor’s obligations hereunder beyond its Maximum Liability.

SECTION 10.10. Contribution.  In the event any U.S. Loan Guarantor (a “Paying Guarantor”) shall make any payment or payments under this U.S. Guaranty or shall suffer any loss as a result of any realization upon any Collateral granted by it to secure its obligations under this U.S. Guaranty, each other U.S. Loan Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Applicable Percentage” of such payment or payments made, or losses suffered, by such Paying Guarantor.  For purposes of this Article X, each Non-Paying Guarantor’s “Applicable Percentage” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (a) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Borrowers after the Effective Date (whether by loan, capital infusion or by other means) to (b) the aggregate Maximum Liability of all U.S. Loan Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any U.S. Loan Guarantor, the aggregate amount of all monies received by such U.S. Loan

Guarantors from the Borrowers after the Effective Date (whether by loan, capital infusion or by other means).  Nothing in this provision shall affect any U.S. Loan Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such U.S. Loan Guarantor’s Maximum Liability).  Each of the U.S. Loan Guarantors covenants and agrees that its right to receive any contribution under this U.S. Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of the Guaranteed Obligations.  This provision is for the benefit of both the Lender Parties and the U.S. Loan Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

SECTION 10.11. Liability Cumulative.  The liability of each U.S. Loan Party as a U.S. Loan Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each U.S. Loan Party to the Lender Parties under this Agreement and the other Loan Documents to which such U.S. Loan Party is a party or in respect of any obligations or liabilities of the other U.S. Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

SECTION 10.12. Common Enterprise.  The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party.  Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (a) the successful operations of each of the other Loan Parties and (b) the credit extended by the Lenders to the Borrowers hereunder, both in their separate capacities and as members of the group of companies.  Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, will be of direct and indirect benefit to such Loan Party, and is in its best interest.

ARTICLE XI

THE BORROWER REPRESENTATIVE

SECTION 11.01. Appointment; Nature of Relationship.  The Company is hereby appointed by each of the Borrowers as its contractual representative (herein referred to as the “Borrower Representative”) hereunder and under each other Loan Document, and each of the Borrowers irrevocably authorizes the Borrower Representative to act as the contractual representative of such Borrower with the rights and duties expressly set forth herein and in the other Loan Documents.  The Borrower Representative agrees to act as such contractual representative upon the express conditions contained in this Article XI.  Additionally, the Borrowers hereby appoint the Borrower Representative as their agent to receive all of the proceeds of the Loans in the Funding Account(s), at which time the Borrower Representative shall promptly disburse such Loans to the appropriate Borrower.  None of the Lender Parties or their respective officers, directors, agents or employees shall be liable to the Borrower Representative or any Borrower for any action taken or omitted to be taken by the Borrower Representative or the Borrowers pursuant to this Section 11.01.

SECTION 11.02. Powers.  The Borrower Representative shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Borrower Representative by the terms of each thereof, together with such powers as are reasonably incidental thereto.  The Borrower Representative shall have no implied duties to the Borrowers, or any obligation to the Lenders Parties to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Borrower Representative.

SECTION 11.03. Employment of Agents.  The Borrower Representative may execute any of its duties as the Borrower Representative hereunder and under any other Loan Document by or through authorized officers.

SECTION 11.04. Notices.  Each Borrower shall immediately notify the Borrower Representative of the occurrence of any Default or Event of Default hereunder referring to this Agreement describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Borrower Representative receives such a notice, the Borrower Representative shall give prompt notice thereof to the Administrative Agent and the other Lender Parties.  Any notice provided to the Borrower Representative hereunder shall constitute notice to each Borrower on the date received by the Borrower Representative.

SECTION 11.05. Successor Borrower Representative.  Upon prior notice to the Administrative Agent, the Borrower Representative may resign at any time, such resignation to be effective upon the appointment of a successor Borrower Representative.  The Administrative Agent shall give prompt written notice of such resignation to the Lender Parties.

SECTION 11.06. Execution of Loan Documents; Borrowing Base Certificate.  The Borrowers hereby empower and authorize the Borrower Representative, on behalf of the Borrowers, to execute and deliver to the Lender Parties the Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents, including without limitation, the Borrowing Base Certificates and the Compliance Certificates.  Each Borrower agrees that any action taken by the Borrower Representative or the Borrowers in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Borrower Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrowers.

SECTION 11.07. Reporting.  Each Borrower hereby agrees that such Borrower shall furnish promptly after each fiscal month (or such shorter period for which Borrowing Base Certificates shall be required pursuant to the terms hereof) to the Borrower Representative a copy of its Borrowing Base Certificate and any other certificate or report required hereunder or requested by the Borrower Representative on which the Borrower Representative shall rely to prepare the Borrowing Base Certificates and Compliance Certificates required pursuant to the provisions of this Agreement.

17579198 09150415

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS:

PILGRIM’S PRIDE CORPORATION

By	/s/ Richard A. Cogdill

Name: Richard A. Cogdill

Title: Chief Financial Officer

TO-RICOS, LTD.

By	/s/ Richard A. Cogdill

Name: Richard A. Cogdill

Title: Chief Financial Officer

TO-RICOS DISTRIBUTION, LTD.

By	/s/ Richard A. Cogdill

Name: Richard A. Cogdill

Title: Chief Financial Officer

OTHER LOAN PARTIES:

PILGRIM’S PRIDE CORPORATION OF WEST VIRGINIA, INC.

By	/s/ Richard A. Cogdill

Name: Richard A. Cogdill

Title: Chief Financial Officer

COBANK, ACB, as Administrative Agent, Joint Syndication Agent, Joint Lead Arranger, Joint Bookrunner, Issuing Bank, Collateral Agent and Swingline Lender

By	/s/ James Matzat

Name: James Matzat

Title: Vice President

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK INTERNATIONAL”, NEW YORK BRANCH, as Lender, Joint Syndication Agent, Joint Lead Arranger and Joint Bookrunner

By	/s/ Michalene Donegan

Name: Michalene Donegan

Title: Executive Director

By	/s/ Andrew Sherman

Name: Andrew Sherman

Title: Executive Director

BANK OF MONTREAL, as Lender, Joint Lead Arranger, Joint Bookrunner and Joint Syndication Agent

By	/s/ Manuel J. Diaz

Name: Manuel J. Diaz

Title: Vice President

BARCLAYS BANK PLC, as Lender, Joint Lead Arranger, Joint Bookrunner and Joint Documentation Agent

By	/s/ Diane Rolfe

Name: Diane Rolfe

Title: Director

MORGAN STANLEY SENIOR FUNDING, INC., as Lender, Joint Lead Arranger, Joint Bookrunner and Joint Documentation Agent

By	/s/ Ryan Vetsch

Name: Ryan Vetsch

Title: Vice President

AGRILAND, FARM CREDIT SERVICES ACA, as Lender

By	/s/ Dwayne E. Young

Name: Dwayne E. Young

Title: CEO

ING CAPITAL LLC, as Lender, Joint Lead Arranger, Joint Bookrunner and Joint Documentation Agent

By	/s/ Lina A. Garcia

Name: Lina A. Garcia

Title: Director

AIG INTERNATIONAL GROUP, INC.

By:  AIG Global Investment Corp.

By	/s/ William Hasson

Name: William Hasson

Title: Managing Director

THE UNITED STATES LIFE INSURANCE COMPANY

IN THE CITY OF NEW YORK

By:  AIG Global Investment Corp.

By	/s/ William Hasson

Name: William Hasson

Title: Managing Director

WESTERN NATIONAL LIFE INSURANCE COMPANY f.k.a. AIG Annuity Insurance Company

By:  AIG Global Investment Corp.

By	/s/ William Hasson

Name: William Hasson

Title: Managing Director

MERIT LIFE INSURANCE CO.

By:  AIG Global Investment Corp.

By	/s/ William Hasson

Name: William Hasson

Title: Managing Director

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY

By:  AIG Global Investment Corp.

By	/s/ William Hasson

Name: William Hasson

Title: Managing Director

METROPOLITAN LIFE INSURANCE COMPANY, as Lender

By	/s/ Barry L. Bogseth

Name: Barry L. Bogseth

Title: Director

JOHN HANCOCK LIFE INSURANCE COMPANY, as Lender

By	/s/ Willma H. Davis

Name: Willma H. Davis

Title: Senior Managing Director

JOHN HANCOCK LIFE & HEALTH INSURANCE COMPANY, as Lender

By	/s/ Willma H. Davis

Name: Willma H. Davis

Title: Authorized Signatory

JOHN HANCOCK VARIABLE LIFE INSURANCE COMPANY, as Lender

By	/s/ Willma H. Davis

Name: Willma H. Davis

Title: Authorized Signatory

DEERE CREDIT, INC., as Lender

By	/s/ Mark A. Thompson

Name: Mark A. Thompson

Title: Vice President

TRANSAMERICA LIFE INSURANCE COMPANY, as Lender

By	/s/ Stephen Neonan

Name: Stephen Neonan

Title: Vice President

U.S. BANK NATIONAL ASSOCIATION, as Lender

By	/s/ Thomas Martin

Name: Thomas Martin

Title: Senior Vice President

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, as Lender

By	/s/ Thomas E. Luther

Name: Thomas E. Luther, CFA

Title: Vice President

THE CIT GROUP / BUSINESS CREDIT, INC., as Lender

By	/s/ Eustachio Bruno

Name: Eustachio Bruno

Title: Vice President

BANK OF THE WEST, as Lender

By	/s/ Michael D. Hogg

Name: Michael D. Hogg

Title: Vice President